     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           SKY FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                 OHIO                                   6022                                34-1372535
     (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
   of incorporation or organization           Classification Code No.)                 Identification No.)

                             ---------------------
               221 SOUTH CHURCH STREET, BOWLING GREEN, OHIO 43402
                                 (419) 327-6300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
        MARTY E. ADAMS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            221 SOUTH CHURCH STREET
                           BOWLING GREEN, OHIO 43402
                                 (419) 327-6300
(Name, address, including zip code, & telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

   M. PATRICIA OLIVER, ESQ.     W. GRANGER SOUDER, JR., ESQ.     J. ROBERT VAN KIRK, ESQ.           TERRY K. DUNKLE,
  SQUIRE, SANDERS & DEMPSEY      SKY FINANCIAL GROUP, INC.      KIRKPATRICK & LOCKHART LLP         CHAIRMAN AND CHIEF
            L.L.P.                221 SOUTH CHURCH STREET        HENRY W. OLIVER BUILDING          EXECUTIVE OFFICER
        4900 KEY TOWER           BOWLING GREEN, OHIO 43402         535 SMITHFIELD ST.,         THREE RIVERS BANCORP, INC.
      127 PUBLIC SQUARE                                       PITTSBURGH, PENNSYLVANIA 15222    2861 MOSSIDE BOULEVARD,
  CLEVELAND, OHIO 44114-1304                                                                   MONROEVILLE, PENNSYLVANIA
                                                                                                       15146-3315

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED(1)             UNIT               PRICE(2)       REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock.................................      5,121,464               N.A.             $111,677,000           $10,275
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The number of shares of common stock, without par value, of Sky Financial Group, Inc., an Ohio corporation, to be registered pursuant to this Registration Statement is based upon 75% of the total number of shares of common stock, par value $0.01 per share, of Three Rivers Bancorp, Inc., a Pennsylvania business corporation, presently outstanding or reserved for issuance under various option plans or otherwise expected to be issued upon the consummation of the proposed transaction to which this Registration Statement relates minus the number of shares of Three Rivers common stock held by Sky Financial, multiplied by the exchange rate of 0.80 shares of Sky Financial common stock for each share of Three Rivers common stock.

(2) Pursuant to Rules 457(f)(1) and (3) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the securities to be received by Sky Financial in the merger, which is equal to the product of (i) $17.52, the average of the high and low sale prices of Three Rivers common stock quoted on the Nasdaq National Market System on June 19, 2002 and (ii) 6,374,258 (representing the estimated maximum number of shares of Three Rivers common stock to be canceled in the merger less (A) the number of shares of Three Rivers common stock held by Sky Financial and
    (B) the estimated number of shares of Three Rivers common stock to be canceled in exchange for cash consideration).

(3) The registration fee of $10,275 for the securities registered hereby has been calculated pursuant to Rule 457(f) under the Securities Act, as $111,677,000 multiplied by .000092.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


[SKY FINANCIAL GROUP LOGO]                                                   [THREE RIVERS LOGO]

                  PROPOSED MERGER OF SKY FINANCIAL GROUP, INC.
                         AND THREE RIVERS BANCORP, INC.
                          YOUR VOTE IS VERY IMPORTANT

    As you may know, the boards of directors of Sky Financial Group, Inc. and Three Rivers Bancorp, Inc. have agreed on a merger intended to create a $10.4 billion financial services organization that will be able to serve its customers through 235 banking centers located throughout Ohio, Pennsylvania, West Virginia and Michigan.

    AT THE ELECTION OF THREE RIVERS SHAREHOLDERS, EACH SHAREHOLDER MAY CHOOSE TO
RECEIVE:

    - SHARES OF SKY FINANCIAL COMMON STOCK BASED UPON A FIXED EXCHANGE RATE OF .80 SHARES OF SKY FINANCIAL COMMON STOCK FOR EACH SHARE OF THREE RIVERS COMMON STOCK SUCH SHAREHOLDER OWNS; OR

    - CASH AT THE RATE OF $18.27 FOR EACH SHARE OF THREE RIVERS COMMON STOCK SUCH SHAREHOLDER OWNS; OR

    - A COMBINATION OF SHARES OF SKY FINANCIAL COMMON STOCK REPRESENTING 75% OF THE AGGREGATE NUMBER OF SHARES OF THREE RIVERS COMMON STOCK SUCH SHAREHOLDER OWNS AND CASH REPRESENTING 25% OF THE AGGREGATE NUMBER OF SHARES OF THREE RIVERS COMMON STOCK SUCH SHAREHOLDER OWNS, USING THE SAME EXCHANGE RATES FOR STOCK AND CASH LISTED ABOVE.

    PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE TOTAL MERGER CONSIDERATION PAYABLE BY SKY FINANCIAL FOR SHARES OF THREE RIVERS COMMON STOCK WILL CONSIST OF 5,121,464 SHARES OF SKY FINANCIAL COMMON STOCK AND $38,987,143 IN CASH, SUBJECT TO ADJUSTMENT FOR THE SHARES OF THREE RIVERS COMMON STOCK HELD BY SKY FINANCIAL, SHARES OF THREE RIVERS COMMON STOCK ISSUED UPON EXERCISE OF OPTIONS BY OFFICERS OF THREE RIVERS AND OFFICERS OF ITS FORMER PARENT COMPANY, AMERISERV FINANCIAL, INC., PRIOR TO THE CONSUMMATION OF THE MERGER, AND CASH PAID BY SKY FINANCIAL IN LIEU OF FRACTIONAL SHARES OF THREE RIVERS COMMON STOCK. SINCE THE TOTAL MERGER CONSIDERATION IS FIXED, SUBJECT ONLY TO THESE ADJUSTMENTS, CERTAIN SHAREHOLDERS MAY NOT RECEIVE THE FORM OF CONSIDERATION THEY ELECT, AS DESCRIBED IN MORE DETAIL IN THIS PROXY STATEMENT/PROSPECTUS.

    WE HAVE STRUCTURED THE MERGER SO THAT SKY FINANCIAL, THREE RIVERS AND THREE RIVERS SHAREHOLDERS WILL NOT RECOGNIZE ANY GAIN OR LOSS FOR FEDERAL INCOME TAX PURPOSES IN THE MERGER, EXCEPT FOR TAX PAYABLE BECAUSE OF CASH RECEIVED BY THREE RIVERS SHAREHOLDERS. WE ESTIMATE THAT THREE RIVERS SHAREHOLDERS WILL OWN APPROXIMATELY 6% OF THE OUTSTANDING SKY FINANCIAL COMMON STOCK AFTER THE MERGER.

    BASED ON MARKET PRICES ON MAY 7, 2002, THE LAST FULL TRADING DAY BEFORE SKY FINANCIAL AND THREE RIVERS ANNOUNCED THE MERGER, THE EXCHANGE OF 75% OF THE SHARES OF THREE RIVERS COMMON STOCK FOR SHARES OF SKY FINANCIAL COMMON STOCK AND 25% OF THE SHARES OF THREE RIVERS COMMON STOCK FOR CASH WOULD GIVE THREE RIVERS SHAREHOLDERS AN $18.48 PER SHARE VALUE, WHICH IS A 27% PREMIUM OVER THE PRICE OF
THREE RIVERS COMMON STOCK. BASED ON MARKET PRICES ON             , 2002, THE
LAST PRACTICABLE TRADING DAY FOR WHICH INFORMATION WAS AVAILABLE PRIOR TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, SUCH AN EXCHANGE WOULD GIVE THREE
RIVERS SHAREHOLDERS A $        PER SHARE VALUE, WHICH IS A     % PREMIUM OVER
THE PRICE OF THREE RIVERS COMMON STOCK. FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 16.

    Shares of Sky Financial common stock are traded on the Nasdaq National Market System under the trading symbol "SKYF." On May 7, 2002, the last full trading day before we announced the proposed merger, the closing price of Sky Financial common stock was $23.19 per share and the closing price of Three
Rivers common stock was $14.60 per share. On         , 2002, the most recent
practicable date before the printing of this proxy statement/prospectus, the
closing price of Sky Financial common stock was $    per share and the closing
price of Three Rivers common stock was $    per share.

    Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you are a Three Rivers shareholder needing assistance in voting your shares, please call Anthony M.V. Eramo, Senior Vice President and Chief Financial Officer of Three Rivers, at (412) 666-8048.

[SIG]

Marty E. Adams
Chairman, President and Chief Executive Officer
Sky Financial Group, Inc.

[SIG]

Terry K. Dunkle
Chairman and Chief Executive Officer
Three Rivers Bancorp, Inc.

    THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement/prospectus is dated        , 2002 and is being first
mailed to shareholders on or about         , 2002.

                           THREE RIVERS BANCORP, INC.
                             2681 Mosside Boulevard
                             Monroeville, PA 15146

                          NOTICE OF SPECIAL MEETING OF
                    THREE RIVERS BANCORP, INC. SHAREHOLDERS

            TO BE HELD AT                 ON                 , 2002
                        AT THE RADISSON HOTEL PITTSBURGH

To the Shareholders of Three Rivers Bancorp, Inc.:

     Notice is hereby given that a special meeting of the shareholders of Three
Rivers Bancorp, Inc. will be held on                , 2002 at
               .m., local time, at the Radisson Hotel Pittsburgh, 101 Mall Boulevard, Monroeville, PA 15146, for the following purposes:

          1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated May 7, 2002 between Three Rivers Bancorp, Inc. and Sky Financial Group, Inc., pursuant to which Three Rivers will merge with and into Sky Financial. In the merger, each shareholder of Three Rivers may elect to receive one of the following forms of consideration: (a) 0.80 shares of Sky Financial common stock per share of Three Rivers common stock, for all shares owned by such shareholder, (b) $18.27 in cash per share of Three Rivers common stock, for all shares owned by such shareholder, or (c) a combination of cash for 25%, and Sky Financial common stock for 75%, of the shares of Three Rivers common stock owned by such shareholder, at the exchange rates listed above. You will be permitted to exercise this election option on an election form that will be sent to you approximately one month prior to the anticipated time of the completion of the merger through an election process that will be facilitated by Sky Financial's exchange agent.

          2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     These items of business are described in the attached proxy statement/prospectus. Holders of record of Three Rivers common stock at the
close of business on                , 2002, the record date, are entitled to
notice of and to vote at the special meeting and any adjournment or postponement thereof.

     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting.

                                          By order of the Board of Directors of
                                          Three Rivers Bancorp, Inc.

                                          Corporate Secretary

Monroeville, Pennsylvania
          , 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
WHERE YOU CAN FIND MORE INFORMATION.........................    iii
INCORPORATION BY REFERENCE..................................    iii
QUESTIONS AND ANSWERS ABOUT THE SKY FINANCIAL/THREE RIVERS
  MERGER....................................................      1
SUMMARY.....................................................      3
  The Merger................................................      3
  The Companies.............................................      7
  Our Reasons for the Merger................................      8
  Board Recommendation to Three Rivers Shareholders.........      8
  Special Meeting...........................................      8
  COMPARATIVE MARKET VALUE DATA.............................      9
  COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA............     10
  SELECTED FINANCIAL DATA OF SKY FINANCIAL (HISTORICAL).....     11
  SELECTED FINANCIAL DATA OF THREE RIVERS (HISTORICAL)......     13
  SKY FINANCIAL AND THREE RIVERS UNAUDITED PRO FORMA
     COMBINED SELECTED FINANCIAL DATA.......................     15
RISK FACTORS................................................     16
THE SPECIAL SHAREHOLDERS' MEETING...........................     20
  The Three Rivers Special Meeting..........................     20
  Purpose of the Three Rivers Special Meeting...............     20
  Record Date; Voting Rights; Proxies.......................     20
  Solicitation of Proxies...................................     21
  Quorum....................................................     21
  Required Vote.............................................     21
THE MERGER..................................................     22
  Background of the Merger..................................     22
  Three Rivers' Reasons for the Merger; Recommendation of
     the Three Rivers Board.................................     25
  Fairness Opinion of Sandler & O'Neill & Partners, L.P.....     26
  Board of Directors and Management of Sky Financial
     Following the Merger...................................     35
  Interests of Three Rivers' Executive Officers and
     Directors in the Merger................................     35
  Material Federal Income Tax Consequences..................     35
  Accounting Treatment......................................     38
  Effect on Three Rivers Employees/Employee Benefit Plans...     38
  Expenses of the Merger....................................     38
  Regulatory Approvals......................................     38
  Resale of Shares of Sky Financial Common Stock............     38
  Stock Exchange Listing....................................     39
  Dividends.................................................     39
  Dissenters Rights.........................................     39

                                                               PAGE
                                                               ----
THE MERGER AGREEMENT........................................     39
  The Merger................................................     39
  Effective Date............................................     40
  Conversion of Three Rivers Common Stock...................     40
  Election Procedures.......................................     41
  Allocation................................................     43
  Conversion of Three Rivers Stock Options..................     44
  Conditions to Completion of the Merger....................     44
  Representations and Warranties............................     45
  Conduct of Business Pending the Merger....................     46
  Termination of the Merger Agreement.......................     48
  Termination Fee...........................................     49
  Amendment; Waiver.........................................     49
DESCRIPTION OF SKY FINANCIAL CAPITAL STOCK..................     49
  General...................................................     49
MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS..........     50
  Introduction..............................................     50
  Authorized Shares.........................................     50
  Business Combinations.....................................     50
  Dissenters Rights.........................................     51
  Number of Directors.......................................     51
  Classification of the Board of Directors..................     52
  Nomination of Directors...................................     52
  Cumulative Voting.........................................     53
  Vacancies on the Board....................................     53
  Removal of Directors......................................     53
  Special Meetings of Shareholders..........................     54
  Corporate Action Without a Shareholder Meeting............     54
  Amendments to Articles of Incorporation...................     54
  Amendments to Code of Regulations and Bylaws..............     55
  Preemptive Rights.........................................     55
  Dividends.................................................     56
  Indemnification of Directors, Officers and Employees......     56
  Limitation of Personal Liability of Directors.............     57
  Anti-takeover Protection..................................     58
SKY FINANCIAL AND THREE RIVERS UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS.............................     61
EXPERTS.....................................................     68
LEGAL OPINIONS..............................................     68
INDEMNIFICATION.............................................     68
SHAREHOLDER PROPOSALS.......................................     69

                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     Sky Financial filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of Sky Financial common stock to be issued to Three Rivers shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sky Financial in addition to being a proxy statement of Three Rivers for the Three Rivers special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or in the exhibits and schedules to the registration statement.

     Both Sky Financial and Three Rivers are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its Regional Office located at Citicorp Center, 500 West Michigan Street, Suite 1400, Chicago, Illinois 60661-2511.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, our filings can be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, DC 20006.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to decide how to vote on the merger. We have not authorized anyone to provide you with information that is different from or in addition to what is contained in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to exchange or sell or to ask for offers to exchange or buy the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other information we have filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that each of us has previously filed with the Securities and Exchange Commission. These documents contain important information about our companies. You should read this proxy statement/prospectus together with the information incorporated by reference.

     SKY FINANCIAL SEC FILINGS (FILE NO. 1-14473)                PERIOD OR DATE FILED
     --------------------------------------------                --------------------
Annual Report on Form 10-K.............................   Year ended:   - December 31, 2001
Proxy Statement for 2002 Annual Meeting of
  Shareholders.........................................   Filed on:     - March 4, 2002
Quarterly Report on Form 10-Q..........................   Filed on:     - May 15, 2002
Current Reports on Form 8-K............................   Filed on:     - February 13, 2002
                                                                        - May 8, 2002
Registration Statement on Form 8-A
  (description of Sky Financial common stock)..........   Filed on:     - *January 23, 1990
Registration Statement on Form 8-A
  (description of Sky Financial preferred share
  purchase rights).....................................   Filed on:     - *September 17, 1998

---------------

* Filed under the name "Citizens Bancshares, Inc."

      THREE RIVERS SEC FILINGS (FILE NO. 0-29083)                PERIOD OR DATE FILED
      -------------------------------------------                --------------------
Annual Report on Form 10-K.............................   Year ended:   - December 31, 2001
Proxy Statement for 2002 Annual Meeting of
  Shareholders.........................................   Filed on:     - March 15, 2002
Quarterly Report on Form 10-Q..........................   Filed on:     - May 10, 2002
Current Report on Form 8-K.............................   Filed on:     - May 8, 2002

     We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission between the initial filing of this proxy statement/prospectus and the date of effectiveness of this proxy statement/prospectus and between the date of this proxy statement/prospectus and the date of the Three Rivers special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SKY FINANCIAL AND THREE RIVERS THAT IS NOT INCLUDED IN OR DELIVERED WITH IT. YOU CAN REQUEST A FREE COPY OF ANY OR ALL OF THESE DOCUMENTS, INCLUDING EXHIBITS THAT ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THESE DOCUMENTS, BY WRITING TO OR CALLING THE APPROPRIATE PARTY AT THE FOLLOWING ADDRESS OR TELEPHONE NUMBER:

W. GRANGER SOUDER, JR., CORPORATE                 DONNA L. KUSTRA, CORPORATE SECRETARY
SECRETARY                                         THREE RIVERS BANCORP, INC.
SKY FINANCIAL GROUP, INC.                         2861 MOSSIDE BOULEVARD
221 SOUTH CHURCH STREET                           MONROEVILLE, PENNSYLVANIA 15146-3315
BOWLING GREEN, OHIO 43402                         (412) 856-8983
(419) 327-6300

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY           ,
2002 TO RECEIVE THE DOCUMENTS BEFORE THE THREE RIVERS SPECIAL MEETING.

     Sky Financial has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Sky Financial, and Three Rivers has supplied all such information relating to Three Rivers.

     WE BELIEVE THIS PROXY STATEMENT/PROSPECTUS CONTAINS SOME FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF SKY FINANCIAL FOLLOWING THE CONSUMMATION OF THE MERGER. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTY. IT SHOULD BE NOTED THAT A VARIETY OF FACTORS COULD CAUSE SKY FINANCIAL'S ACTUAL RESULTS AND EXPERIENCE TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS.

     FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE REALIZED FULLY; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY;

(4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF SKY FINANCIAL AND THREE RIVERS ARE GREATER THAN EXPECTED; (5) CHANGES OCCUR IN THE INTEREST RATE ENVIRONMENT THAT REDUCE MARGINS; (6) CHANGES IN LEGISLATION OCCUR THAT ADVERSELY IMPACT THE BANKING INDUSTRY; AND (7) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE AREA IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF SKY FINANCIAL AFTER THE MERGER IS INCLUDED IN THE SECURITIES AND EXCHANGE COMMISSION FILINGS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

       QUESTIONS AND ANSWERS ABOUT THE SKY FINANCIAL/THREE RIVERS MERGER

Q: WHY ARE SKY FINANCIAL AND THREE RIVERS PROPOSING TO MERGE?

A: We believe that the merger of Sky Financial and Three Rivers will benefit the shareholders of each company by creating a $10.4 billion financial services organization that will be able to conduct its banking business through 235 banking centers located throughout Ohio, Pennsylvania, West Virginia and Michigan. The merger will enhance our capabilities to provide banking and financial services to our customers, strengthen the competitive position of the combined organization, generate significant cost savings and enhance acquisition and other opportunities. Three Rivers' shareholders will gain liquidity by holding shares of Sky Financial common stock, and its customers will benefit from the expanded products offered by Sky Bank, Sky Financial's commercial banking affiliate.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: As a result of the merger, your shares of Three Rivers common stock will be converted into either cash, shares of common stock of Sky Financial, or a mixture of cash for 25% of your Three Rivers shares and Sky Financial common stock for 75% of your Three Rivers shares, subject to the election and allocation procedures described in this proxy statement/prospectus.

Q. CAN I ELECT THE TYPE OF CONSIDERATION THAT I WILL RECEIVE IN THE MERGER?

A: Yes. Subject to the allocation procedures described in this proxy statement/prospectus, you may elect to receive one of the following options in exchange for your shares of Three Rivers common stock: all cash, all shares of Sky Financial common stock or a mixture of cash for 25% of your Three Rivers shares and Sky Financial common stock for 75% of your Three Rivers shares.

Q: WHEN SHOULD I SEND IN MY STOCK CERTIFICATES? HOW DO I ELECT THE FORM OF
   CONSIDERATION I PREFER TO RECEIVE?

A: Please DO NOT send in your stock certificates with your proxy card. Approximately one month prior to the anticipated time of completion of the merger, you will receive a form of election and other transmittal materials with instructions for making your election as to the form of consideration you prefer to receive in the merger. YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND FORM OF ELECTION REGARDING HOW AND WHEN TO SURRENDER YOUR STOCK CERTIFICATES. The available elections, election procedures and deadline for making elections are described beginning on page 41 of this proxy statement/prospectus. To make an election, you will need to deliver the form of election, any other transmittal materials and your stock certificates according to the instructions set forth in the form of election to the exchange agent before the election deadline.

Q: WILL I NECESSARILY RECEIVE THE FORM OF CONSIDERATION I ELECT TO RECEIVE?

A: No. Twenty-five percent of the total merger consideration will be paid in cash and 75% of the total merger consideration will be in the form of Sky Financial common stock. Accordingly, unless you elect to receive a mixture of cash for 25% of your Three Rivers shares and Sky Financial common stock for 75% of your Three Rivers shares, there is no assurance that you will receive the form of consideration that you elect with respect to all shares of Three Rivers common stock you hold (unless one of the two exceptions described on page 41 of this proxy statement/prospectus applies to you and your shares). If the elections result in an oversubscription of the pool of cash or Sky Financial common stock, the exchange agent will allocate the consideration paid to shareholders between cash and Sky Financial common stock following certain allocation procedures that are described beginning on page 43 of this proxy statement/prospectus.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed and dated proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting to vote on approving the merger. The special meeting of Three Rivers' shareholders will
take place on           , 2002, at                . The board of directors of
Three Rivers recommends that you vote for the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. Just send in a later-dated, signed proxy card before the meeting or attend the meeting in person and vote. You may send a new proxy card to the following address: EquiServe Inc., 150 Royall Street, Canton, MA 02021.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as practicable. We hope to
complete the merger on or about           , 2002, assuming all applicable
governmental approvals have been received by that date.

Q: WHAT IF I HAVE QUESTIONS?

A: Please call Anthony M.V. Eramo, Senior Vice President and Chief Financial Officer of Three Rivers, at (412) 666-8048.

                                    SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should carefully read this entire proxy statement/prospectus and its annexes and the documents to which this document refers before you decide how to vote. For a description of the documents to which this document refers you should review "Where You Can Find More Information" on page iii.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THIS AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT THREE RIVERS SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 40)

     At the election of Three Rivers shareholders, each shareholder may choose to receive:

     - shares of Sky Financial common stock based upon a fixed exchange rate of .80 shares of Sky Financial common stock for each share of Three Rivers common stock such shareholder owns; or

     - cash at the rate of $18.27 for each share of Three Rivers common stock such shareholder owns; or

     - a combination of shares of Sky Financial common stock representing 75% of the aggregate number of shares of Three Rivers common stock such shareholder owns and cash representing 25% of the aggregate number of shares of Three Rivers common stock such shareholder owns, using the same exchange rates for stock and cash listed above.

Pursuant to the terms of the merger agreement, the total merger consideration payable by Sky Financial for shares of Three Rivers common stock will consist of 5,121,464 shares of Sky Financial common stock and $38,987,143 in cash, subject to adjustment for the shares of Three Rivers common stock held by Sky Financial, shares of Three Rivers common stock issued upon exercise of options by officers of Three Rivers and officers of its former parent company, Ameriserv Financial, Inc., prior to the consummation of the merger, and cash paid by Sky Financial in lieu of fractional shares of Three Rivers common stock. Sky Financial will not issue fractional shares. Instead, Three Rivers shareholders will receive a cash payment for any fractional shares based on the average market value of the Sky Financial common stock over a period of 20 trading days immediately prior to the merger.

YOU MAY ELECT TO RECEIVE CASH, STOCK OR A COMBINATION OF 25% CASH AND 75% STOCK CONSIDERATION (SEE PAGES 41-44)

     You may elect to receive in exchange for your shares of Three Rivers common stock: (i) all cash, (ii) all shares of Sky Financial common stock, or (iii) a combination of cash for 25% of your Three Rivers shares and Sky Financial common stock for 75% of your Three Rivers shares. However, since Sky Financial is paying 25% of the total merger consideration in cash and 75% in the form of Sky Financial common stock, you cannot be certain of receiving the form of consideration that you elect with respect to all of your shares of Three Rivers common stock (unless you elect to receive a combination of cash for 25% of your shares and Sky Financial common stock for 75% of your shares, or unless one of the two exceptions described on page 41 of this proxy statement/prospectus applies to you and your shares). If the elections result in an oversubscription of the pool of cash or Sky Financial common stock, certain procedures for allocating cash and Sky Financial common stock will be followed by the exchange agent. See "The Merger Agreement -- Allocation" beginning on page 43 of this proxy statement/prospectus.

     Approximately one month prior to the anticipated time of completion of the merger you will receive a form of election and other transmittal materials with instructions for making your election as to the form of consideration you prefer to receive in the merger. The available elections, election procedures and deadline for making elections are described under the heading "The Merger Agreement -- Election Procedures" beginning on page 41 of this proxy statement/prospectus. If you do not make an election by the election deadline, you will be deemed to have made an election to receive all Sky Financial common stock, all cash or any combination of cash and Sky Financial common stock at the rates described above as determined by the exchange agent in its discretion.

CASH PAYMENT FOR THREE RIVERS STOCK OPTIONS (SEE PAGE 44)

     Each outstanding option to purchase shares of Three Rivers common stock will be terminated in exchange for a cash payment in an amount equal to $18.27 per share minus the applicable exercise price for such option, multiplied by the number of shares of Three Rivers common stock covered by such option. Three Rivers has agreed to use its best efforts to obtain consents from option holders to terminate their options in exchange for this cash payment.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 9)

     Sky Financial common stock and Three Rivers common stock are each listed on the Nasdaq National Market System.

     The following table presents trading information for the Sky Financial common stock and the Three Rivers common stock on May 7, 2002 and
               , 2002. May 7, 2002 was the last full trading day prior to our
announcement of the signing of the merger agreement.           , 2002 was the
last practicable trading day for which information was available prior to the date of this proxy statement/prospectus. You should read the information presented below in conjunction with the "Comparative Market Value Data" on page 9.

                                                    SKY FINANCIAL             THREE RIVERS
                                                     COMMON STOCK             COMMON STOCK
                                                 (DOLLARS PER SHARE)      (DOLLARS PER SHARE)
                                                ----------------------   ----------------------
                                                   HIGH         LOW         HIGH         LOW
                                                   ----         ---         ----         ---
May 7, 2002...................................    23.40        23.00       14.93        14.55
      , 2002..................................

TAX FREE TRANSACTION FOR THREE RIVERS SHAREHOLDERS RECEIVING STOCK (SEE PAGES 35-38)

     We have structured the merger so that Sky Financial, Three Rivers and Three Rivers shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for tax payable because of cash received by Three Rivers shareholders in lieu of fractional shares or cash received in exchange for shares of Three Rivers common stock.

DIVIDEND POLICY (SEE PAGE 39)

     Sky Financial and Three Rivers will cooperate to assure that there will not be a payment of both a Sky Financial dividend and a Three Rivers dividend to a Three Rivers shareholder as a result of the merger. Three Rivers shareholders will not lose all or a part of a quarterly dividend as a result of the merger. Following completion of the merger, former Three Rivers shareholders will receive dividends, if any, declared by Sky Financial as Sky Financial shareholders.

TRANSACTION FAIR TO THREE RIVERS SHAREHOLDERS ACCORDING TO INVESTMENT BANKER (SEE PAGES 26-34)

     In deciding to approve the merger, the Three Rivers Board considered the opinion from its financial advisor, Sandler O'Neill & Partners, L.P., as to the fairness from a financial point of view of the consideration under the merger agreement.

     The opinion from Sandler O'Neill stated that as of the date of that opinion, the merger consideration contemplated by the merger agreement was fair from a financial point of view to the Three Rivers shareholders. For its financial advisory services provided to Three Rivers, Sandler O'Neill will be paid a fee of approximately $960,000.

     The full text of this opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex B to this proxy statement/prospectus. WE ENCOURAGE YOU TO READ THIS OPINION IN ITS ENTIRETY.

WHAT WILL HAPPEN TO SKY FINANCIAL AND THREE RIVERS AT THE TIME OF THE MERGER? (SEE PAGES 39-40)

     At the time of the merger, Three Rivers will merge with and into Sky Financial, with Sky Financial surviving the merger. Following the merger, Three Rivers Bank and Trust Company, a wholly-owned subsidiary of Three Rivers, will merge with and into Sky Bank, Sky Financial's commercial banking affiliate. Sky Bank will continue to exist as an Ohio banking corporation and as a wholly-owned subsidiary of Sky Financial.

OWNERSHIP OF SKY FINANCIAL FOLLOWING THE MERGER

     As a result of the merger, we estimate that Three Rivers shareholders will own approximately 6% of the outstanding Sky Financial common stock after the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF SKY FINANCIAL FOLLOWING THE MERGER (SEE PAGE 35)

     We expect that the current Sky Financial management will remain in place. If the merger is completed, Sky Financial will cause the Sky Financial Board to nominate one director to both the Sky Financial Board and the executive committee of the Sky Financial Board, which nominee will be recommended by Three Rivers and selected by Sky Financial in its discretion. Sky Financial has agreed to establish a regional advisory board for the region currently served by Three Rivers that will include five members recommended by Three Rivers and selected by Sky Financial in its discretion. Sky Financial will enter into consulting agreements with Terry K. Dunkle and W. Harrison Vail after the merger is completed.

INTERESTS OF THREE RIVERS' EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 35)

     In considering the recommendation of the Three Rivers Board to vote in favor of the merger, you should be aware that the executive officers and directors of Three Rivers have incentive, benefit and compensation agreements or plans that give them interests in the merger that are different from or in addition to yours. The Three Rivers Board was aware of these interests of their executive officers and directors and considered them, among other things, in approving the merger agreement and the related transactions. Please refer to page 35 for more information about these interests, which include the consulting agreements for Mr. Dunkle and Mr. Vail mentioned above, benefits under change of control agreements for four executive officers, and a severance payment for certain directors.

     Also, following the merger, Sky Financial will purchase directors' and officers' insurance for the directors and officers of Three Rivers for a period of three years after the merger and will indemnify the directors and officers of Three Rivers for events occurring before the merger, including events that are related to the merger agreement.

CONDITIONS TO THE MERGER (SEE PAGES 44-45)

     The completion of the merger depends upon meeting a number of conditions, including the following, some of which may be waived:

     - accuracy of the representations and warranties made in the merger agreement;

     - performance of obligations by Sky Financial and Three Rivers under the merger agreement;

     - approval and adoption of the merger agreement by Three Rivers shareholders;

     - receipt of required governmental approvals and expiration or termination of all applicable statutory waiting periods relating to the merger;

     - absence of any injunction or other order by any court or other governmental entity that would prohibit or prevent the merger;

     - effectiveness of the registration statement filed with the Securities and Exchange Commission relating to the issuance of common stock by Sky Financial in the merger; and

     - receipt of all required permits and other authorizations under state securities laws necessary to complete the transactions contemplated by the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 48)

     We can mutually agree to terminate the merger agreement before we complete the merger.

     In addition, either of us acting alone can terminate the merger agreement under the circumstances described on page 48. One of the circumstances under which Three Rivers may terminate the merger agreement is if the average closing price of Sky Financial common stock over a specified period is less than $20.56 and Sky Financial common stock has underperformed an index of selected peer group stocks by more than 15% over the same period, unless Sky Financial agrees to issue additional merger consideration to compensate for the lower share value and Three Rivers agrees to accept such additional consideration. Details about this termination provision are described on page 48.

TERMINATION FEE (SEE PAGE 49)

     Three Rivers will pay to Sky Financial a termination fee of $4,500,000 if the merger agreement is terminated upon the occurrence of specified events. Generally, Three Rivers would have to pay the termination fee if a third party makes an acquisition proposal with respect to Three Rivers and then:

     - the merger agreement is terminated by Sky Financial or Three Rivers because either (i) Three Rivers shareholders fail to approve the merger agreement, or (ii) because of a breach by the other party of one of the covenants or agreements contained in the merger agreement, and within eighteen months of terminating the merger agreement pursuant to item (i) or (ii) above, Three Rivers enters into an acquisition agreement with a third party; or

     - after receiving the acquisition proposal, the Three Rivers Board does not take action to convene the special meeting of shareholders and recommend that such shareholders adopt the merger agreement, and within eighteen months after such receipt, Three Rivers enters into an acquisition agreement with a third party.

     Three Rivers agreed to this termination fee arrangement in order to induce Sky Financial to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Three Rivers.

REGULATORY MATTERS (SEE PAGE 38)

     Sky Financial is preparing and will be filing the applications necessary to obtain approval for the merger from the Federal Reserve Board, and to obtain approval for the subsidiary bank merger from the Ohio Department of Commerce (Division of Financial Institutions, Office of Banks and Savings & Loans) and the Pennsylvania Department of Banking. Prior to completing the merger, the waiting periods required by each of these governmental entities must have expired.

ACCOUNTING TREATMENT (SEE PAGE 38)

     The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America.

DISSENTERS RIGHTS FOR THREE RIVERS SHAREHOLDERS (SEE PAGE 51)

     Under Pennsylvania law, Three Rivers shareholders do not have dissenters rights in connection with the merger.

VOTE REQUIRED (SEE PAGES 20-22)

     A majority of the votes cast by the shareholders entitled to vote at the Three Rivers special meeting must vote to approve the merger agreement for it to be adopted. A majority of the issued and outstanding shares of Three Rivers common stock must be present in person or by proxy for any vote to be valid.

LISTING OF SKY FINANCIAL COMMON STOCK (SEE PAGE 39)

     Sky Financial will list the Sky Financial common stock to be issued in the merger on the Nasdaq National Market System under the trading symbol "SKYF."

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGES 50-60)

     The rights of holders of Sky Financial common stock are currently governed by Ohio law and Sky Financial's articles of incorporation and code of regulations. The rights of holders of Three Rivers common stock are currently governed by Pennsylvania law and Three Rivers' articles of incorporation and bylaws. When the merger is completed, holders of Three Rivers common stock will become holders of Sky Financial common stock.

     See pages 50 through 60 to learn more about the material differences between the rights of holders of Sky Financial common stock and the rights of holders of Three Rivers common stock.

                                 THE COMPANIES

SKY FINANCIAL GROUP, INC.
221 South Church Street
Bowling Green, Ohio 43402
(419) 327-6300

     Sky Financial is a diversified financial services holding company headquartered in Bowling Green, Ohio. Sky Financial's banking affiliate is:

     - Sky Bank, Salineville, Ohio.

     Sky Financial's financial services affiliates include:

     - Sky Trust, N.A., Pepper Pike, Ohio;

     - Celaris Group, Inc., Bowling Green, Ohio;

     - Picton Cavanaugh, Inc., Toledo, Ohio;

     - Meyer & Eckenrode Insurance Group, Inc., Carnegie, Pennsylvania;

     - Sky Financial Solutions, Inc., Columbus, Ohio;

     - Celaris Brokerage, Ltd., Cleveland, Ohio; and

     - Freedom Financial Life Insurance Company, Phoenix, Arizona.

     At March 31, 2002, Sky Financial had total consolidated assets of approximately $9.5 billion and total shareholders' equity of approximately $671 million. For the three months ended March 31, 2002, Sky Financial's return on average total assets and return on average common shareholders' equity were 1.38% and 18.98%, respectively. Shares of Sky Financial common stock are traded on the Nasdaq National Market System under the trading symbol "SKYF."

THREE RIVERS BANCORP, INC.
2681 Mosside Boulevard
Monroeville, Pennsylvania 15146
(800) 403-2265

     Three Rivers is a financial services holding company headquartered in Monroeville, Pennsylvania. On April 1, 2000, Three Rivers was spun-off from USBANCORP, Inc., now known as Ameriserv Financial, Inc. Three Rivers' banking subsidiary is:

     - Three Rivers Bank, Monroeville, Pennsylvania.

     The subsidiaries of Three Rivers Bank are:

     - TRB Financial Services Inc., McKeesport, Pennsylvania; and

     - TRB Realty Inc., Monroeville, Pennsylvania.

     At March 31, 2002, Three Rivers had total consolidated assets of approximately $1.0 billion and total shareholders' equity of approximately $83 million. For the three months ended March 31, 2002, Three Rivers' return on average total assets and return on average common shareholders' equity were 0.93% and 10.73%, respectively. Shares of Three Rivers common stock are traded on the Nasdaq National Market System under the trading symbol "TRBC."

                           OUR REASONS FOR THE MERGER

     We believe that the merger of Sky Financial and Three Rivers will benefit the shareholders of each company by creating a financial services organization with total assets of approximately $10.4 billion, total deposits of approximately $7.6 billion and shareholders' equity of approximately $782 million that will be able to serve its customers through 235 banking centers located throughout Ohio, Pennsylvania, West Virginia and Michigan. Three Rivers' shareholders will gain liquidity by holding shares of Sky Financial common stock, and its customers will benefit from the expanded products offered by Sky Bank. To review our reasons for the merger in detail, as well as how we came to agree on the merger, see pages 22 through 26.

               BOARD RECOMMENDATION TO THREE RIVERS SHAREHOLDERS

     The board of directors of Three Rivers believes that the merger is in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

                                SPECIAL MEETING

THE THREE RIVERS SPECIAL MEETING (SEE PAGES 20-22)

     If you are a Three Rivers shareholder, you are entitled to vote at the special meeting if you owned Three Rivers common stock as of the close of
business on           , 2002. As of           , 2002, a total of
votes were eligible to be cast at the Three Rivers special meeting. At the special meeting, the shareholders will consider and vote upon a proposal to approve and adopt the merger agreement. The special meeting will be held on
          , 2002, at                .

                         COMPARATIVE MARKET VALUE DATA

     Sky Financial common stock began trading on the Nasdaq National Market System under the trading symbol "CICS" as of June 1, 1993, when Sky Financial was known as Citizens Bancshares, Inc. On October 2, 1998, in connection with the merger of Citizens Bancshares, Inc. and Mid Am, Inc. and pursuant to a name change from Citizens Bancshares, Inc. to Sky Financial Group, Inc., the Nasdaq National Market System trading symbol for Sky Financial common stock was changed to "SKYF." Three Rivers common stock began trading on the Nasdaq National Market System under the trading symbol "TRBC" on April 1, 2000 when USBANCORP, Inc., now known as Ameriserv Financial, Inc., spun-off Three Rivers. The information presented in the following table reflects the last reported sale prices for Sky Financial and Three Rivers on May 7, 2002, the last trading day preceding our
public announcement of the merger and on           , 2002, the last practicable
trading day for which information was available prior to the date of this proxy statement/prospectus. No assurance can be given as to what the market price of Sky Financial common stock will be if and when the merger is consummated. We have calculated the equivalent per share basis by taking the sum of (i) the last reported sale price of Sky Financial common stock on the dates indicated multiplied by the exchange rate of 0.80, and multiplied by 0.75 (reflecting the 75% stock portion of the total merger consideration) and (ii) $18.27 multiplied by 0.25 (reflecting the 25% cash portion of the total merger consideration).

            SKY FINANCIAL GROUP, INC. AND THREE RIVERS BANCORP, INC.
                            COMPARATIVE MARKET VALUE

                                                                          THREE RIVERS
                                                                           EQUIVALENT
                                                        SKY      THREE     PER SHARE
                                                     FINANCIAL   RIVERS      BASIS
                                                     ---------   ------   ------------
May 7, 2002........................................   $23.19     $14.60      $18.48
      , 2002.......................................   $   --     $   --      $   --

                 COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following table presents historical per share data and pro forma combined per share data of Sky Financial and Three Rivers. The equivalent pro forma information was obtained by multiplying the related pro forma combined amounts for Sky Financial by the exchange rate of 0.80. You should read this information together with our historical and pro forma financial statements incorporated by reference or included in this document. The comparative per share data does not include any expenses that we expect to incur in connection with completing the merger and integrating the operations of Sky Financial and Three Rivers. We expect that the merger will provide Sky Financial with financial benefits, including operating cost savings and revenue enhancements. While the pro forma information is helpful in showing the financial characteristics of Sky Financial after the merger under one set of assumptions, it does not attempt to predict or suggest future results.

     The information in the following table is based on the historical financial information that we have presented in the reports and other information that we have filed with the Securities and Exchange Commission. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page iii.

                           SKY FINANCIAL GROUP, INC.
                           THREE RIVERS BANCORP, INC.
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                              YEAR ENDED       THREE MONTHS ENDED
                                                          DECEMBER 31, 2001      MARCH 31, 2002
                                                          ------------------   ------------------
NET INCOME PER COMMON SHARE:
  Historical
     Sky Financial
       Basic............................................        $1.46                $0.38
       Diluted..........................................         1.45                 0.38
     Three Rivers
       Basic............................................         0.94                 0.27
       Diluted..........................................         0.94                 0.27
  Pro forma combined
       Basic............................................         1.45                 0.38
       Diluted..........................................         1.44                 0.38
  Equivalent amount of Three Rivers (A)
       Basic............................................         1.16                 0.30
       Diluted..........................................         1.15                 0.30
DIVIDENDS PER COMMON SHARE:
  Historical
     Sky Financial......................................        $0.74                $0.19
     Three Rivers.......................................         0.48                 0.12
  Equivalent amount of Three Rivers (A)(B)..............         0.59                 0.15
BOOK VALUE PER COMMON SHARE:
  Historical
     Sky Financial......................................        $7.92                $8.14
     Three Rivers.......................................         9.66                 9.70
  Pro forma combined....................................         8.75                 8.95
  Equivalent amount of Three Rivers (A).................         7.00                 7.16

---------------

(A) The equivalent pro forma per share data for Three Rivers is computed by multiplying pro forma combined information by 0.80, the exchange rate.

(B) The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by Sky Financial and assume no change will occur.

             SELECTED FINANCIAL DATA OF SKY FINANCIAL (HISTORICAL)

     The following table sets forth selected historical financial data of Sky Financial and has been derived from its financial statements. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page iii.

                                                                                                FOR THE THREE MONTHS ENDED
                                            FOR THE YEAR ENDED DECEMBER 31,                              MARCH 31,
                          -------------------------------------------------------------------   ---------------------------
                             1997          1998          1999          2000          2001           2001           2002
                          -----------   -----------   -----------   -----------   -----------   ------------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Interest income.......  $   545,619   $   575,695   $   573,595   $   626,015   $   642,376   $   162,709    $   151,599
  Interest expense......      266,656       285,912       269,950       322,219       316,779        85,932         67,623
                          -----------   -----------   -----------   -----------   -----------   -----------    -----------
  Net interest income...      278,963       289,783       303,645       303,796       325,597        76,777         83,976
  Provision for credit
    losses..............       18,859        31,992        20,712        22,250        34,635         6,656          9,321
                          -----------   -----------   -----------   -----------   -----------   -----------    -----------
  Net interest income
    after provision for
    credit losses.......      260,104       257,791       282,933       281,546       290,962        70,121         74,655
  Non-interest income...      108,316       124,550       124,342       121,958       126,240        32,171         32,823
  Non-interest
    expense.............      230,523       306,567       302,497       235,407       237,220        59,239         60,531
                          -----------   -----------   -----------   -----------   -----------   -----------    -----------
  Income before income
    taxes...............      137,897        75,774       104,778       168,097       179,982        43,053         46,947
  Income taxes..........       43,679        23,811        33,596        53,724        59,319        14,216         15,460
                          -----------   -----------   -----------   -----------   -----------   -----------    -----------
  Net income............  $    94,218   $    51,963   $    71,182   $   114,373   $   120,663   $    28,837    $    31,487
                          ===========   ===========   ===========   ===========   ===========   ===========    ===========
  Net income available
    to common
    shareholders........  $    93,613   $    51,963   $    71,182   $   114,373   $   120,663   $    28,837    $    31,487
                          ===========   ===========   ===========   ===========   ===========   ===========    ===========
PER SHARE DATA (A)
  Basic net income......  $      1.08   $      0.61   $      0.83   $      1.35   $      1.46   $      0.35    $      0.38
  Diluted net income....         1.07          0.60          0.82          1.35          1.45          0.35           0.38
  Cash dividends
    declared............         0.42          0.54          0.70          0.72          0.74          0.18           0.19
  Book value at period
    end.................         7.29          7.13          6.61          7.31          7.92          7.51           8.14
  Weighted average
    shares
 outstanding -- Basic...   86,301,000    85,759,000    85,938,000    84,604,000    82,449,000    83,144,000     82,326,000
  Weighted average
    shares
outstanding -- Diluted..   88,289,000    86,897,000    86,774,000    84,967,000    83,028,000    83,565,000     83,051,000
BALANCE SHEET DATA
  (PERIOD END):
  Total assets..........  $ 7,267,164   $ 8,033,266   $ 8,063,756   $ 8,386,802   $ 9,220,228   $ 8,468,890    $ 9,460,646
  Securities available
    for sale............    1,499,694     2,126,833     1,868,839     1,846,517     1,996,843     1,773,357      2,199,226
  Securities held to
    maturity............      381,209        23,910            --            --            --            --             --
  Loans held for sale...       59,453        96,221         9,006        13,984        85,474        41,473         30,857
  Loans, net of unearned
    income..............    4,814,884     5,110,827     5,477,494     5,916,098     6,473,989     5,983,009      6,596,370
  Allowance for credit
    losses..............       66,553        80,748        86,750        93,261       103,523        95,658        105,341
  Deposits..............    5,520,937     6,006,912     5,758,691     5,891,932     6,542,177     6,057,096      6,817,579
  Debt and FHLB
    advances............      556,826       665,906       964,557     1,042,044     1,204,145       933,840      1,128,588
  Total shareholders'
    equity..............      632,865       611,713       566,331       609,690       648,444       622,446        671,171

                                                                                                FOR THE THREE MONTHS ENDED
                                            FOR THE YEAR ENDED DECEMBER 31,                              MARCH 31,
                          -------------------------------------------------------------------   ---------------------------
                             1997          1998          1999          2000          2001           2001           2002
                          -----------   -----------   -----------   -----------   -----------   ------------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
SIGNIFICANT FINANCIAL
  RATIOS:
  Return on average
    assets..............         1.34%         0.68%         0.91%         1.41%         1.39%         1.38%          1.38%
  Return on average
    shareholders'
    equity..............        15.70          8.14         11.60         19.78         19.11         18.79          18.98
  Dividend payout
    ratio...............        38.76         86.95         78.98         53.66         50.61         51.95          49.87
  Net interest margin,
    fully-taxable
    equivalent..........         4.30          4.16          4.28          4.12          4.04          4.03           3.95
  Average loans to
    average deposits....        88.13         86.29         91.01         98.28        101.40         99.24          96.63
  Average equity to
    average assets......         8.67          8.33          7.83          7.15          7.28          7.33           7.24
  Allowance for credit
    losses to period-end
    loans...............         1.38          1.58          1.58          1.58          1.60          1.60           1.60
  Allowance for credit
    losses to total non-
    performing loans....       404.45        517.75        445.10        434.58        303.55        344.25         282.51
  Non-performing loans
    to period-end
    loans...............         0.34          0.31          0.36          0.36          0.53          0.46           0.57
  Net charge-offs to
    average loans.......         0.26          0.36          0.28          0.28          0.39          0.29           0.46

---------------

(A) Per share data has been restated to reflect the ten percent stock dividends declared and paid in 2000, 1999 and 1998, the two-for-one stock split declared on May 12, 1998 and acquisitions accounted for as poolings-of-interests.

              SELECTED FINANCIAL DATA OF THREE RIVERS (HISTORICAL)

     The following table sets forth the consolidated financial data of Three Rivers for the years 2000 and 2001 and for Three Rivers Bank only for all prior periods. The years 1997 through 1999 exclude the balance sheet data and results of operations of Standard Mortgage Corporation, a former subsidiary of Three Rivers Bank that was distributed to USBANCORP, Inc. on April 1, 2000 in conjunction with the spin-off of Three Rivers from USBANCORP.

     The capital structure that existed when Three Rivers Bank operated as part of USBANCORP during the years 1997 through 1999 is not representative of the capital structure of Three Rivers as a separate, independent company as of April 1, 2000. Accordingly, cash dividends declared have not been presented, and per share data for earnings is based on an assumed distribution of one share of Three Rivers common stock for every two shares of USBANCORP common stock outstanding.

     The information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page iii.

                                                                                                         FOR THE THREE MONTHS
                                                      FOR THE YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                       --------------------------------------------------------------   -----------------------
                                          1997         1998         1999         2000         2001         2001         2002
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Interest income....................  $   65,103   $   67,926   $   70,816   $   70,415   $   66,995   $   16,491   $   15,501
  Interest expense...................      36,032       38,455       41,082       44,325       40,660       10,514        7,851
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income................      29,071       29,471       29,734       26,090       26,335        5,977        7,650
  Provision for credit losses........         113          300          300          600        1,050          150          225
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for credit losses................      28,958       29,171       29,434       25,490       25,285        5,827        7,425
  Non-interest income................       5,282        6,918        5,653        4,262        5,086        1,092        1,366
  Non-interest expense...............      19,598       20,320       21,027       23,831       21,344        5,048        5,592
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income from continuing operations,
    before income taxes..............      14,642       15,769       14,060        5,921        9,027        1,871        3,199
  Income taxes.......................       4,522        4,762        4,090          936        1,858          339          896
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income from continuing
    operations.......................      10,120       11,007        9,970        4,985        7,169        1,532        2,303
  (Loss)/income from discontinued
    mortgage banking operations, net
    of income taxes..................       1,286          252          (30)        (267)           -            -            -
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income.........................  $   11,406   $   11,259   $    9,940   $    4,718   $    7,169   $    1,532   $    2,303
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net income available to common
    shareholders.....................  $   11,406   $   11,259   $    9,940   $    4,718   $    7,169   $    1,532   $    2,303
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
  Basic:
    Income from continuing
      operations.....................  $     1.35   $     1.57   $     1.49   $     0.75   $     0.94   $     0.23   $     0.27
    Net income.......................        1.52         1.61         1.49         0.71         0.94         0.23         0.27
  Diluted:
    Income from continuing
      operations.....................        1.32         1.54         1.48         0.75         0.94         0.23         0.27
    Net income.......................        1.49         1.58         1.48         0.71         0.94         0.23         0.27
  Cash dividends declared............         n/a          n/a          n/a         0.36         0.48         0.12         0.12
  Book value at period end...........        7.06         9.03         8.38         8.80         9.66         9.44         9.70
  Weighted averages shares
    outstanding-Basic................   7,521,564    7,005,947    6,670,102    6,672,991    7,604,597    6,676,190    8,531,216
  Weighted averages shares
    outstanding-Diluted..............   7,637,136    7,128,779    6,725,583    6,673,166    7,621,905    6,681,179    8,576,444

                                                                                                         FOR THE THREE MONTHS
                                                      FOR THE YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                       --------------------------------------------------------------   -----------------------
                                          1997         1998         1999         2000         2001         2001         2002
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
BALANCE SHEET DATA (PERIOD END):
  Total assets.......................  $  947,669   $  985,586   $1,065,736   $  947,061   $1,022,600   $  938,473   $1,010,450
  Securities available for sale......     279,461      327,669      522,264      416,745      380,598      397,907      377,852
  Securities held to maturity........     167,339      149,988            -            -            -            -            -
  Loans, net of unearned income......     466,615      468,194      479,762      488,925      565,889      501,026      567,167
  Allowance for credit losses........       6,006        6,104        5,021        5,393        7,992        5,494        8.079
  Deposits...........................     525,810      560,450      572,695      631,990      774,253      625,814      766,278
  Debt and FHLB advances.............     360,844      354,272      438,394      244,675      156,512      237,314      150,480
  Total shareholders' equity.........      51,838       61,031       45,367       58,724       82,382       63,016       82,814
SIGNIFICANT RATIOS:
  Return on average assets...........        1.14%        1.16%        0.97%        0.50%        0.72%        0.65%        0.93%
  Return on average shareholders'
    equity...........................       20.13        18.58        17.92        10.28         9.71        10.63        10.73
  Dividend payout ratio..............         n/a          n/a          n/a        50.95        50.86        52.28        44.51
  Net interest margin, fully-taxable
    equivalent.......................        3.50         3.31         3.07         2.73         2.83         2.65         3.29
  Average loans to average
    deposits.........................       82.78        84.82        81.86        78.89        76.88        76.73        76.21
  Average equity to average assets...        5.68         6.27         5.39         4.87         7.44         6.16         8.69
  Allowance for credit losses to
    period-end loans.................        1.26         1.30         1.05         1.10         1.41         1.10         1.42
  Allowance for credit losses to
    total non-performing loans.......      209.20       239.09       244.21       232.06       246.67       272.38       328.95
  Non-performing loans to period-end
    loans............................        0.62         0.55         0.43         0.48         0.57         0.40         0.43
  Net charge-offs to average loans...        0.03         0.04         0.30         0.05         0.07         0.04         0.10

                         SKY FINANCIAL AND THREE RIVERS
              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma condensed combined financial data of Sky Financial and Three Rivers giving effect to the merger as of the beginning of the earliest period presented, after giving effect to the pro forma adjustments. The merger will be accounted for as a purchase. You should read this selected unaudited pro forma financial data together with the unaudited pro forma condensed combined financial statements that appear in this proxy statement/prospectus under the caption "Sky Financial and Three Rivers Unaudited Pro Forma Condensed Combined Financial Statements" and the related notes on pages 61 through 67. The pro forma information is not necessarily indicative of the actual financial condition that would have existed or the results that would have been achieved had the merger been consummated on the date indicated or that may be achieved in the future.

                                                                YEAR ENDED            THREE MONTHS ENDED
                                                            DECEMBER 31, 2001           MARCH 31, 2002
                                                           --------------------      ---------------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Interest income.......................................         $   709,776                $   167,196
Interest expense......................................             357,725                     75,665
                                                               -----------                -----------
Net interest income...................................            352, 051                     91,531
Provision for credit losses...........................              35,685                      9,546
Non-interest income...................................             131,326                     34,189
Non-interest expense..................................             260,033                     66,490
Income taxes..........................................              60,705                     16,194
                                                               -----------                -----------
Net income............................................             126,954                     33,490
                                                               ===========                ===========
PER COMMON SHARE DATA:
Net income -- Basic...................................         $      1.45                $      0.38
Net income -- Diluted.................................         $      1.44                $      0.38
Book value at period end..............................         $      8.75                $      8.95
Weighted average shares outstanding -- Basic..........          87,365,000                 87,242,000
Weighted average shared outstanding -- Diluted........          87,944,000                 87,967,000

BALANCE SHEET DATA (AT PERIOD-END):
Total assets..........................................         $10,177,003                $10,404,839
Net loans.............................................           6,933,739                  7,055,505
Total deposits........................................           7,325,738                  7,593,165
Debt and FHLB advances................................           1,142,057                  1,061,324
Total shareholders' equity............................             759,464                    782,191

RATIOS:
Return on average assets..............................                1.32%                      1.31%
Return on average common equity.......................               17.10%                     17.09%
Average total equity to average assets................                7.74%                      7.68%

                                  RISK FACTORS

     In addition to other information in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, you should consider carefully the following factors before making a decision on the merger.

 WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED INTEGRATION AND COST SAVINGS FROM THE MERGER, WHICH COULD ADVERSELY AFFECT SKY FINANCIAL'S EARNINGS AND FINANCIAL CONDITION.

     Sky Financial and Three Rivers expect to achieve cost savings following the merger. By the year 2003, we believe the cost savings should be approximately $5.7 million annually. Difficulties may arise, however, in the integration of the business and operation of the combined entity. As a result, we may not be able to achieve the cost savings and synergies that we expect will result from the merger. Achieving cost savings is dependent on consolidating certain operational and functional areas, eliminating duplicative positions and terminating certain agreements for outside services. Additional operational savings are dependent upon the integration of the banking businesses of Sky Financial and Three Rivers, the conversion of data systems and the standardization of business practices. Actual savings may be materially less than expected if the merger is delayed beyond December 31, 2002, the integration of both companies' operations is delayed beyond what is anticipated or the conversion to a single data system is not accomplished on a timely basis.

     In addition, complications may arise in the conversion of Three Rivers' core operating systems and products to those of Sky Financial. Potential complications that Sky Financial may encounter include:

     - unforeseen difficulties in converting Three Rivers' operating systems into Sky Financial's operating systems because Three Rivers uses a different version of operating software than Sky Financial;

     - unexpected costs associated with the early termination of ATM service network provider contracts currently held by Three Rivers or unforeseen difficulties in the actual conversion of such systems to those operated by Sky Financial; and

     - the unexpected loss of key technical personnel of Three Rivers prior to completion of the operational systems conversion to Sky Financial that could disrupt the successful completion of such conversion.

Such complications or difficulties in the conversion of the core operating systems and products of Three Rivers to those of Sky Financial may result in the loss of customers, damage to Sky Financial's reputation within the financial services industry, operational problems, one-time costs currently not anticipated by Sky Financial or reduced cost savings resulting from the merger

 SINCE THE MARKET PRICE OF SKY FINANCIAL COMMON STOCK VARIES, THREE RIVERS SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE SKY FINANCIAL COMMON STOCK THEY WILL RECEIVE IN THE MERGER.

     At the time the merger is completed, each share of Three Rivers common stock may be converted into, at the election of the shareholder, the right to receive .80 shares of Sky Financial common stock, $18.27 in cash, or a combination of $18.27 in cash for 25% of the Three Rivers shares owned by such shareholder and 0.80 shares of Sky Financial common stock for 75% of the Three Rivers shares owned by such shareholder. Absent certain circumstances described in more detail on page 48 of this proxy statement/prospectus, the 0.80 exchange rate will not be adjusted in the event of any increase or decrease in the price of the Sky Financial common stock or the Three Rivers common stock. As a result, the value of the Sky Financial common stock received by Three Rivers shareholders in the merger will vary with fluctuations in the value of the Sky Financial common stock. On May 7, 2002, the last full trading day before we announced the merger, the closing price of Sky Financial's common stock was
$23.19 per share. On           , 2002, the most recent practicable date before
the printing of this proxy statement/prospectus, the closing price of Sky
Financial's common stock was $     per share.

     In addition, because the stock consideration can fluctuate in value from the determination made during the valuation period, the economic value per share received by Three Rivers shareholders who receive the stock consideration may, as the date of receipt by them, be more or less than the amount of cash consideration per share received by Three Rivers shareholders who receive cash consideration. The stock market has recently experienced significant price and volume fluctuations. These broad market fluctuations could adversely affect the market price of Sky Financial's common stock. If the market price of Sky Financial's common stock decreases, the value of the Sky Financial common stock you would receive in the merger would decrease.

 YOU MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION THAT YOU ELECT.

     The merger agreement provides that the aggregate consideration to be received by Three Rivers shareholders in the merger will be $38,987,143 in cash and 5,121,464 shares of Sky Financial common stock, subject to adjustment for the shares of Three Rivers common stock held by Sky Financial, shares of Three Rivers common stock issued upon exercise of options by officers of Three Rivers and officers of its former parent company, Ameriserv Financial, Inc., prior to the consummation of the merger, and cash paid by Sky Financial in lieu of fractional shares of Three Rivers common stock. Twenty-five percent of the total merger consideration for shares of Three Rivers common stock will be paid in cash and the remaining 75% will be paid in shares of Sky Financial common stock, based on the $22.84 closing price of Sky Financial common stock on April 18, 2002. If elections are made by Three Rivers shareholders that would result, in the aggregate, in them receiving more or less than 25% in cash, either those electing to receive all cash or those electing to receive all Sky Financial common stock, respectively, will have the consideration of the type they selected reduced by a pro rata amount. Instead, such shareholder will receive a portion of the consideration in the form that such shareholder did not elect to receive. See "The Merger Agreement -- Allocation" beginning on page 43.

     For example, if the number of Three Rivers shareholders who elect all cash and a combination of 25% cash and 75% stock would cause more than 25% of the merger consideration to be paid in cash (that is, more than $38, 987,143, subject to adjustment, would be paid in cash), then those shareholders electing all cash would have some of their shares exchanged for Sky Financial common stock instead of cash on a pro rata basis. There are two exceptions to this procedure that are described on page 41.

     Accordingly, unless you make a mixed election of 25% cash and 75% stock (or one of those two exceptions apply to you and your shares), there is a risk that you will receive a portion of the merger consideration in the form that you do not elect that could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received). See "The Merger -- Material Federal Income Tax Consequences" beginning on page 35.

 CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT SKY FINANCIAL'S EARNINGS AND FINANCIAL CONDITION.

     Sky Financial's earnings and financial condition are dependent to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of interest rate spreads, meaning the difference between the interest rates earned on loans and investments and the interest rates paid on deposits and borrowings, could adversely affect Sky Financial's earnings and financial condition.

     Sky Financial cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect interest income and interest expense. Sky Financial has ongoing policies and procedures designed to manage the risks from changes in market interest rates. However, changes in interest rates can still have a material adverse effect on Sky Financial's profitability.

     Interest rates are highly sensitive to many factors that are beyond Sky Financial's control. Some of these factors include:

     - the rate of inflation;

     - the rate of economic growth;

     - employment levels;

     - monetary policies; and

     - instability in domestic and foreign financial markets.

     In addition, there can be no assurance that interest rates will continue to remain low. High interest rates could adversely affect Sky Financial's mortgage banking business because higher interest rates could cause customers to request fewer mortgage refinancings and purchase money mortgage originations.

 OFFICERS AND DIRECTORS OF THREE RIVERS MAY HAVE INTERESTS IN THE MERGER THAT MAY CREATE POTENTIAL CONFLICTS OF INTEREST BECAUSE THEY HAVE SEVERANCE AND OTHER AGREEMENTS PROVIDING FOR PAYMENTS.

     When considering the recommendations of the board of directors of Three Rivers, you should be aware that some executive officers of Three Rivers and some members of the Three Rivers Board may have interests in the merger that are different from yours. These interests exist because of rights they have under employment agreements with change of control provisions, consulting agreements, two stock option plans and the merger agreement itself. These interests may create potential conflicts of interest with respect to the merger. The board of directors of Three Rivers was aware of these possible conflicts of interest of some of the Three Rivers' directors and officers when they approved the merger. See "The Merger -- Interests of Three Rivers' Executive Officers and Directors in the Merger" on page 35.

 SKY FINANCIAL'S AMENDED AND RESTATED ARTICLES OF INCORPORATION, CODE OF REGULATIONS, AS AMENDED, AND SHAREHOLDER RIGHTS PLAN CONTAIN PROVISIONS THAT MAY HAVE THE EFFECT OF DISCOURAGING A THIRD PARTY FROM MAKING AN ACQUISITION OF SKY FINANCIAL BY MEANS OF A TENDER OFFER, PROXY CONTEST OR OTHERWISE.

     The amended and restated articles of incorporation and code of regulations, as amended, of Sky Financial, among other things:

     - classify the Sky Financial Board into three classes with directors of each class serving for a staggered three-year period;

     - provide that directors may be removed only for cause and only by the affirmative vote of 70% of the Sky Financial Board;

     - require the affirmative vote of at least 75% of the voting power of the Sky Financial shares entitled to vote in order to amend the Sky Financial code of regulations with respect to the number, classification, election, term of office or removal of the directors of the Sky Financial Board;

     - permit the Sky Financial Board to fill vacancies and newly created directorships on the Sky Financial Board; and

     - restrict the ability of shareholders to call special meetings.

     These provisions could make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Sky Financial Board. See "Material Differences in the Rights of Shareholders" beginning on page 50.

     The Sky Financial Board has declared a dividend of one preferred share purchase right for each share of Sky Financial common stock outstanding pursuant to a shareholder rights plan. This right will also be attached to each share of Sky Financial common stock subsequently issued, including the shares of Sky Financial common stock to be issued to Three Rivers shareholders in exchange for the Three Rivers common stock in the merger. If triggered, the shareholder rights plan would cause substantial dilution to a person or group of persons that acquires more than 10% of Sky Financial's outstanding common stock on terms not approved by the Sky Financial Board. This shareholder rights plan could discourage or make more difficult a merger, tender offer or other similar transaction with Sky Financial. See "Material Differences in the Rights of Shareholders" beginning on page 50.

                       THE SPECIAL SHAREHOLDERS' MEETING

                        THE THREE RIVERS SPECIAL MEETING

PURPOSE OF THE THREE RIVERS SPECIAL MEETING

     We are providing this proxy statement/prospectus to holders of Three Rivers common stock as part of the Three Rivers Board's solicitation of proxies for the
special meeting of Three Rivers shareholders to be held on                at
               , local time, at the Radisson Hotel Pittsburgh in Monroeville, Pennsylvania, including any adjournments or reschedulings of that special meeting. This proxy statement/prospectus and the accompanying proxy card are
first being mailed to shareholders of Three Rivers on or about           , 2002.

     At the Three Rivers special meeting, Three Rivers shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the related transactions. No other business is expected to be transacted at the Three Rivers special meeting. The enclosed proxy is solicited by the Three Rivers Board.

     Sky Financial also is sending this proxy statement/prospectus to holders of Three Rivers common stock as a prospectus in connection with the issuance of Sky Financial common stock in exchange for Three Rivers common stock in the merger.

     THE THREE RIVERS BOARD HAS APPROVED THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

     The Three Rivers Board has fixed the close of business on                ,
2002 as the record date for determining shareholders of Three Rivers entitled to notice of and to vote at the Three Rivers special meeting. Only holders of Three Rivers common stock who are holders at the close of business on the record date will be entitled to notice of and to vote at the Three Rivers special meeting.

     As of           , 2002, there were                shares of Three Rivers
common stock issued and outstanding, each of which entitles the holder thereof to one vote. Shareholders may vote either in person or by proxy. Shares of Three Rivers common stock held in the treasury of Three Rivers or any of its subsidiaries do not have voting rights.

     All shares of Three Rivers common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If your shares are represented by more than one properly executed proxy, the vote cast by the majority of them shall be accepted as the vote of all shares represented, unless otherwise expressly provided in the proxy and, if a majority of the proxies cannot agree whether the shares represented shall be voted, or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons. IF YOUR PROXY CARD DOES NOT SHOW HOW YOU WANT TO VOTE, YOUR THREE RIVERS COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by giving written notice to the Secretary of Three Rivers, by signing and returning a later-dated proxy or by voting in person at the Three Rivers special meeting. You should note that just attending the Three Rivers special meeting without voting in person will not revoke an otherwise valid proxy.

     Judges of election appointed for the meeting will tabulate votes cast in person or by proxy at the Three Rivers special meeting and will determine whether or not a quorum is present. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.
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

SOLICITATION OF PROXIES

     Three Rivers will bear its own cost of solicitation of proxies, except that Three Rivers and Sky Financial have agreed to share equally all printing, mailing and delivery expenses in connection with this proxy statement/prospectus. In addition to solicitation by mail, directors, officers and employees of Three Rivers may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. Three Rivers will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares held in their names. In addition, Three Rivers has engaged Georgeson Shareholder to act as its proxy solicitor and has agreed to pay it approximately $7,500 plus expenses for such services.

     THREE RIVERS SHAREHOLDERS SHOULD NOT SEND THREE RIVERS COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. APPROXIMATELY ONE MONTH PRIOR TO THE ANTICIPATED TIME OF COMPLETION OF THE MERGER, YOU WILL RECEIVE A FORM OF ELECTION AND OTHER TRANSMITTAL MATERIALS WITH INSTRUCTIONS FOR MAKING YOUR ELECTION AS TO THE FORM OF CONSIDERATION YOU PREFER TO RECEIVE IN THE MERGER. YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND FORM OF ELECTION REGARDING HOW AND WHEN TO SURRENDER YOUR STOCK CERTIFICATES. THE AVAILABLE ELECTIONS, ELECTION PROCEDURES AND DEADLINE FOR MAKING ELECTIONS ARE DESCRIBED BEGINNING ON PAGE 41 OF THIS PROXY STATEMENT/PROSPECTUS. TO MAKE AN ELECTION, YOU WILL NEED TO DELIVER THE FORM OF ELECTION, ANY OTHER TRANSMITTAL MATERIAL AND YOUR STOCK CERTIFICATES ACCORDING TO THE INSTRUCTIONS SET FORTH IN THE FORM OF ELECTION TO THE EXCHANGE AGENT BEFORE THE ELECTION DEADLINE.

QUORUM

     To have a quorum at the Three Rivers special meeting, we must have the holders of a majority of the shares of Three Rivers common stock outstanding on the record date entitled to vote present either in person or by properly executed proxy. Shares of Three Rivers common stock that are marked "abstain" will be counted as shares present for the purposes of determining the presence of a quorum.

REQUIRED VOTE

     Under Pennsylvania law and Three Rivers' articles of incorporation and bylaws, shareholder approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Three Rivers special meeting. For any such vote to be valid, a quorum must be present at the Three Rivers special meeting. If fewer shares of Three Rivers common stock are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the Three Rivers special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Three Rivers special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner the proxies would have been voted at the original convening of the Three Rivers special meeting, except for any proxies that have been effectively revoked or withdrawn, even if they were effectively voted on the same or any other matter at a previous meeting.

     As of June 14, 2002, directors and executive officers of Three Rivers and their respective affiliates beneficially owned an aggregate of 847,489 shares of Three Rivers common stock, including shares that may be acquired within 60 days after such date upon exercise of employee or director stock options. This number amounts to less than 10% of the shares of Three Rivers common stock outstanding on that date.

     A properly executed proxy marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Brokers who hold shares of Three Rivers common stock in "street name" for the beneficial owners of such shares cannot vote these shares on the approval and adoption of the merger agreement without specific instructions from the beneficial owners. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast on such matter, an abstention or, if your shares are held in "street name,"

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

your failure to instruct your broker how to vote, will have no effect in determining whether the merger agreement will be approved and adopted.

     THE MATTERS TO BE CONSIDERED AT THE THREE RIVERS SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF THREE RIVERS. THEREFORE, WE URGE YOU TO READ AND CONSIDER CAREFULLY THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

     The following summary of the material terms of the merger is not complete and is qualified in its entirety by reference to the merger agreement that is set forth in Annex A, attached to and incorporated by reference in this proxy statement/prospectus. WE URGE ALL SHAREHOLDERS TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

BACKGROUND OF THE MERGER

     On September 27, 2001, the board of directors of Three Rivers held a planning retreat. Three Rivers' financial advisors, Sandler O'Neill & Partners L.P., made a presentation that included a current Three Rivers franchise overview, including peer comparisons, a projected earnings model and historic stock activity. Representatives of Sandler O'Neill also presented a merger market overview summarizing national and regional merger transactions and an imputed valuation analysis for Three Rivers. Further, representatives of Sandler O'Neill highlighted both acquisition and merger opportunities. The Three Rivers Board approved the formation of a Strategic Planning Committee of the Board, chaired by Gerald Hindy, a director of Three Rivers.

     The Strategic Planning Committee held its first meeting on October 17, 2001. The agenda consisted of various organizational issues. Anthony Eramo, Senior Vice President and Chief Financial Officer of Three Rivers, presented financial models explaining the financial impact of the leverage program restructuring and associated penalties. Terry Dunkle, Chairman of the Board and Chief Executive Officer of Three Rivers, led a discussion regarding Three Rivers Bank's strengths and weaknesses, opportunities and threats. The committee discussed general strategic directions: remaining independent, making an acquisition, or selling Three Rivers. Also discussed was a memorandum from Kirkpatrick & Lockhart LLP, dated August 8, 2001, discussing limitations imposed under Section 355 of the Internal Revenue Code.

     On November 30, 2001, the Strategic Planning Committee met with management of Three Rivers to continue discussions with respect to the repayment of certain long-term Federal Home Loan Bank advances. The committee also reviewed the 2002 budget in detail with each officer. This exercise helped the committee to better understand Three Rivers Bank's operations and future earnings potential. In addition, the committee reviewed a proposal for Three Rivers to acquire a smaller bank based in Pittsburgh. The Strategic Planning Committee met with management again on December 7, 2001 to review the 2002 business plans needed to achieve the 2002 budget.

     On February 8, 2002, the Strategic Planning Committee held a meeting at which representatives of Sandler O'Neill presented an updated Three Rivers franchise overview and merger market update. This presentation included an equity market update, historic stock price and liquidity analysis, branch map and market share analysis, peer analysis, projected earnings model, summary of merger transactions, Three Rivers imputed valuation analysis and acquisition and merger opportunities.

     Mr. Dunkle met with Mr. Hindy on February 21, 2002 to share his thoughts with respect to the future direction of Three Rivers. In addition to the other meetings between Mr. Dunkle and Mr. Hindy described in this section, Messrs. Dunkle and Hindy also met on the following dates, generally to discuss the 2002 budget preparation and preparation and work needed for the Strategic Planning
Committee: August 22, September 25, October 1, October 12, October 30, December 5, December 10, and December 12, 2001 and January 14, February 7, February 13, March 4, March 19, and April 21, 2002.

     On February 27, 2002, the Strategic Planning Committee held a meeting at which the main topic of discussion was a memorandum prepared by Messrs. Hindy and Dunkle discussing the difficulties of Three Rivers remaining independent, which included:

     - a negative carry on $150 million in Federal Home Loan Bank advances;

     - Three Rivers' lower loan yields compared to peer banks;

     - the local demographics and economy not supporting growth;

     - the introduction of free checking accounts by several local competitors;

     - the lack of Three Rivers branches in growth neighborhoods; and

     - the high costs of restructuring and reorganization and lack of guaranteed success.

It was pointed out that it would be difficult for Three Rivers to acquire other banks since Three Rivers stock had been trading only since April 1, 2000 and was thinly traded. Further, some of the potential acquisition targets that had been identified by the Strategic Planning Committee were more profitable than Three Rivers.

     In addition, the committee reviewed the advantages of, and reasons for, selling Three Rivers that included:

     - a continuous decline in value in the retail franchise;

     - a decrease in the number of potential acquirors;

     - an immediate premium to shareholders of Three Rivers;

     - the spreading of financial risks over a larger financial base;

     - the immediate access to additional products and services for Three Rivers' customers; and

     - the immediate need for a succession plan.

     After considerable discussion, the Strategic Planning Committee authorized Mr. Dunkle to test the market and assess the value of Three Rivers. The Strategic Planning Committee decided to approach Sky Financial and one other bank to explore their interest, if any, in Three Rivers.

     On March 4, 2002, Messrs. Hindy and Dunkle met with Marty Adams, Chairman, President and Chief Executive Officer of Sky Financial, in Monroeville, Pennsylvania, where they explained to Mr. Adams that the Strategic Planning Committee was interested in testing the market with Sky Financial and one other organization. At that time, Three Rivers had no interest in exploring any specific terms or conditions or supplying confidential information due to the fact that a substantial amount of financial data on Three Rivers is publicly available. At that meeting, Mr. Adams described Sky Financial's general interest in entering the Pittsburgh banking market and expressed a desire to have further conversations with Three Rivers.

     On March 6, 2002, Mr. Dunkle contacted the chief executive officer of another potential acquiror by telephone and informed him of the Strategic Planning Committee's decision to test the market with two banking organizations. The chief executive officer indicated that he would be in touch at a later date.

     At its regularly scheduled meeting on March 20, 2002, Sky Financial's Board reviewed materials regarding several potential acquisition targets, one of which was Three Rivers. No specific pricing model was discussed at this meeting.

     On April 3, 2002, representatives of Sandler O'Neill and Messrs. Hindy and Dunkle met to discuss a merger process and the role of Sandler O'Neill in that process. Representatives of Sandler O'Neill and Messrs. Hindy and Dunkle negotiated a transaction fee and signed an engagement letter. A confidentiality agreement was forwarded to Mr. Adams at Sky Financial. After both Mr. Adams and Mr. Dunkle executed the confidentiality agreement, Three Rivers sent a packet of financial and other information regarding Three Rivers to Mr. Adams.

     On or about April 3, 2002, Sky Financial contacted Lehman Brothers for purposes of engaging them to render advisory services to Sky Financial's Board. Between April 8 and April 17, 2002, Lehman Brothers undertook various analyses of Three Rivers' market share, historic financial information and stock price performance as well as discounted cash flow analysis and pro forma acquisition impact analysis, including capacity-to-pay.

     Mr. Dunkle received a telephone call on April 4, 2002 from the chief executive officer of the other potential acquiror indicating that such bank had reviewed the publicly-available financial information regarding Three Rivers and had decided not to pursue discussions with Three Rivers.

     Messrs. Hindy and Dunkle met with legal counsel on April 5, 2002 to discuss the legal aspects of the merger process, including such items as timing, various deal structures and elements of a merger agreement.

     On April 8, 2002, Mr. Dunkle met with Mr. Adams. No specific merger terms were discussed other than board representation and the possibility of a stock and cash structure for the merger. Mr. Adams asked Mr. Dunkle to comment on the strengths of senior management members of Three Rivers. Mr. Adams also inquired as to whether Mr. Dunkle would assist in locating other merger candidates in Western Pennsylvania.

     The Sky Financial Board specifically considered the acquisition of Three Rivers at its regularly scheduled meeting on April 17, 2002. At this meeting, representatives of Lehman Brothers presented a transaction profile, including a capacity-to-pay analysis and pricing model. The Sky Financial Board authorized management to extend an offer for Three Rivers, with a not-to-exceed price, subject to satisfactory due diligence findings.

     On April 17, 2002, representatives of Sandler O'Neill initially contacted the chief financial officer at another bank to determine its potential interest in a merger with a financial institution such as Three Rivers. It was not disclosed that Three Rivers was the potential merger partner. A confidentiality agreement, which did not identify Three Rivers as the potential merger partner, was sent to that bank the following day. A signed confidentiality agreement was returned to Sandler O'Neill on April 26, 2002. The day after the April 29th Three Rivers Board meeting, discussed below, representatives of Sandler O'Neill contacted the chief financial officer at this bank to inform them that Three Rivers was moving in a different direction regarding its merger plans.

     On April 19, 2002, Mr. Adams, on behalf of Sky Financial, made a proposal to Three Rivers' financial advisors of possible price terms for the acquisition of Three Rivers.

     Three Rivers' legal counsel delivered a draft merger agreement to Mr. Dunkle and Mr. Hindy on April 19, 2002. No parties were named in the draft. Messrs. Hindy and Dunkle then met with legal counsel on April 22, 2002 to discuss the draft, with Mr. Hickey participating by telephone.

     During the week of April 22, 2002, several calls were made among Messrs. Hindy and Dunkle and representatives of Sandler O'Neill as further terms of a potential transaction were discussed. All Three Rivers directors were contacted by phone and brought up to date regarding contacts with Sky Financial and the other potential acquirors and the fact that Sky Financial had made a written merger offer by letter dated April 18, 2002.

     Following discussions between representatives of Sandler O'Neill and Mr. Adams, a revised offer was submitted by Mr. Adams to Three Rivers on April 23, 2002. The Strategic Planning Committee met on April 25, 2002 to further review the merger transaction with representatives of Sandler O'Neill, including Sky Financial's written offer. In preparation for Three Rivers' anticipated due diligence regarding Sky Financial, Mr. Dunkle sent a letter dated April 26, 2002 to Ernst & Young LLP requesting assistance in due diligence in connection with the transaction.

     On April 29, 2002, the Three Rivers Board met at Kirkpatrick & Lockhart's offices in Pittsburgh, Pennsylvania, to discuss and review the pending Sky Financial offer. Sandler O'Neill distributed a letter dated April 29, 2002 from Mr. Adams to Sandler O'Neill that indicated Sky Financial's proposed offer of a $18.27 per share transaction value (with a fixed exchange ratio of 0.80 shares of Sky Financial common stock for each share of Three Rivers common stock) based on the closing price of Sky Financial on April 18, 2002. Representatives of Sandler O'Neill also presented a detailed overview of Sky Financial that included a description of Sky Financial, its stock price history, branch map and market share information, peer analysis, projected earnings and discounted cash flow analysis, research information and acquisition history. Also reviewed was a pro forma analysis of the merger including a term sheet, pricing mechanics, branch map, liquidity analysis, walk-away provision for Three Rivers, financial analysis, as well as other potential merger partners and the estimated consideration that could be paid by such other partners. At the end of the meeting, the Three Rivers Board authorized Three Rivers' management to perform due diligence on Sky Financial and to negotiate the merger agreement in more detail.

     From April 30, 2002 through May 2, 2002, representatives of Three Rivers, Ernst & Young, Sandler O'Neill, and Kirkpatrick & Lockhart conducted due diligence on Sky Financial at Sky Financial's offices in Bowling Green, Ohio. Sky Financial then conducted its due diligence on Three Rivers at Three Rivers' offices in Pittsburgh and Monroeville, Pennsylvania, during the evening of Friday, May 3, 2002 through the weekend of May 4 and 5, 2002, in order to maintain the confidentiality of the potential merger.

     Three Rivers' legal counsel initially sent a draft merger agreement to Sky Financial's in-house legal counsel on April 30, 2002. Three Rivers' and Sky Financial's legal counsel exchanged drafts of the merger agreement until the agreement was finalized and executed on May 7, 2002.

     On May 6, 2002, the Three Rivers Board met to further consider the Sky Financial offer. Mr. Dunkle and Mr. Danielson reported on the successful results of Three Rivers' due diligence on Sky Financial. Sky Financial's general operations were reviewed, including asset quality, financial and tax review, investment and ALCO procedures and general corporate activities. Representatives of Sandler O'Neill reviewed the negotiated terms of the transaction, the pro forma branch map, the pro forma market share and financial analysis. Three Rivers' legal counsel reviewed the merger agreement and the Three Rivers Board's fiduciary duties. Mr. Dunkle reviewed the benefits of the transaction to Three Rivers' shareholders, in terms of increased liquidity and a larger dividend, and to its customers because of the greater range of products and services offered by Sky Bank. Although Mr. Dunkle noted that some jobs would be lost after the merger, he also mentioned that Sky Financial's outplacement programs were favorable and no Three Rivers branches were expected to be closed as a result of the merger. After considerable discussion, the Three Rivers Board voted to approve the merger with Sky Financial (with the final details of the merger agreement to be negotiated by Mr. Dunkle) by a vote of ten in favor and two against, with three directors not in attendance. Upon further discussions after the meeting ended, the two directors who had voted against the merger proposal decided to change their votes, so the final vote was unanimous of those in attendance in favor of the merger.

     On May 7, 2002, the parties finalized and signed the merger agreement. Three Rivers and Sky Financial made a public announcement about the merger on the evening of May 7, 2002.

THREE RIVERS' REASONS FOR THE MERGER; RECOMMENDATION OF THE THREE RIVERS BOARD

     The board of directors of Three Rivers has approved the merger agreement by a unanimous vote of those in attendance at the Three Rivers Board's meeting, and recommends that Three Rivers shareholders vote FOR the merger with Sky Financial. The Three Rivers Board believes that the terms of the merger agreement are fair and in the best interests of Three Rivers and its shareholders. The terms of the merger agreement were reached on the basis of arm's length negotiations between Three Rivers and Sky Financial.

     In reaching its determination to approve the merger, the Three Rivers Board consulted with Three Rivers management, its legal advisors regarding the legal terms of the merger agreement, and its financial advisor regarding the financial terms and fairness, from a financial point of view, of the merger, and considered the following factors, that together constitute material factors considered by the Three Rivers Board in approving the merger agreement:

     - Three Rivers' business, operations, financial condition, earnings and projected earnings, and merger and acquisition strategy, including the difficulties in implementing its business model to improve core earnings and remain independent, as well as the limitations Three Rivers faced in becoming an acquiror because its stock was relatively new and thinly traded;

     - the current and prospective economic, regulatory and competitive climate facing community banking institutions, including without limitation the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services;

     - the presentations by Three Rivers management and Sandler O'Neill as to the business, operations, asset quality, earnings and financial condition of Sky Financial, and the results of Ernst & Young's financial and tax due diligence procedures regarding Sky Financial;

     - the consideration to be paid in the merger from a number of valuation perspectives, as presented by Sandler O'Neill, and the opinion of Sandler O'Neill that the consideration is fair to Three Rivers from a financial point of view;

     - the benefits of the merger to Three Rivers' shareholders, in terms of increased liquidity and a larger dividend, and to Three Rivers Bank's customers, because Sky Bank offers a greater range of products and services than does Three Rivers Bank; and

     - the terms of the merger agreement, including its termination provisions, particularly with respect to the ability to terminate if Sky Financial's stock price falls below certain specified parameters; its termination fee provision as a factor for consideration by the Three Rivers Board in discharging its fiduciary obligations; regulatory and shareholder approval processes; and the nature of the merger as a tax-free reorganization for federal income tax purposes with respect to the stock portion of the consideration (see "Material Federal Income Tax Consequences").

     The foregoing discussion of the information and factors considered by the Three Rivers Board is not intended to be exhaustive but includes all material factors considered by the Three Rivers Board. The Three Rivers Board considered a number of factors that, taken in totality, led to the determination by the Three Rivers Board that the merger is in the best interests of Three Rivers and its shareholders, customers and communities served. In reaching its determinations to approve and recommend the merger agreement, the Three Rivers Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After considerable discussion, considering, among other things, the matters discussed above and the opinion of Sandler O'Neill referred to above, the Three Rivers Board voted to approve the merger with Sky Financial (with the final details of the merger agreement to be negotiated by Mr. Dunkle) by a vote of ten in favor and two against, with three directors not in attendance. Upon further discussions after the meeting ended, the two directors who had voted against the merger proposal decided to change their votes, so the final vote was unanimous of those in attendance in favor of the merger.

     ACCORDINGLY, THE THREE RIVERS BOARD RECOMMENDS THAT THE MERGER AGREEMENT BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF THREE RIVERS.

FAIRNESS OPINION OF SANDLER & O'NEILL & PARTNERS, L.P.

     Three Rivers retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to Three Rivers in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the May 6, 2002 meeting at which the Three Rivers Board considered the merger agreement and authorized Mr. Terry K. Dunkle to negotiate the final details thereof and execute a final agreement, Sandler O'Neill delivered to the Board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Three Rivers' shareholders from a financial point of view. Sandler O'Neill has confirmed its May 6th opinion by delivering to the Board a written opinion dated the date of this proxy statement/prospectus. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. THE FULL TEXT OF SANDLER O'NEILL'S UPDATED OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

     SANDLER O'NEILL'S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO THE THREE RIVERS BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO THREE RIVERS SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF THREE RIVERS TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY THREE RIVERS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER, THE FORM OF CONSIDERATION A SHAREHOLDER SHOULD ELECT IN THE MERGER OR ANY OTHER MATTER.

     In connection with rendering its May 6, 2002 opinion, Sandler O'Neill reviewed and considered, among other things:

     - the merger agreement and certain of the exhibits and schedules thereto;

     - certain publicly available financial statements and other historical financial information of Three Rivers that they deemed relevant;

     - certain publicly available financial statements and other historical financial information of Sky Financial that they deemed relevant;

     - financial projections for Three Rivers for the year ending December 31, 2002 prepared by and reviewed with management of Three Rivers and the views of senior management of Three Rivers, based on discussions with members of senior management, regarding Three Rivers' business, financial condition, results of operations and future prospects;

     - earnings per share estimates for Sky Financial for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of the senior management of Sky Financial, based on limited discussions with members of senior management, regarding Sky Financial's business, financial condition, results of operations and future prospects;

     - the pro forma financial impact of the merger on Sky Financial, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Three Rivers and Sky Financial;

     - the publicly reported historical price and trading activity for Three Rivers' and Sky Financial's common stock, including a comparison of certain financial and stock market information for Three Rivers and Sky Financial with similar publicly available information for certain other companies, the securities of which are publicly traded;

     - the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

     - the current market environment generally and the banking environment in particular; and

     - such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

     Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties. The Three Rivers Board did not limit the investigations made or the procedures followed by Sandler O'Neill in giving its opinion.

     In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, including the audited financial statements of Three Rivers and Sky Financial. Sandler O'Neill also relied on the assurances of management of Three Rivers and Sky Financial that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Three Rivers or Sky Financial or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Three Rivers or Sky Financial, nor did it review any individual credit files relating to Three Rivers or Sky Financial. With Three Rivers' consent, Sandler O'Neill assumed that the respective allowances for loan losses for both Three Rivers and Sky Financial were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of Three Rivers or Sky Financial.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Three Rivers' consent, that there has been no material change in Three Rivers' and Sky Financial's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Three Rivers and Sky Financial will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

     In rendering its May 6, 2002 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Three Rivers or Sky Financial and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Three Rivers or Sky Financial and the companies to which they are being compared.

     The earnings projections used and relied upon by Sandler O'Neill in its analyses were based upon internal projections in the case of Three Rivers and on published IBES consensus earnings estimates in the case of Sky Financial. With respect to such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Three Rivers' and Sky Financial's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Three Rivers and Sky Financial, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by Three Rivers were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Three Rivers, Sky Financial and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Three Rivers Board at the May 6th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Three Rivers' common stock or Sky Financial's common stock or the prices at which Three Rivers' or Sky Financial's common stock may be sold at any time.

     SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Sky Financial's common stock on May 3, 2002 of $23.52 and assuming 75% of Three Rivers' shares are converted into Sky Financial stock and the remaining 25% are converted into cash in the merger, Sandler O'Neill calculated an implied transaction value of $18.68 per share. Based upon Three Rivers' March 2002 financial information, Sandler O'Neill calculated the following ratios:

Transaction value/LTM net income............................  19.06x
Transaction value/Tangible book value.......................  226.8%
Core deposit premium(1).....................................  12.95%

---------------

(1) Assumes total core deposits of $657.9 million.

The aggregate transaction value was approximately $159.4 million, based upon
8.54 million shares of Three Rivers common stock outstanding. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the transaction value represented a 30.08 % premium over the May 3, 2002 closing price of Three Rivers' common stock.

     STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Three Rivers' common stock and Sky Financial's common stock and the relationship between the movements in the prices of Three Rivers' common stock and Sky Financial's common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional commercial banks, in each case selected by Sandler O'Neill. During the one year period ended May 3, 2002, Three Rivers' common stock outperformed each of the indices to which it was compared, while Sky Financial's common stock underperformed the Nasdaq Bank Index and the Regional Peer Group and outperformed the S&P 500.

                                                   BEGINNING INDEX VALUE   ENDING INDEX VALUE
                                                        MAY 3, 2001           MAY 3, 2002
                                                   ---------------------   ------------------
Three Rivers.....................................         100.00%                148.04%
Regional Group...................................         100.00                 143.81
Nasdaq Bank Index................................         100.00                 127.17
S&P 500 Index....................................         100.00                  85.97

                                                   BEGINNING INDEX VALUE   ENDING INDEX VALUE
                                                        MAY 3, 2001           MAY 3, 2002
                                                   ---------------------   ------------------
Nasdaq Bank Index................................         100.00%                127.17%
Regional Group...................................         100.00                 126.96
Sky Financial....................................         100.00                 121.55
S&P 500 Index....................................         100.00                  85.97

     COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Three Rivers and two groups of selected financial institutions. The first group, or Regional Group, consisted of Three Rivers and the following eleven publicly traded regional commercial banks:

Oak Hill Financial, Inc.                      Peoples Bancorp Inc.
Omega Financial Corporation                   State Bancorp Inc.
Lakeland Bancorp, Incorporated                PennRock Financial Services Corp.
Columbia Bancorp                              Univest Corporation of Pennsylvania
Sun Bancorp, Inc.                             Royal Bancshares of Pennsylvania, Inc.
Citizens & Northern Corporation

     Sandler O'Neill also compared Three Rivers to a group of thirteen publicly traded commercial banks that had a return on average equity (based on last twelve months' earnings) greater than 16% and a price-to-tangible book value greater than 190%. This Highly Valued Group was comprised of the following thirteen institutions:

Prosperity Bancshares, Inc.                   Hanmi Financial Corporation
Main Street Banks, Inc.                       Suffolk Bancorp
Arrow Financial Corporation                   Unizan Financial Corporation
S.Y. Bancorp, Inc.                            Bank of the Ozarks, Inc.
Franklin Financial Corporation                Merchants Bancshares, Inc.
Oak Hill Financial, Inc.                      Southern Financial Bancorp, Inc.
Interchange Financial Services Corporation

     The analysis compared publicly available financial information for Three Rivers and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended March 31, 2002 (or, if not available, as of and for the year ended December 31, 2001). The table below sets forth the comparative data as of and for the twelve months ended March 31, 2002, with pricing data as of May 3, 2002.

                                                                  REGIONAL    HIGHLY VALUED
                                                  THREE RIVERS     GROUP          GROUP
                                                  ------------   ----------   -------------
Total assets (in thousands).....................   $1,010,450    $1,043,906     $997,779
Tangible equity/total assets....................         6.96%         7.97%        7.43%
Intangible assets/total equity..................        15.12%         2.15%        0.91%
Net loans/total assets..........................        55.33%        59.31%       68.89%
Gross loans/total deposits......................        74.02%        80.54%       79.69%
Total borrowings/total assets...................        15.46%        15.84%        7.13%
Non-performing assets/total assets(1)...........         0.36%         0.39%        0.32%
Loan loss reserve/gross loans...................         1.42%         1.39%        1.43%
Net interest margin.............................         2.98%         4.24%        4.33%
Non-interest income/average assets..............         0.49%         0.78%        0.97%
Non-interest expense/average assets.............         2.18%         2.91%        2.83%
Efficiency ratio................................        66.52%        61.32%       55.25%
Return on average assets........................         0.79%         1.27%        1.42%
Return on average equity........................         9.95%        14.02%       17.94%
Price/tangible book value per share.............       174.37%       218.13%      302.52%
Price/earnings per share........................        14.65x        14.33x       15.39x
Dividend yield..................................         3.34%         2.82%        1.59%
Dividend payout ratio...........................        48.98%        41.83%       25.90%

---------------

(1) Data for Three Rivers is as of December 31, 2001.

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Sky Financial and two different groups of commercial banks. The Regional Group consisted of Sky Financial and the following seventeen publicly traded regional commercial banks:

Provident Financial Group, Inc.         Associated Banc-Corp.
Commerce Bancshares, Inc.               TCF Financial Corporation
FirstMerit Corporation                  First National of Nebraska, Incorporated
Old National Bancorp                    UMB Financial Corporation
Citizens Banking Corporation            First Midwest Bancorp, Inc.
Community First Bancshares, Inc.        Park National Corporation
AMCORE Financial, Inc.                  First Financial Bancorp.
1st Source Corporation                  Integra Bank Corporation
Republic Bancorp Inc.

     Sandler O'Neill also compared Sky Financial to a Highly Valued Group of eleven publicly traded commercial banks that had a return on average equity (based on last twelve months' earnings) greater than 17% and a price-to-tangible book value greater than 290%. The Highly Valued Group was comprised of the following eleven institutions:

First Tennessee National Corporation    North Fork Bancorporation, Inc.
Synovus Financial Corp.                 TCF Financial Corporation
Valley National Bancorp                 Greater Bay Bancorp
Wilmington Trust Corporation            Hudson United Bancorp
Community First Bancshares, Inc.        Pacific Capital Bancorp
Westamerica Bancorporation

     The analysis compared publicly available financial information for Sky Financial and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended March 31, 2002 (or, if not available, as of and for the year ended December 31, 2001). The table below sets forth the comparative data as of and for the twelve months ended March 31, 2002, with pricing data as of May 3, 2002.

                                                                  REGIONAL    HIGHLY VALUED
                                                 SKY FINANCIAL     GROUP          GROUP
                                                 -------------   ----------   -------------
Total assets (in thousands)....................   $9,461,000     $7,482,292    $8,330,025
Tangible equity/total assets...................         6.46%          7.23%         6.97%
Intangible assets/total equity.................         8.97%          9.69%        16.74%
Net loans/total assets.........................        68.93%         65.39%        63.07%
Gross loans/total deposits.....................        97.21%         89.52%        89.23%
Total borrowings/total assets..................        18.48%         16.91%        15.68%
Non-performing assets/total assets.............         0.43%          0.62%         0.42%
Loan loss reserves/gross loans.................         1.59%          1.50%         1.48%
Net interest margin............................         4.02%          4.24%         4.71%
Non-interest income/average assets.............         1.39%          1.48%         1.59%
Non-interest expense/average assets............         2.67%          3.12%         3.65%
Efficiency ratio...............................        52.04%         59.77%        56.91%
Return on average assets.......................         1.39%          1.18%         1.77%
Return on average equity.......................        19.08%         14.75%        21.16%
Price/tangible book value per share............       317.41%        263.26%       438.04%
Price/LTM earnings per share...................        15.79x         16.40x        17.93x
Dividend yield.................................         3.19%          2.63%         2.49%
Dividend payout ratio..........................        50.34%         40.88%        40.88%

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed other transactions announced from January 1, 2001 to May 3, 2002 involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 121 nationwide transactions and 16 regional transactions announced since that time, and 17 nationwide transactions announced since January 1, 2002. Sandler O'Neill reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to estimated 2002 earnings, transaction value to book value, transaction value to tangible book value, transaction value to total deposits, tangible book premium to core deposits, transaction value to total assets and premium to market price and computed high, low, mean and median multiples and premiums for each group of transactions. These multiples were applied to Three Rivers' financial information as of and for the year ended March 31, 2002. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Three Rivers' common stock $17.01 to $21.63 based upon the median multiples for 2001-2002 nationwide transactions, $16.98 to $21.00 based upon the median multiples for 2001-2002 regional transactions and $16.50 to $21.19 based upon the median multiples for the 2002 nationwide transactions. The implied transaction value of the merger as calculated by Sandler O'Neill was $18.68.

                                                               2001 & 2002           2002
                                                                REGIONAL          NATIONWIDE
                                                              TRANSACTIONS       TRANSACTIONS
                                            2001 & 2002      ---------------    ---------------
                                            NATIONWIDE       MEDIAN IMPLIED     MEDIAN IMPLIED
                                           TRANSACTIONS      MULTIPLE VALUE     MULTIPLE VALUE
                                          ---------------    ---------------    ---------------
                                          MEDIAN IMPLIED
                                          MULTIPLE VALUE
                                          ---------------
Transaction value/LTM EPS...............  17.96x   $17.58    19.52x   $19.11    16.86x   $16.50
Transaction value/LTM Est. 2002 EPS.....  16.09x   $17.38    17.90x   $19.33    16.09x   $17.38
Transaction value/Book value............  201.60%  $19.56    204.18%  $19.81    206.09%  $19.99
Transaction value/Tangible book value...  206.55%  $17.01    215.96%  $17.78    207.26%  $17.07
Transaction value/Total deposits........   22.21%  $19.93     18.91%  $16.98     20.39%  $18.30
Tangible book premium/Core
  deposits(1)...........................   13.29%  $18.37     14.99%  $19.67     13.05%  $18.19
Transaction value/Total assets..........   18.27%  $21.63     16.85%  $19.95     17.90%  $21.19
Premium to market(2)....................   41.13%  $20.27     46.27%  $21.00     41.89%  $20.38

---------------

(1) Assumes $650.9 million of core deposits.

(2) Based on Three Rivers' stock price of $14.36 as of market close on May 3, 2002.

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of Three Rivers through December 31, 2005 under various circumstances, assuming Three Rivers' projected dividend stream and that Three Rivers performed in accordance with the earnings projections reviewed with management. For periods after 2002, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 6%. To approximate the terminal value of Three Rivers common stock at December 31, 2005, Sandler O'Neill applied price/earnings multiples ranging from 6x to 26x and multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Three Rivers common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Three Rivers common stock of $6.22 to $26.89 when applying the price/earnings multiples and $7.84 to $29.08 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $18.68.

                                      EARNINGS PER SHARE MULTIPLES      TANGIBLE BOOK VALUE MULTIPLES
DISCOUNT                            --------------------------------   --------------------------------
RATE                                 6X      14X      18X      26X     100%     200%     250%     350%
--------                            -----   ------   ------   ------   -----   ------   ------   ------
9%................................  $7.56   $15.29   $19.16   $26.89   $9.56   $17.37   $21.27   $29.08
11................................   7.07    14.26    17.86    25.05    8.94    16.20    19.83    27.09
13................................   6.63    13.32    16.67    23.36    8.37    15.12    18.50    25.26
15................................   6.22    12.46    15.58    21.82    7.84    14.14    17.29    23.59

     Sandler O'Neill performed a similar analysis which estimated the future stream of after-tax dividend flows of Sky Financial through December 31, 2005 under various circumstances, assuming Sky Financial's projected dividend stream and that Sky Financial performed in accordance with median IBES estimates. For periods after 2003, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 4%. To approximate the terminal value of Sky Financial common stock at December 31, 2005, Sandler O'Neill applied price/earnings multiples ranging from 9x to 24x and multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sky Financial common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of

Sky Financial common stock of $13.84 to $40.28 when applying the price/earnings multiples and $8.82 to $30.17 when applying multiples of tangible book value.

                                    EARNINGS PER SHARE MULTIPLES        TANGIBLE BOOK VALUE MULTIPLES
DISCOUNT                          ---------------------------------   ---------------------------------
RATE                                9X      15X      18X      24X      100%     200%     250%     350%
--------                          ------   ------   ------   ------   ------   ------   ------   ------
9%..............................  $16.91   $26.26   $30.93   $40.28   $10.68   $18.48   $22.37   $30.17
11..............................   15.80    24.49    28.83    37.53    10.01    17.25    20.88    28.12
13..............................   14.78    22.87    26.92    35.01     9.39    16.13    19.51    26.25
15..............................   13.84    21.39    25.16    32.70     8.82    15.11    18.25    24.54

     In connection with its analyses, Sandler O'Neill considered and discussed with the Three Rivers Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon (1) 25% of the Three Rivers shares are exchanged for cash at a value of $18.27 per share, (2) 75% of the Three Rivers shares are exchanged for Sky Financial Group common stock at an exchange rate of 0.8, (3) the earnings per share estimates and projections of Three Rivers and Sky Financial referred to above, and (4) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Three Rivers and Sky Financial. The analysis indicated that for the year ending December 31, 2003, the first full year following the merger, the merger would be accretive to the combined company's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                                                       SKY FINANCIAL STAND-
                                                               ALONE             SKY FINANCIAL PRO FORMA
                                                     -------------------------   -----------------------
Projected 2003 EPS.................................            $1.78                      $1.79
Projected tangible book value at December 31,
  2003.............................................            $9.05                      $8.92

     Three Rivers has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $960,000, which is contingent, and payable, upon closing of the merger. Sandler O'Neill has also received a fee of $75,000 for rendering its opinion. Three Rivers has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other investment banking services to Three Rivers and has received compensation for such services. Sandler O'Neill has also in the past provided certain investment banking services to Sky Financial and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In addition, in the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Three Rivers and Sky Financial and their respective affiliates and may actively trade the debt and/or equity securities of Three Rivers and Sky Financial and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

BOARD OF DIRECTORS AND MANAGEMENT OF SKY FINANCIAL FOLLOWING THE MERGER

     We expect that the current Sky Financial management will remain in place. If the merger is completed, Sky Financial will cause the Sky Financial Board to nominate for election one director to both the Sky Financial Board and to the executive committee of the Sky Financial Board, which nominee will be recommended by Three Rivers and selected by Sky Financial in its discretion. Sky Financial has agreed to establish a regional advisory board for the region currently served by Three Rivers that will include five members recommended by Three Rivers and selected by Sky Financial in its discretion, with Vincent Locher serving as the regional president. Any member of the Three Rivers Board as of the effective date of the merger who is not appointed to the Sky Financial Board or the regional advisory board will receive a severance payment of $6,000.

INTERESTS OF THREE RIVERS' EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     Four Three Rivers executives have employment contracts that contain change in control provisions that will be triggered as a result of the merger. Those executives are Terry K. Dunkle, W. Harrison Vail, Vincent Locher and Anthony M.V. Eramo. These change in control provisions generally provide that if a triggering event (such as a termination of employment or a reduction in the executive's title, responsibility, reporting responsibility, or authority) occurs after the change in control the executive will be entitled to compensation and continued participation in the Three Rivers employee benefit plans (or compensation in lieu of such participation). Mr. Dunkle's agreement was recently amended to provide (1) for a reduction in the payments made to Mr. Dunkle under that agreement if the payments would trigger the application of
Section 280G of the Internal Revenue Code, and (2) for certain medical and other benefits to be paid to Mr. Dunkle until he reaches the age of 65. Mr. Vail's agreement was recently amended to extend the installment period for the benefits payable upon a triggering event from 18 to 36 months.

  CONSULTING AGREEMENTS

     In connection with the transactions contemplated by the merger, consulting agreements will be entered into with Messrs. Dunkle and Vail to provide post-merger services. The monthly base compensation payable to Mr. Vail will be equal to his pre-merger rate of base compensation. Mr. Dunkle's annual base compensation will be $50,000 plus a discretionary performance bonus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  TAX CONSEQUENCES OF SKY FINANCIAL AND THREE RIVERS

     The merger is structured to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended ("Code"). If it so qualifies, neither Sky Financial nor Three Rivers will recognize any gain or loss as a result of the merger. Three Rivers will have received a legal opinion from Kirkpatrick & Lockhart LLP, counsel to Three Rivers, that the merger will constitute a "reorganization" under Section 368(a) of the Code, and that each of Three Rivers and Sky Financial will be a party to the reorganization within the meaning of Section 368(b) of the Code. Sky Financial will have received a legal opinion from Squire, Sanders & Dempsey L.L.P., counsel to Sky Financial, that the merger will constitute a "reorganization" under Section 368(a) of the Code, that each of Three Rivers and Sky Financial will be a party to the reorganization within the meaning of Section 368(b) of the Code and that the distribution by USBANCORP, Inc. of Three Rivers on or about April 1, 2000 was not a distribution to which Section 355(e) of the Code applies in connection with the merger. Opinions of counsel are not binding upon the Internal Revenue Service ("IRS") or the courts. No rulings have been sought from the IRS in connection with the merger. The opinions of Kirkpatrick & Lockhart LLP and Squire, Sanders & Dempsey L.L.P. will rely on certain assumptions, which customarily are made in transactions of this kind. The opinions also will rely on representations and covenants, including those contained in officers' certificates of Sky Financial and Three Rivers.

  TAX CONSEQUENCES OF THREE RIVERS SHAREHOLDERS

     This description assumes that the merger will be treated as a tax free reorganization. It generally applies to shareholders of Three Rivers who are U.S. persons and who hold their Three Rivers shares as a capital asset for federal income tax purposes. THE DESCRIPTION DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR TAX CIRCUMSTANCES OR TO SHAREHOLDERS WHO MAY BE SUBJECT TO SPECIAL TAX TREATMENT (INCLUDING, WITHOUT LIMITATION, SHAREHOLDERS WHO HOLD THREE RIVERS SHARES AS PART OF A STRADDLE, HEDGE, CONVERSION OR OTHER RISK REDUCTION TRANSACTION; BROKER-DEALERS; SHAREHOLDERS WHO ARE SUBJECT TO ALTERNATIVE MINIMUM TAX; SHAREHOLDERS WHO HAVE A FUNCTIONAL CURRENCY OTHER THAN THE U.S. DOLLAR; TAX-EXEMPT SHAREHOLDERS; FOREIGN PERSONS; OR THOSE SHAREHOLDERS WHO ACQUIRED THREE RIVERS SHARES PURSUANT TO THE EXERCISE OF COMPENSATORY STOCK OPTIONS OR OTHERWISE AS COMPENSATION). THE DESCRIPTION IS BASED ON THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICES AS IN EFFECT ON THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) AND TO DIFFERING INTERPRETATIONS. FURTHERMORE, NO FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER ARE DISCUSSED HEREIN.

  SHAREHOLDERS WHO RECEIVE ONLY CASH

     Character of Gain/Loss. Three Rivers shareholders who receive only cash in exchange for their Three Rivers shares will generally recognize gain or loss equal to the difference between the amount of cash received and the federal income tax basis of their Three Rivers shares surrendered in the exchange. The gain or loss will be long term capital gain or loss if the Three Rivers shares surrendered in the merger were held as capital assets for a period exceeding one year as of the time of the exchange.

  SHAREHOLDERS WHO RECEIVE ONLY SKY FINANCIAL COMMON STOCK (EXCEPT FOR CASH IN LIEU OF FRACTIONAL SHARES).

     No Gain or Loss. Three Rivers shareholders who receive only Sky Financial common stock in exchange for their Three Rivers shares will not recognize any gain or loss on the exchange, except for gain or loss in connection with cash, if any, received in lieu of fractional shares -- see Cash in Lieu of Fractional Shares below.

     Tax Basis. The total federal income tax basis of the shares of Sky Financial common stock received by a Three Rivers shareholder (other than the portion of such basis that is allocated to a fractional share of Sky Financial common stock for which cash is received -- see Cash in Lieu of Fractional Shares below) will be the same as the total federal income tax basis of the shares of Three Rivers common stock surrendered by such shareholder in the exchange.

  SHAREHOLDERS WHO RECEIVE CASH (IN ADDITION TO CASH FOR FRACTIONAL SHARES) AND SKY FINANCIAL COMMON STOCK.

     Gain But Not Loss. A Three Rivers shareholder who receives cash and Sky Financial common stock will recognize gain in an amount equal to the lesser of:
(1) the difference between (i) the amount of cash and the fair market value of the Sky Financial common stock received in the exchange, and (ii) the shareholder's basis in the Three Rivers common stock surrendered in the exchange, and (2) the amount of cash received by the shareholder (excluding cash in lieu of fractional shares). For this purpose, a Three Rivers shareholder must calculate gain or loss separately for each identifiable block of Three Rivers common stock exchanged by the shareholder in the merger, and the shareholder cannot utilize a loss realized on one block of its Three Rivers common stock to offset a gain realized on another block of its Three Rivers common stock. If the Three Rivers common stock exchanged was held as a capital asset for a period exceeding one year, any gain will be treated as a long term capital gain; provided, however, that in very unusual circumstances (e.g., a Three Rivers shareholder who elects all Sky Financial common stock as the form of merger consideration instead receives some cash consideration due to the allocation procedures set forth in the merger agreement) it is possible that the IRS might take the position that cash

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

received should be taxed as a dividend. A Three Rivers shareholder will not be permitted to recognize a loss in the exchange except for a loss, if any, in connection with cash received in lieu of fractional shares -- see Cash in Lieu of Fractional Shares below.

     Tax Basis. The total federal income tax basis of the shares of Sky Financial common stock received by a Three Rivers shareholder will be the same as the total federal income tax basis of the shares of Three Rivers common stock surrendered in the exchange by such shareholder (other than that portion of such basis that is allocated to a fractional share of Sky Financial common stock for which cash was received -- see Cash in Lieu of Fractional Shares below) decreased by the amount of cash received in the exchange (excluding cash in lieu of fractional shares), and increased by the amount of gain, if any, recognized in the exchange (including any portion of the gain that is treated as a dividend but excluding any gain recognized as a result of cash received instead of a fractional share).

  HOLDING PERIOD

     The holding period of the shares of Sky Financial common stock received by the Three Rivers shareholders will include the holding period for the shares of Three Rivers common stock surrendered in the exchange, provided that the shares of Three Rivers common stock were held as a capital asset on the date of the exchange.

  CASH IN LIEU OF FRACTIONAL SHARES

     Three Rivers shareholders who receive cash in lieu of fractional shares of Sky Financial common stock as a result of the merger will be treated for federal income tax purposes as if the fractional share interest had been issued in the merger to the shareholders and then had been redeemed by Sky Financial for cash. The amount of gain or loss realized by a Three Rivers shareholder will be equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) the portion of the shareholder's basis in Three Rivers shares that is allocated to the fractional share. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss provided that the shares of Three Rivers common stock were held as a capital asset and for a period exceeding one year as of the time of the exchange.

  REPORTING REQUIREMENTS

     Three Rivers shareholders are required to file a statement with their United States federal income tax returns setting forth their tax bases in the Three Rivers common stock exchanged in the merger and the fair market value of the Sky Financial common stock and the amount of any cash received in the merger. In addition, Three Rivers shareholders will be required to retain permanent records relating to these facts.

  BACKUP WITHHOLDING

     Cash payments made to Three Rivers shareholders pursuant to the merger may, under certain circumstances, be subject to backup withholding at a rate of 30%. There is no withholding for shareholders who provide the exchange agent with their correct U.S. federal taxpayer identification number and who certify that no loss of exemption from backup withholding has occurred on IRS Form W-9 or its substitute. Certain categories of Three Rivers shareholders (for example, corporations and some foreign individuals) are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual must generally provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from a Three Rivers shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder's U.S. federal income tax liability provided that the shareholder furnish to the IRS all required information.

     THE DISCUSSION OF FEDERAL INCOME TAXES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH THREE RIVERS SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX

CONSEQUENCES TO THE SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of Three Rivers will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will not be amortized. Instead, goodwill will be reviewed for impairment at least annually. If the carrying amount of goodwill exceeds its estimated fair value, an impairment loss will be recognized in an amount equal to that excess.

     The pro forma results of applying the purchase method of accounting are shown in the unaudited pro forma financial information appearing elsewhere in this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements."

EFFECT ON THREE RIVERS EMPLOYEE BENEFIT PLANS

     Three Rivers employees will continue to participate in the Three Rivers employee benefit plans after the effective date of the merger until Sky Financial determines that Three Rivers employees shall participate in the Sky Financial employee benefit plans and that all or some of the Three Rivers employee benefit plans should be terminated or merged into certain Sky Financial employee benefit plans; provided, however, that Three Rivers' tax-qualified defined benefit pension plan and nonqualified supplemental executive retirement plan will not be terminated or merged into any employee benefit plans of Sky Financial. Each Three Rivers employee will be credited with years of Three Rivers service and Three Rivers predecessor service (to the same extent that Three Rivers credited such predecessor service under Three Rivers employee benefit plans) for purposes of eligibility on vesting in the Sky Financial employee benefit plans.

EXPENSES OF THE MERGER

     Sky Financial and Three Rivers will each bear its own expenses incurred in connection with the merger and the related transactions, including without limitation, all fees of its respective legal counsel, financial advisors and accountants. Sky Financial will also be responsible for all expenses incident to obtaining requisite regulatory approvals.

REGULATORY APPROVALS

     Sky Financial is preparing and will be filing the application necessary to obtain approval for the merger from the Federal Reserve Board. The merger may not be consummated for 30 days after approval by the Federal Reserve Board, during which time the United States Department of Justice may bring an action challenging the merger on antitrust grounds. Sky Financial also is preparing and will be filing the applications necessary to obtain approval for the subsidiary merger of Three Rivers Bank and Trust Company, a wholly-owned subsidiary of Three Rivers, with and into Sky Bank, Sky Financial's commercial banking affiliate, from the Ohio Department of Commerce (Division of Financial Institutions, Office of Banks and Savings & Loans) and the Pennsylvania Department of Banking. Sky Financial has no reason to believe that these regulatory approvals will not be obtained.

RESALE OF SHARES OF SKY FINANCIAL COMMON STOCK

     No restrictions on the sale or other transfer of the Sky Financial common stock issued pursuant to the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares issued to any Three Rivers shareholder who may be deemed to be an "affiliate" of Three Rivers for
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

purposes of Rule 145 under the Securities Act of 1933. Generally, "affiliates" of Three Rivers would include officers, directors and significant shareholders of Three Rivers. The merger agreement requires Three Rivers to cause persons who could be considered to be "affiliates" to enter into an agreement with Sky Financial stating that these "affiliates" will not sell, pledge, transfer or otherwise dispose of the Sky Financial common stock they acquire except in compliance with the Securities Act of 1933 and the rules and regulations thereunder. Sales of Sky Financial common stock by affiliates of Sky Financial are subject to similar transfer restrictions.

     Three Rivers affiliates may resell the Sky Financial common stock they receive in the merger only:

     - in transactions permitted by Rule 145 promulgated under the Securities Act of 1933;

     - pursuant to an effective registration statement; or

     - in transactions exempt from registration.

     Rule 145, as currently in effect, restricts the manner in which affiliates may resell and also restricts the number of shares that affiliates, and others with whom they might act in concert, may sell within any three month period.

STOCK EXCHANGE LISTING

     Shares of Sky Financial common stock to be issued in connection with the merger will be authorized for listing on the Nasdaq National Market System under the symbol "SKYF."

DIVIDENDS

     Sky Financial and Three Rivers will cooperate to assure that there will not be a payment of both a Sky Financial dividend and a Three Rivers dividend to a Three Rivers shareholder as a result of the merger. Following completion of the merger, former Three Rivers shareholders will receive dividends, if any, declared by Sky Financial as Sky Financial shareholders. Three Rivers shareholders will not lose all or a part of a quarterly dividend as a result of the merger.

DISSENTERS RIGHTS

     Under Pennsylvania law, a shareholder may dissent from, and receive payment of the fair value of his or her shares in the event of certain mergers, consolidations, share exchanges, asset transfers and corporate divisions. However, no dissenters rights are available with respect to shares which, at the applicable record date, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless (i) such shares belong to a preferred or special class or series and the terms of the transactions or the articles of incorporation do not require the majority of the shareholders of the class or series to adopt the transaction, or (ii) such shares are subject to treatment that differs materially from the treatment of other shares in the same class or series, and holders of such shares are not entitled to vote on the transaction as a special class. Because Three Rivers' shares are listed on a national securities exchange and are held by more than 2,000 shareholders, and because the enumerated exceptions do not apply, Three Rivers shareholders are not entitled to dissenters rights with respect to the merger.

                              THE MERGER AGREEMENT

     The following is a description of certain material terms of the merger agreement. A complete copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. WE ENCOURAGE YOU TO READ ALL OF THE MERGER AGREEMENT.

THE MERGER

     Under the merger agreement, Three Rivers will merge with and into Sky Financial, with Sky Financial surviving the merger. Because Sky Financial and Three Rivers are corporations that were formed under Ohio and Pennsylvania law, respectively, the merger of Sky Financial and Three Rivers must be completed in accordance with Ohio and Pennsylvania law. Immediately following the merger and upon the receipt of all required regulatory approvals, Three Rivers Bank and Trust Company, a wholly-owned subsidiary of Three Rivers, will merge with and into Sky Bank, Sky Financial's commercial banking affiliate. Sky Bank will continue to exist as an Ohio banking corporation and as a wholly-owned subsidiary of Sky Financial.

EFFECTIVE DATE

     The merger will become effective on the date we file the certificate of merger with the Secretary of State of the State of Ohio and the articles of merger with the Department of State of the Commonwealth of Pennsylvania. We plan to file the certificate of merger and the articles of merger as soon as practicable after all of the conditions described in the merger agreement have been satisfied.

CONVERSION OF THREE RIVERS COMMON STOCK

     On the effective date of the merger, each outstanding share of Three Rivers common stock will be converted into, at the election of each shareholder:

     - shares of Sky Financial common stock based upon a fixed exchange rate of .80 shares of Sky Financial common stock for each share of Three Rivers common stock owned; or

     - cash at the rate of $18.27 for each share of Three Rivers common stock owned; or

     - a combination of shares of Sky Financial common stock for 75% of the aggregate number of shares of Three Rivers common stock owned and cash for 25% of the aggregate number of shares of Three Rivers common stock owned, using the same exchange rates for stock and cash listed above.

     Pursuant to the terms of the merger agreement, the total merger consideration payable by Sky Financial for shares of Three Rivers common stock will consist of 5,121,464 shares of Sky Financial common stock and $38,987,143 in cash, subject to adjustment for the shares of Three Rivers common stock held by Sky Financial, shares of Three Rivers common stock issued upon exercise of options by officers of Three Rivers and officers of its former parent company, Ameriserv Financial, Inc., prior to the consummation of the merger, and cash paid by Sky Financial in lieu of fractional shares of Three Rivers common stock.

     If you would have the right to receive a fraction of a share of Sky Financial common stock as a result of electing to receive either all stock or a combination of 25% cash and 75% stock, you will instead receive a cash payment in an amount equal to the product of the fractional share of Sky Financial common stock and the last sale price of a share of Sky Financial common stock as reported by the Nasdaq National Market System, for the average of 20 trading days immediately preceding the effective date of the merger. The Bank of New York will serve as exchange agent and will be responsible for sending you any cash payment you have a right to receive.

     In addition, if you are a holder of shares of Three Rivers common stock that are converted to Sky Financial common stock as a part of the merger, we will also issue to you and attach to each share of Sky Financial common stock a preferred share purchase right under Sky Financial's shareholder rights plan that will not be evidenced by a separate certificate. On the effective date of the merger, if you are a holder of shares of Three Rivers common stock, you will no longer have any rights as a holder of those shares, but you will, upon proper surrender of your Three Rivers common share certificates, have the rights of a holder of Sky Financial common stock. For a comparison of the rights you have as a holder of Three Rivers common stock to the rights you will have as a holder of Sky Financial common stock, read "Material Differences in the Rights of Shareholders" beginning on page 50.

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

ELECTION PROCEDURES

     Subject to the allocation procedures described in the next section, each Three Rivers shareholder will have the right to elect to receive with respect to his or her shares of Three Rivers common stock, (i) all cash, (ii) all Sky Financial common stock, or (iii) a mixture of cash for 25% of the Three Rivers shares owned by such shareholder and Sky Financial common stock for 75% of the Three Rivers shares owned by such shareholder.

     All Cash Election. A shareholder who makes the all cash election will receive cash, at the rate of $18.27, for each share of Three Rivers common stock owned, subject to the allocation procedures described below.

     All Stock Election. A shareholder who makes the all stock election will receive shares of Sky Financial common stock, based upon a fixed exchange rate of .80 shares of Sky Financial common stock, for each share of Three Rivers common stock owned, subject to the allocation procedures described below.

     Mixed Election. A shareholder who makes the mixed 25% cash/ 75% stock election will receive (i) cash, at the rate of $18.27 per share, for 25% of such shareholder's aggregate number of shares of Three Rivers common stock, and (ii) shares of Sky Financial common stock, based upon a fixed exchange rate of .80 shares of Sky Financial common stock per share, for 75% of such shareholder's aggregate number of shares of Three Rivers common stock.

     Non-Election Shares. Shareholders who do not make an election as to whether they wish to receive all cash, all Sky Financial common stock, or a mixture of 25% cash and 75% stock, and shareholders who do not make a valid election, will be deemed to have made a "non-election." Shareholders who are deemed to have made a non-election will receive all cash, all Sky Financial common stock or a combination of Sky Financial common stock and cash at the rates described above, as determined by the exchange agent in its discretion.

     TWENTY-FIVE PERCENT OF THE TOTAL MERGER CONSIDERATION WILL BE PAID IN CASH AND 75% OF THE TOTAL MERGER CONSIDERATION WILL BE IN THE FORM OF SHARES OF SKY FINANCIAL COMMON STOCK, BASED ON THE $22.84 CLOSING PRICE OF SKY FINANCIAL COMMON STOCK ON APRIL 18, 2002. ACCORDINGLY, THERE IS NO ASSURANCE THAT A HOLDER OF THREE RIVERS COMMON STOCK WILL RECEIVE THE FORM OF CONSIDERATION THAT THE HOLDER ELECTS WITH RESPECT TO ALL SHARES OF THREE RIVERS COMMON STOCK HELD BY THAT HOLDER, UNLESS THE HOLDER ELECTS TO RECEIVE THE MIXED 25% CASH/75% STOCK CONSIDERATION OR UNLESS ONE OF THE FOLLOWING TWO EXCEPTIONS APPLIES TO SUCH HOLDER AND THE HOLDER'S SHARES:

     (1) THE HOLDERS OF 100 OR FEWER SHARES OF THREE RIVERS COMMON STOCK WHO ELECT TO RECEIVE ALL CASH FOR THEIR SHARES WILL RECEIVE ALL CASH; AND

     (2) THE ADMINISTRATORS OF THE THREE RIVERS DEFINED BENEFIT PENSION PLAN AND THE 401(K) PLAN WILL RECEIVE THE FORM OF CONSIDERATION SUCH ADMINISTRATORS ELECT WITH RESPECT TO THE SHARES HELD IN THOSE PLANS (ALL CASH, ALL STOCK, OR A MIXTURE OF 25% CASH AND 75% STOCK).

     THEREFORE, IF THE ELECTIONS RESULT IN AN OVERSUBSCRIPTION OF STOCK OR CASH, THE PROCEDURES FOR ALLOCATING SKY FINANCIAL COMMON STOCK AND CASH, DESCRIBED BELOW UNDER "-- ALLOCATION," WILL BE FOLLOWED BY THE EXCHANGE AGENT.

     Election Form. The merger agreement provides that prior to the anticipated date of completion of the merger, the companies will mail to Three Rivers shareholders a form of election and other appropriate and customary transmittal materials. Each election form will allow the holder to make the all cash election, the all stock election, the mixed 25% cash/ 75% stock election, or to indicate that the holder makes no election. Sky Financial and Three Rivers will mail the form of election to each Three Rivers shareholder who is a holder of record as of the close of
business on           , 2002. Sky Financial also will make available forms of
election to persons who become holders of Three Rivers common stock subsequent
to           , 2002 and up and until the close of business on the business day prior to the election deadline.

     Holders of Three Rivers common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Shares of Three Rivers common stock for which the holder has not made a valid election prior to the election deadline will be deemed non-electing shares.

     TO MAKE AN ELECTION, A HOLDER OF THREE RIVERS COMMON STOCK MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT OR PRIOR TO THE ELECTION DEADLINE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ELECTION FORM. AN ELECTION FORM WILL BE PROPERLY COMPLETED ONLY IF ACCOMPANIED BY CERTIFICATES REPRESENTING ALL SHARES OF THREE RIVERS COMMON STOCK COVERED BY THE ELECTION FORM (OR APPROPRIATE EVIDENCE AS TO THE LOSS, THEFT OR DESTRUCTION, APPROPRIATE EVIDENCE AS TO THE OWNERSHIP OF THAT CERTIFICATE BY THE CLAIMANT, AND APPROPRIATE AND CUSTOMARY IDENTIFICATION).

     An election may be revoked by any shareholder submitting an election form prior to the election deadline and may be either resubmitted or withdrawn. If a shareholder wishes to change an election, the shareholder may resubmit the election form in accordance with the election procedures, so long as the resubmitted election form is received by the election deadline. If a shareholder wishes to withdraw an election, the shareholder must provide written notice of withdrawal to the exchange agent by 5:00 p.m. local time on the day prior to the election deadline. In the event of a withdrawal of an election, the exchange agent will, upon receiving a written request from the holder of Three Rivers common stock making the withdrawal, return the certificates of Three Rivers common stock submitted by that holder, and that holder will be deemed to have made a non-election as described above. The exchange agent will have reasonable discretion to determine whether any election, change, or withdrawal request has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent and Sky Financial regarding these matters will be binding and conclusive. Neither Sky Financial nor the exchange agent will be under any obligation to notify any person of any defects in an election form.

     Letter of Transmittal. Soon after the completion of the merger, the exchange agent will send a letter of transmittal to each person who was a Three Rivers shareholder at the effective time of the merger who has not previously and properly surrendered shares of Three Rivers common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Three Rivers common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

     Until you surrender your Three Rivers stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time with respect to Sky Financial common stock into which any of your shares may have been converted. When you surrender your certificates, Sky Financial will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Three Rivers of any shares of Three Rivers common stock. If certificates representing shares of Three Rivers common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Three Rivers common stock represented by that certificate would have been converted based upon the holder's election as indicated in the election form. Certificates representing shares of Three Rivers common stock that are presented for transfer after the completion of the merger will be treated as non-electing shares if no election form has been presented by the holder by the election deadline.

     If a certificate for Three Rivers common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary identification.

ALLOCATION

     Pursuant to the terms of the merger agreement, Sky Financial will pay a total of $38,987,143 in cash and issue a total of 5,121,464 shares of Sky Financial common stock in exchange for the outstanding shares of Three Rivers common stock, subject to adjustment for the shares of Three Rivers common stock held by Sky, shares of Three Rivers common stock issued upon exercise of options prior to the consummation of the merger, and cash paid by Sky in lieu of fractional shares of Three Rivers common stock. Twenty-five percent of the total merger consideration for shares of Three Rivers common stock will be paid in cash and the remaining 75% will be paid in shares of Sky Financial common stock, based on the $22.84 closing price of Sky Financial common stock on April 18, 2002. Therefore, all cash and all stock elections are subject to proration to preserve these limitations on the amount of cash to be paid and the number of shares of Sky Financial common stock to be issued in the merger, except for the following all cash or all stock elections:

     (1) the holder of 100 or fewer shares of Three Rivers common stock who elect to receive all cash for their shares will receive all cash; and

     (2) the administrators of the Three Rivers defined benefit pension plan and the 401(k) plan will receive the form of consideration such administrators elect with respect to the shares in those plans (all cash, all stock, or a mixture of 25% cash and 75% stock).

     As a result, unless one of these two exceptions apply to you and your shares, you may receive a mix of cash and stock even if you make the all cash election or the all stock election.

     Reduction of Shares Deposited for Cash. If, at the election deadline, the exchange agent determines that more than 25% of the total number of outstanding shares of Three Rivers common stock have been deposited for cash pursuant to the all cash election or the mixed 25% cash/75% stock election, then the exchange agent will deem that a certain number of shares deposited for all cash instead have been deposited for all stock so that no more than 25% of the total number of Three Rivers shares will be exchanged for cash. The exchange agent will determine this number on a pro rata basis in relation to the total number of shares deposited for all cash (excepting out the number of shares deposited for all cash by shareholders with 100 or fewer shares and the number of shares deposited for all cash by the administrators of Three Rivers' defined benefit pension plan and 401(k) plan). Notice of this allocation shall be provided promptly to each shareholder who had elected all cash and will not receive that consideration because of such allocation.

     Increase of Shares Deposited for Cash. If, at the election deadline, the exchange agent determines that less than 25% of the total number of outstanding shares of Three Rivers common stock have been deposited for cash pursuant to the all cash election or the mixed 25% cash/75% stock election, then the exchange agent will deem that a certain number of shares deposited for all stock instead have been deposited for all cash so that no less than 25% of the total number of Three Rivers shares will be exchanged for cash. The exchange agent will determine this number on a pro rata basis in relation to the total number of shares deposited for all stock (excepting out the number of shares deposited for all stock by the administrators of Three Rivers' defined benefit pension plan and 401(k) plan). Notice of this allocation shall be provided promptly to each shareholder who had elected all stock and will not receive that consideration because of such allocation.

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

     The allocation described above will be computed by the exchange agent within 10 days after the election deadline, unless the merger has not been completed, in which case the allocation will be completed as soon as practicable after completion of the merger.

     BECAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF RECEIVING CASH, SKY FINANCIAL COMMON STOCK, OR BOTH CASH AND SKY FINANCIAL COMMON STOCK WILL DIFFER, THREE RIVERS SHAREHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER THE CAPTION "THE MERGER-MATERIAL FEDERAL INCOME TAX CONSEQUENCES" AND TO CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO THEM. IN ADDITION, BECAUSE THE STOCK CONSIDERATION CAN FLUCTUATE IN VALUE FROM THE DETERMINATION MADE DURING THE VALUATION PERIOD, THE ECONOMIC VALUE PER SHARE RECEIVED BY THREE RIVERS SHAREHOLDERS WHO RECEIVE THE STOCK CONSIDERATION MAY, AS THE DATE OF RECEIPT BY THEM, BE MORE OR LESS THAN THE AMOUNT OF CASH CONSIDERATION PER SHARE RECEIVED BY THREE RIVERS SHAREHOLDERS WHO RECEIVE CASH CONSIDERATION.

CONVERSION OF THREE RIVERS STOCK OPTIONS

     On the effective date of the merger, each outstanding option to purchase shares of Three Rivers common stock will be terminated in exchange for a cash payment in an amount equal to $18.27 per share minus the applicable exercise price for such option, multiplied by the number of shares of Three Rivers common stock covered by such option. Three Rivers has agreed to use its best efforts to obtain consents from option holders to terminate their options in exchange for this cash payment.

CONDITIONS TO COMPLETION OF THE MERGER

     Conditions to Sky Financial's Obligation and Three Rivers' Obligation to Complete the Merger. The obligations of Sky Financial and Three Rivers to complete the merger are subject to the satisfaction of certain conditions, including:

     - Three Rivers shareholders must approve and adopt the merger agreement;

     - we must receive the required regulatory approvals and all applicable statutory waiting periods relating to the merger must expire or be terminated;

     - there must not be any injunction or other order by any court or governmental entity prohibiting or preventing the merger;

     - the registration statement relating to the issuance of Sky Financial common stock in the merger must be effective; and

     - we must receive all required permits and other authorizations under state securities laws necessary to complete the transactions contemplated by the merger.

     Conditions to Three Rivers' Obligation to Complete the Merger. The obligation of Three Rivers to complete the merger is further subject to the satisfaction of several conditions, including:

     - Sky Financial must perform its obligations under the merger agreement in all material respects;

     - representations and warranties of Sky Financial contained in the merger agreement must be true and correct when made and as if made on the effective date of the merger, except where the failure of these representations and warranties to be true and correct would not have a material adverse effect on Sky Financial;

     - Three Rivers must receive a legal opinion from Kirkpatrick & Lockhart LLP, counsel to Three Rivers, that the merger will constitute a "reorganization" for federal income tax purposes and that no gain or loss will be recognized by Three Rivers shareholders who receive shares of Sky Financial

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

       common stock, other than the gain or loss recognized as to cash received in lieu of fractional shares and cash received in exchange for shares of Three Rivers common stock;

     - Three Rivers must receive a legal opinion from Squire, Sanders & Dempsey L.L.P., counsel to Sky Financial, stating that Sky Financial is duly organized and in good standing, that the merger agreement was duly executed by, and is binding and enforceable against Sky Financial, that the Sky Financial common stock to be issued will be authorized, fully paid and nonassessable and that upon the filing of the certificate of merger in Ohio, the merger will be effective; and

     - Three Rivers must receive a fairness opinion from Sandler O'Neill & Partners, L.P., financial advisor to Three Rivers, stating that the merger consideration is fair to the shareholders of Three Rivers from a financial point of view.

     Conditions to Obligations of Sky Financial to Complete the Merger. The obligation of Sky Financial to complete the merger is further subject to the satisfaction of several conditions, including:

     - Three Rivers must perform its obligations under the merger agreement in all material respects;

     - representations and warranties of Three Rivers contained in the merger agreement must be true and correct when made and as if made on the effective date of the merger, except where the failure of these representations and warranties to be true and correct would not have a material adverse effect on Three Rivers;

     - Sky Financial must receive a legal opinion from Kirkpatrick & Lockhart LLP, counsel to Three Rivers, stating that Three Rivers is duly organized and in good standing, that the merger agreement was duly executed by, and is binding and enforceable against Three Rivers and that upon the filing of the articles of merger in Pennsylvania, the merger will be effective;

     - Sky Financial must receive executed affiliate agreements from each affiliate of Three Rivers;

     - Sky Financial must receive a legal opinion from Squire, Sanders & Dempsey L.L.P., counsel to Sky Financial, that the merger will constitute a "reorganization" for federal income tax purposes and that the distribution by USBANCORP, Inc. of Three Rivers on or about April 1, 2000 was not a distribution to which Section 355(e) of the Internal Revenue Code applies; and

     - Sky Financial must receive documentation reasonably acceptable to Sky Financial that the shares of Three Rivers common stock held by the Three Rivers Bank and Trust Company Pension Trust do not exceed the limitations of Section 407 of the U.S. Employee Retirement Income Security Act of 1974, as amended.

     Each of us could, to the extent permitted by applicable law, decide to waive certain of the conditions to our obligation to complete the merger even though one or more of these conditions have not been met. In the case of mutual conditions, however, both of us would have to decide to waive a condition to our obligations to complete the merger. We cannot guarantee that the conditions to the merger will be satisfied or waived, or that the merger will be completed at all.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains some customary representations and warranties made both by Sky Financial and by Three Rivers, including representations and warranties relating to:

     - due organization and good standing;

     - capitalization;

     - subsidiaries;

     - corporate power and authorization to enter into the transactions contemplated by the merger agreement;

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

     - governmental filings, reviews and approvals required in connection with the transactions contemplated by the merger agreement;

     - filings with the Securities and Exchange Commission;

     - financial statements;

     - litigation;

     - regulatory matters;

     - compliance with laws;

     - absence of default under any material contracts or agreements;

     - brokerage fees;

     - certain laws regarding takeovers;

     - taxes;

     - risk management instruments;

     - corporate books and records;

     - insurance coverage;

     - off balance sheet transactions;

     - disclosure statements made in the representations and warranties sections of the merger agreement;

     - absence of certain material changes or events;

     - allowance for loan losses;

     - repurchase agreements; and

     - deposit insurance with the Federal Deposit Insurance Corporation.

     In addition, Three Rivers made certain additional representations and warranties to Sky Financial relating to:

     - employee benefit plans and plan compliance;

     - labor matters;

     - environmental matters;

     - absence of undisclosed liabilities;

     - properties owned and leased by Three Rivers; and

     - loans.

     The representations and warranties in the merger agreement will not survive the effective date of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business by Three Rivers until the Effective Time of the Merger. From May 7, 2002 until the effective date of the merger, unless Sky Financial otherwise consents in writing, Three Rivers and its subsidiaries must:

     - conduct their business in the ordinary course;

     - use their reasonable efforts to preserve intact their present business organizations and assets;

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

     - use their reasonable efforts to preserve their relationships with customers, suppliers, employees and business associates; and

     - not voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Three Rivers' ability to perform any of its material obligations under the merger agreement.

     In addition, except as otherwise provided in the merger agreement, during this period Three Rivers and its subsidiaries may not:

     - issue or sell any shares of capital stock, permit such shares to become outstanding, or authorize the creation of additional shares of capital stock;

     - permit any additional shares of their capital stock to become subject to new grants of employee or director stock options or similar rights;

     - make, declare, pay or set aside for payment any dividend, other than in accordance with past practices;

     - adjust, split, combine, redeem, purchase or acquire any shares of their capital stock;

     - enter into or amend or renew any employment, consulting, severance or similar agreements with directors, officers or employees;

     - increase employee compensation, severance or other benefits;

     - enter into, establish, adopt or amend any employee benefit plan or arrangement with respect to any director, officer or employee;

     - acquire or sell or otherwise dispose of capital assets or any other assets other than in the ordinary course of business;

     - amend their organizational documents;

     - implement or adopt any change in their accounting principles, practices or methods;

     - enter into, amend, modify or terminate any material contract;

     - settle any material claim, action or proceeding;

     - take any action that would disqualify the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

     - take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being untrue, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement;

     - except pursuant to applicable law or regulation, implement or adopt any material change in their interest rate risk management and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

     - incur any indebtedness for borrowed money other than in the ordinary course of business; or

     - agree or commit to do any of the foregoing.

     Conduct of Business by Sky Financial until the Effective Time of the Merger. From May 7, 2002 until the effective date of the merger, unless Three Rivers otherwise consents in writing, Sky Financial and its subsidiaries must:

     - conduct their business in the ordinary course;

     - use their reasonable efforts to preserve their present business organizations and assets;
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

     - use their reasonable efforts to preserve their relationships with customers, suppliers, employees and business associates; and

     - not voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Sky Financial's ability to perform any of its material obligations under the merger agreement.

     In addition, except as otherwise provided in the merger agreement, during this period Sky Financial and its subsidiaries may not:

     - fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their existing relations with customers, suppliers, employees and business associates;

     - implement or adopt any change in their accounting principles, practices or methods;

     - take any action that would disqualify the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

     - take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being untrue, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement;

     - except pursuant to applicable law or regulation, fail to follow their existing policies or practices with respect to managing their exposure to interest rates and other risks or fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risks; or

     - agree or commit to do any of the foregoing.

TERMINATION OF THE MERGER AGREEMENT

     Termination. We can terminate the merger agreement without completing the merger if each of our boards of directors agrees, by a majority vote, to terminate it. Either of us acting alone can terminate the merger agreement if:

     - the other party breaches a representation or warranty or breaches a covenant or agreement contained in the merger agreement which cannot be cured within 30 days of giving notice of the breach to the breaching party, provided that the breach would be reasonably likely to result in a material adverse effect on the other party;

     - the merger has not been completed on or before January 31, 2003;

     - the approval of any governmental entity required for consummation of the merger has been denied by final nonappealable action;

     - any of the conditions to our obligations to complete the merger have not been met; or

     - the Three Rivers shareholders do not approve and adopt the merger agreement.

     Three Rivers, acting alone, can terminate the merger agreement if the average closing price of Sky Financial common stock over a 10 day period, as defined in the merger agreement, is lower than $20.56 and the number obtained by dividing the average closing price of Sky Financial common stock by $22.84 is less than the number obtained by dividing the final index price by the initial index price of an index of a preselected peer group of financial institutions, and then multiplying its quotient by .85. However, prior to Three Rivers exercising this right, Sky Financial may, at its option, offer to Three Rivers shareholders additional merger consideration to compensate for the lower share value. The merger agreement defines this additional consideration as the amount necessary for the stock exchange rate to equal $16.45 divided by the average closing price of Sky Financial common stock. Three Rivers then may, at its option, agree to accept such additional consideration or terminate the merger agreement.

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

TERMINATION FEE

     Three Rivers must pay Sky Financial a termination fee of $4,500,000 if an acquisition proposal with respect to Three Rivers or any of its subsidiaries has been made known to Three Rivers and has been publicly announced or otherwise become public, or been made to the Three Rivers shareholders generally, and after which one of the following occurs:

     - the merger agreement is terminated by Sky Financial or Three Rivers because either (i) the Three Rivers shareholders fail to approve the merger agreement, or (ii) because of a breach by the other party of one of the covenants or agreements contained in the merger agreement, and within eighteen months of terminating the merger agreement pursuant to item (i) or (ii) above, Three Rivers enters into an acquisition agreement providing for a merger, reorganization, business combination or similar transaction; or

     - after receiving the acquisition proposal, the Three Rivers Board does not take action to convene the special meeting of shareholders and recommend that such shareholders adopt the merger agreement, and within eighteen months after such receipt, Three Rivers enters into an acquisition agreement providing for a merger, reorganization, business combination or similar transaction.

     Three Rivers agreed to this termination fee arrangement in order to induce Sky Financial to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Three Rivers.

AMENDMENT; WAIVER

     The merger agreement may be amended in writing if signed by both Sky Financial and Three Rivers. Either of us may extend the time for performance, waive any inaccuracies in the representations and warranties or waive compliance with any agreements or conditions under the merger agreement by a writing signed by the party against whom the waiver or extension is to be effective. We may amend the merger agreement or give each other waivers at any time before or after the Three Rivers shareholders approve the merger agreement. However, after the Three Rivers special meeting, we cannot make any amendment or give any waiver that by law requires further approval by the Three Rivers shareholders unless we have obtained that approval.

                   DESCRIPTION OF SKY FINANCIAL CAPITAL STOCK

GENERAL

     The following is a summary of the material terms of the Sky Financial capital stock. If you would like to review copies of the Sky Financial certificate of incorporation and code of regulations, these documents are on file with the Securities and Exchange Commission. For further information on the rights of holders of Sky Financial common stock, see "Material Differences in the Rights of Shareholders."

     Sky Financial has authorized 150,000,000 shares of common stock, without par value, of which 83,988,472 shares are issued and 1,334,376 shares are held in treasury. Each share of outstanding Sky Financial common stock is duly authorized, validly issued, fully paid and nonassessable. The holders of Sky Financial common stock have one vote per share on each matter on which shareholders are entitled to vote. Each share of Sky Financial common stock has an associated preferred share purchase right pursuant to Sky Financial's existing shareholder rights plan. Directors are elected for staggered, three year terms. Specifically, the Sky Financial Board is divided into three classes, one of which is elected annually. On liquidation or dissolution of Sky Financial, the holders of Sky Financial common stock are entitled to share ratably in the assets that remain after creditors have been paid.

     In addition, Sky Financial has authorized 10,000,000 serial preferred shares, none of which are currently outstanding. The terms of the serial preferred shares are to be established by the Sky Financial Board; therefore, if Sky Financial were to issue serial preferred shares in the future, holders thereof might have preference over the holders of Sky Financial common stock in the event of a liquidation or

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

dissolution and may have other rights that are superior to or in addition to the rights of holders of Sky Financial common stock. Serial preferred shares have a par value of $10.00 per share. Sky Financial common stock has no par value. Holders of Sky Financial common stock have no preemptive rights, subscription rights or conversion rights.

     The Sky Financial Board determines whether to declare dividends and the amount of any dividends declared. Such determinations by the Sky Financial Board take into account Sky Financial's financial condition, results of operations and other relevant factors. While management expects to maintain its policy of paying regular cash dividends, no assurances can be given that any dividends will be declared, or, if declared, what the amount of such dividends will be. See "The Merger -- Dividends" on page 39.

     The Bank of New York is the transfer agent and registrar for Sky Financial common stock and will be the exchange agent for the merger.

               MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

INTRODUCTION

     On the effective date of the merger, each share of Three Rivers common stock, other than treasury shares, will be converted into the right to receive
0.80 shares of Sky Financial common stock, cash or a combination thereof. As a result, shareholders of Three Rivers, a Pennsylvania corporation, who elect to receive Sky Financial common stock, will become shareholders of Sky Financial, an Ohio corporation, and Ohio law, the Sky Financial articles of incorporation and the Sky Financial code of regulations will govern the rights of these new Sky Financial shareholders. The following is a summary of certain similarities and material differences between the rights of Sky Financial shareholders and Three Rivers shareholders. These differences arise from differences between various provisions of Ohio and Pennsylvania law, as well as differences between the Sky Financial articles of incorporation and code of regulations and the Three Rivers articles of incorporation and bylaws. Although it is impractical to compare all of the aspects in which Ohio and Pennsylvania law and the companies' charter documents differ with respect to shareholders' rights, the following discussion summarizes the material significant differences between them.

     This is a summary of the material provisions of Ohio and Pennsylvania law and the Sky Financial and Three Rivers charter documents as they affect the rights of Sky Financial and Three Rivers shareholders. We encourage you to read the relevant provisions of Ohio and Pennsylvania law, the Sky Financial articles of incorporation and code of regulations and the Three Rivers articles of incorporation and bylaws.

AUTHORIZED SHARES

     Sky Financial. The Sky Financial articles of incorporation provide for 150,000,000 shares of Sky Financial common stock, without par value, and 10,000,000 shares of Sky Financial preferred stock, par value $10.00 per share. No serial preferred shares are currently outstanding. If Sky Financial serial preferred shares were to be issued, the rights of holders of Sky Financial common stock would be subordinated in certain respects to the rights of holders of Sky Financial serial preferred shares.

     Three Rivers. The Three Rivers articles of incorporation provide for 20,000,000 shares of Three Rivers common stock, par value $0.01 per share, and 5,000,000 shares of Three Rivers preferred stock, without par value. No Three Rivers preferred shares have been issued nor may any be issued pursuant to the merger agreement.

BUSINESS COMBINATIONS

     Sky Financial. Under Ohio law, to effectuate a merger, the directors and the shareholders of the corporation that is being merged must adopt the merger agreement. For shareholder adoption, at least two-thirds of the shares entitled to vote must vote in favor of the merger agreement, unless the corporation's articles of incorporation provide otherwise; however, a corporation's articles may not provide for approval by less than a majority of the shares entitled to vote. In addition, if the articles require adoption by a
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

particular class of shareholders, those shareholders must also adopt the merger agreement as specified in the articles. Under the Sky Financial articles of incorporation, for shareholder approval of a merger agreement, a majority of shares entitled to vote must be voted in favor of the merger agreement.

     Under Ohio law, the directors and shareholders of a domestic surviving corporation in a merger must also adopt the merger agreement if:

     - the articles or code of regulations of the surviving corporation require adoption of the merger agreement by shareholders;

     - the merger agreement conflicts with or changes the articles or code of regulations of the surviving corporation;

     - the merger agreement authorizes any action that would otherwise require adoption by shareholders;

     - the merger involves the issuance or transfer of shares by the surviving corporation to the shareholders of the acquired corporation, and as a result of the transfer and immediately after consummation of the merger, the transferred shares would entitle these new shareholders to exercise at least one-sixth or more of the voting power of the surviving corporation in the election of directors; and

     - the merger agreement changes the directors of the surviving corporation in such a manner that shareholder approval is required.

     This merger involves the exchange of shares of Sky Financial common stock for shares of Three Rivers common stock, and as a result of the exchange, the new Sky Financial shareholders will not be able to exercise more than one-sixth of the voting power in the election of Sky Financial directors. Consequently, the approval of Sky Financial's shareholders of the merger agreement is not required.

     Three Rivers. Under Pennsylvania law, to effectuate a merger or consolidation, both the board of directors and the shareholders of each Pennsylvania corporation that is a party to the merger or consolidation must approve the merger. The shareholder vote required for adoption of the merger is a majority of the votes cast by all shareholders entitled to vote. The Three Rivers articles of incorporation require the same shareholder vote as Pennsylvania law when two-thirds of the members of the board of directors have previously approved the merger.

DISSENTERS RIGHTS

     Three Rivers. Under Pennsylvania law, a shareholder may dissent from, and receive payment of the fair value of his or her shares in the event of certain mergers, consolidations, share exchanges, asset transfers and corporate divisions. However, no dissenters rights are available with respect to shares that, at the applicable record date, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless (i) such shares belong to a preferred or special class or series and the terms of the transactions or the articles of incorporation do not require the majority of the shareholders of the class or series to adopt the transaction, or (ii) such shares are subject to treatment that differs materially from the treatment of other shares in the same class or series, and holders of such shares are not entitled to vote on the transaction as a special class. Because Three Rivers' shares are listed on a national securities exchange and are held by more than 2,000 shareholders, and because the enumerated exceptions do not apply, Three Rivers shareholders are not entitled to dissenters rights with respect to this merger.

NUMBER OF DIRECTORS

     Sky Financial. Under Ohio law, a corporation's articles of incorporation or code of regulations determines the number of directors, but, in most circumstances, the number may not be less than three. Unless the corporation has less than three shareholders and the articles of incorporation and code of regulations are silent, the number of directors is three. Unless the articles of incorporation or code of regulations provides otherwise, the shareholders may fix or change the number of directors at a shareholder
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

meeting for the election of directors by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote. The Sky Financial code of regulations provides for no less than five and no more than 35 directors, the specific number of which is established by the Sky Financial Board from time-to-time. The Sky Financial Board has established the current number of directors at 16. This number will be changed from 16 to 17 directors in anticipation of the merger. To change the number of directors on the Sky Financial Board, the Sky Financial code of regulations requires the affirmative vote of 70% of the directors then in office.

     Three Rivers. Under Pennsylvania law, a corporation's articles of incorporation or bylaws dictate the number of directors and the method for changing the number of directors. If the articles of incorporation and bylaws are silent, Pennsylvania law sets the number of directors at three. The Three Rivers bylaws require a minimum of seven and no more than 25 board members. Under the Three Rivers bylaws, the number of directors may be changed by resolution of a majority of the full board of directors or by resolution of the shareholders.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Sky Financial. Under Ohio law, a corporation's articles of incorporation or bylaws may provide for the classification of directors into either two or three classes so long as no director serves a term of office greater than three years. The Sky Financial code of regulations classifies the board of directors into three classes with approximately one-third of the directors elected each year. Consequently, for shareholders to change a majority of the directors on the board requires two annual meetings.

     Three Rivers. Under Pennsylvania law, a corporation's articles of incorporation may provide for the classification of directors. Unless the articles of incorporation provide otherwise, all classes must be as nearly equal in number as possible, the term of office of at least one class must expire in each year and the members of a class may not be elected for a period longer than four years. The Three Rivers articles of incorporation divided the board of directors into three classes as nearly equal in number as possible and the term of office of one class expires each year.

NOMINATION OF DIRECTORS

     Sky Financial. Under the Sky Financial code of regulations, either the board of directors or any shareholder entitled to vote in the election of directors may nominate a candidate for the board of directors. Shareholder nominations must be made in writing and must include the written consent of each proposed nominee to serve as a director if elected. Shareholder nominations and the required consents must be received at Sky Financial's principal executive offices no less than 60 and no more than 90 days prior to the shareholder meeting at which directors are to be elected. If, however, notice of the meeting is mailed or disclosed to shareholders less than 75 days before the meeting date, shareholder nominations and required consents must be received by the close of business on the 15th day after notice is mailed or public disclosure is made. A shareholder's notice to Sky Financial nominating any person who is not an incumbent director must set forth:

     - the name, age, business address and residence address of each nominee;

     - the principal occupation or employment of each nominee;

     - the class and number of shares of Sky Financial stock that are beneficially owned by each nominee; and

     - any other information relating to each nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

     Three Rivers. Under the Three Rivers bylaws, either the board of directors or any shareholder entitled to vote in the election of directors may nominate a candidate for the board of directors.

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

Shareholder nominations must be made in writing and must include to the extent known by the notifying shareholder:

     - the name, age and business address and, if known, residence address of each nominee;

     - the principal occupation or employment of each nominee; and

     - the total number of shares of Three Rivers stock that are beneficially owned by each nominee.

     The board of directors may request additional information about each nominee proposed by shareholders. Shareholders should mail or deliver nominations to Three Rivers' corporate Secretary no less than 90 days prior to the shareholder meeting at which directors are to be elected. If, however, less than 21 days notice of the meeting is given to shareholders, nominations must be mailed or delivered no later than the close of business on the 7th day following the day on which notice of the meeting was mailed.

CUMULATIVE VOTING

     Sky Financial. Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation's articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. Sky Financial's articles of incorporation have been amended in accordance with the applicable Ohio law procedures to eliminate cumulative voting in the election of directors.

     Three Rivers. Under Pennsylvania law, shareholders have cumulative voting rights unless the corporation's articles of incorporation provide otherwise. The Three Rivers articles of incorporation provide for cumulative voting rights in the election of directors.

VACANCIES ON THE BOARD

     Sky Financial and Three Rivers. Under Ohio and Pennsylvania law, unless a corporation's articles of incorporation or code of regulations (with respect to Ohio corporations) or bylaws (with respect to Pennsylvania corporations) provide otherwise, the remaining directors of a corporation may fill any vacancy in the board by the affirmative vote of a majority of the remaining directors.

     Directors elected to fill a vacancy serve the balance of the unexpired term. The Three Rivers bylaws generally correspond to Pennsylvania law regarding vacancies on the board.

REMOVAL OF DIRECTORS

     Sky Financial. Under Ohio law, where shareholders do not have cumulative voting rights, unless the corporation's articles of incorporation or code of regulations provides otherwise, shareholders may remove directors from office without cause by the affirmative vote of a majority of shares entitled to elect directors in place of those removed. The Sky Financial code of regulations provides, however, that a director may be removed only for cause and only by the affirmative vote of 70% of the Sky Financial Board.

     Three Rivers. Under Pennsylvania law, unless a shareholder-adopted bylaw provides otherwise, the holders of a majority of the shares entitled to vote at an election of directors may remove any director with or without cause, subject to several exceptions. The exceptions are as follows:

     - if a shareholder-adopted bylaw creates a classified board, shareholders may remove a director only for cause unless otherwise provided in the articles of incorporation. However if the shareholders act by unanimous vote or consent, they may remove the board of directors at any time with or without cause;

     - if the corporation has cumulative voting, and less than the entire board of directors is to be removed, then no director may be removed with or without cause if the votes cast against his or her removal would be sufficient to elect him or her if cumulatively voted at an election of the entire board of directors, or if there are classes of directors, at an election of the class of directors of which he or she is a part; and
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

     - a corporation's articles of incorporation may not prohibit the right of shareholders to remove directors for cause.

The Three Rivers articles of incorporation and bylaws do not alter the Pennsylvania law provisions regarding removal of directors.

SPECIAL MEETINGS OF SHAREHOLDERS

     Sky Financial. Pursuant to Ohio law and the Sky Financial code of regulations, any of the following persons may call a special meeting of shareholders: the Chairman, the Chief Executive Officer, the President, the directors by action at a meeting, a majority of the directors acting without a meeting and holders of Sky Financial common stock representing at least 50% of the outstanding shares entitled to vote at the special meeting.

     Three Rivers. Pursuant to Pennsylvania law and the Three Rivers articles of incorporation and bylaws, any of the following persons may call a special meeting of the shareholders: the Chief Executive officer, the Executive Committee of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the total number of directors as set by resolution of the board of directors, ignoring any vacancies on the board.

CORPORATE ACTION WITHOUT A SHAREHOLDER MEETING

     Sky Financial. Under Ohio law, unless a corporation's articles of incorporation or code of regulations prohibits action by shareholders without a meeting, shareholders may act without a meeting on any action required or permitted to be taken at a shareholder meeting, provided that all shareholders entitled to notice of the meeting sign a writing authorizing the action, and the shareholders file this writing with the corporation.

     Three Rivers. Pennsylvania law has a similar provision to Ohio law allowing shareholder action without a meeting by the unanimous written consent of the shareholders. In addition, Pennsylvania law allows shareholder action without a meeting by partial written consent of shareholders, if the bylaws specifically provide for it. The Three Rivers articles of incorporation and bylaws specifically prohibit any action by written consent. Any shareholder action must be taken at an annual or special meeting duly noticed and called.

AMENDMENTS TO ARTICLES OF INCORPORATION

     Sky Financial. Under Ohio law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless the corporation's articles of incorporation provide for a greater or lesser vote; however, the articles of incorporation must require the vote of at least a majority of shares entitled to vote. The Sky Financial articles of incorporation provide that, except for specific provisions relating to an amendment with respect to Sky Financial serial preferred shares, shareholders may amend the articles of incorporation by the affirmative vote of a majority of the outstanding shares of Sky Financial common stock voting as a class. If, however, the amendment to the articles of incorporation is inconsistent with or would have the effect of amending the code of regulations, then adoption of the amendment would require the same vote as would be required to amend the code of regulations.

     Three Rivers. Under Pennsylvania law, except for certain types of amendments that do not require shareholder approval, amending the articles of incorporation requires two separate steps. First, an amendment must be proposed either by a resolution adopted by the board of directors or by a petition of holders of at least 10% of the shares entitled to vote on the amendment. Second, unless a specific provision of Pennsylvania law or the articles of incorporation require a different vote, adoption of an amendment proposal requires the affirmative vote of a majority of votes cast by all shareholders entitled to vote. The

Three Rivers articles of incorporation follow Pennsylvania law except that they further provide that articles seventh, eighth and tenth through seventeenth may not be repeated or amended unless approved by either:

     - Three Rivers shareholders representing at least 80% of the outstanding shares of all shareholders entitled to vote to repeal or amend the articles of incorporation; or

     - 80% of the members of the board of directors and Three Rivers shareholders representing at least a majority of the outstanding shares of all shareholders entitled to vote to repeal or amend the articles of incorporation.

AMENDMENTS TO CODE OF REGULATIONS AND BYLAWS

     Sky Financial. Under Ohio law, shareholders may amend or adopt regulations consistent with the law and the corporation's articles of incorporation, by the affirmative vote of a majority of shares entitled to vote if done at a shareholder meeting. For shareholders to amend the code of regulations without a meeting requires the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposal. Ohio law provides that a corporation's articles of incorporation or code of regulations may increase or decrease the required shareholder vote, but may not allow approval by less than a majority of the voting power. With one exception the Sky Financial code of regulations requires the affirmative vote of only a majority of shares entitled to vote to amend the code of regulations. The exception: any amendment with respect to the number, classification, election, term of office or removal of directors requires the affirmative vote of at least 75% of the shares entitled to vote unless the amendment has been recommended by at least 70% of the Sky Financial Board.

     Three Rivers. Under Pennsylvania law, the shareholders entitled to vote have the power to adopt, amend and repeal bylaws. In addition but subject to certain exceptions, the corporation's bylaws may also grant the power to amend bylaws to the board of directors, subject to the power of shareholders to change any such action. Finally, under Pennsylvania law, if a bylaw specifies a percentage of shareholder votes for certain action, amendment of that bylaw requires at least the vote required for action under that bylaw, unless otherwise provided in a bylaw adopted by shareholders. The Three Rivers articles of incorporation provide that the sole power to adopt, amend and repeal the bylaws is granted to the Three Rivers Board, subject always to the power of shareholders to change any adoption, amendment or repeal of any bylaw by the vote of at least two-thirds of the shares entitled to vote on such action, except that certain provisions of the bylaws relating to limitations on directors' liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers or others except by:

     - vote of two-thirds of the entire Three Rivers Board; or

     - the vote of Three Rivers shareholders representing at least 80% of the outstanding shares of all shareholders entitled to vote to adopt, amend or repeal the bylaws.

PREEMPTIVE RIGHTS

     Sky Financial. Under Ohio law, subject to certain limitations, shareholders have preemptive rights unless the corporation's articles of incorporation provide otherwise. If shareholders are entitled to preemptive rights, a corporation offering its shares for cash must provide those shareholders with the opportunity to purchase the offered shares in proportion to their current holdings at a fixed price before the corporation may offer the shares for sale to the public. Sky Financial's articles of incorporation have eliminated preemptive rights for shareholders.

     Three Rivers. Under Pennsylvania law, shareholders do not have preemptive rights unless the corporation's articles of incorporation specifically provide for them. The Three Rivers articles of incorporation specifically deny shareholders any preemptive rights.

DIVIDENDS

     Sky Financial. Under Ohio law, directors may declare dividends on outstanding shares of the corporation. The dividends may be paid in cash, property or shares of the corporation so long as the dividends do not exceed the combination of the surplus of the corporation and the difference between:

     - the reduction in surplus that results from the immediate recognition of the transition obligations under statement of financial accounting standards no. 106 (SFAS no. 106), issued by the financial accounting standards board; and

     - the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of a dividend if the corporation had elected to amortize its recognition of the transition obligation under SFAS no. 106.

Ohio law and the Sky Financial articles of incorporation place other restrictions on the payment of dividends, including the following:

     - dividends may not be paid to shareholders of any class in violation of the rights of shareholders of any other class;

     - dividends may not be paid when the corporation is insolvent or when there is reasonable ground to believe that payment of the dividend would result in insolvency; and

     - if any portion of a dividend is paid out of capital surplus, the corporation must notify each shareholder receiving the dividend of the kind of surplus out of which the dividend is being paid.

     Three Rivers. Under Pennsylvania law, the board of directors may, unless otherwise provided in the bylaws, declare and pay distributions to shareholders. The corporation may not, however, make distributions if after the distribution:

     - the corporation would not be able to pay its debts as they become due in the usual course of its business; or

     - the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The Three Rivers articles of incorporation and bylaws are silent on the issue of distributions; therefore, Pennsylvania law controls this issue.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Sky Financial. Under Ohio law, generally, a corporation may indemnify any director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person's position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Ohio law and the Sky Financial code of regulations prohibit indemnification of a person finally judged to have been knowingly fraudulent or deliberately dishonest or who has acted with willful misconduct or in violation of applicable law. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. The Sky Financial code of regulations provides for indemnification to the fullest extent permitted by law. In addition, Sky Financial has entered into indemnification agreements that expand the indemnification rights of certain directors and executive officers. Pursuant to these agreements, indemnitees would receive the highest available of the following:

     - benefits provided by Sky Financial's code of regulations as of the date of the indemnification agreement;

     - benefits provided by Sky Financial's code of regulations in effect at the time the indemnification expenses are incurred;

     - benefits allowable under Ohio law in effect on the date of the indemnification agreement;

     - benefits allowable under the law of the jurisdiction under which Sky Financial exists at the time the indemnifiable expenses are incurred;

     - benefits available under liability insurance obtained by Sky Financial;
       or

     - such other benefits otherwise available to the indemnitees.

The indemnification rights granted under these agreements are subject, however, to certain restrictions, including a provision that a corporation may not indemnify a person if a court determines by clear and convincing evidence that the person acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Sky Financial and a provision that a corporation may not indemnify a person for any civil money penalty, judgment, liability or legal expense resulting from any proceeding instituted by the Office of the Comptroller of the Currency.

     Three Rivers. Under Pennsylvania law, generally a corporation may indemnify any person for reasonable expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action or suit (other than an action by or in the right of the corporation) related to the person's position with the corporation. Further, a corporation may indemnify any person for reasonable expenses (including attorney fees) incurred in connection with any threatened, pending or completed action by or in the right of the corporation related to the person's position with the corporation. The indemnification is allowed only if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires a corporation to indemnify any representative of the corporation for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Pennsylvania law prohibits indemnification where a court determines that a person's act or failure to act constituted willful misconduct or recklessness.

     The Three Rivers bylaws require indemnification of directors and officers to the fullest extent permitted by law and permit such indemnification with respect to other persons. In addition, the Three Rivers bylaws require the corporation to advance expenses to directors, officers, employees or agents where such persons undertake to repay all amounts advanced if it is ultimately determined that such persons were not entitled to indemnification.

     The bylaws allow Three Rivers to purchase and maintain insurance on behalf of any person, and it may enter into agreements to indemnify any person. Further, Three Rivers may create a fund for the benefit of any indemnified person to pay the indemnified person's expenses.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Sky Financial. Under Ohio law, a director of an Ohio corporation shall not be found to have violated his or her fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law, a director is liable in damages for any action or failure to act as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation's articles of incorporation or code of regulations make this provision inapplicable by specific reference. The Sky Financial articles of incorporation and code of regulations do not make this provision inapplicable.

     Three Rivers. Pennsylvania law provides that a corporation's bylaws may contain a provision eliminating or limiting the personal liability of directors for monetary damages for any action taken unless the director breaches or fails to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, a corporation's bylaws may not limit the personal liability of a director for violating a criminal statute or for any tax law violations on the federal, state and local levels. The Three Rivers bylaws provide for limitation of a director's personal liability to the fullest extent of Pennsylvania law.

ANTI-TAKEOVER PROTECTION

     Both Ohio and Pennsylvania law contain a number of "anti-takeover" provisions that are described below. These provisions contain a wide variety of transaction and status exemptions, exclusions and safe harbors.

     Under Pennsylvania law, these anti-takeover provisions apply to "registered corporations," unless the registered corporation elects not to be governed by such provisions. Three Rivers is a registered corporation because its shareholders are entitled to vote generally in the election of directors, and because it is subject to the reporting obligations under the Securities Exchange Act of 1934, as amended. Three Rivers generally has elected not to "opt-out" of coverage under these anti-takeover provisions, and therefore, such provisions generally are applicable to Three Rivers.

  CONTROL SHARE ACQUISITION PROVISIONS

     A control share acquisition is the acquisition, directly or indirectly, by a person of shares that, when added to the voting power the person already has, would entitle the person to cast, for the first time, a percentage of votes within particular ranges as defined by statute.

     Sky Financial. Ohio law contains control share acquisition provisions that apply to a corporation unless the corporation's articles of incorporation or code of regulations state that the control share acquisition provision does not apply. The Ohio control share acquisition provision prohibits a control share acquisition unless the shareholders of the corporation approve the acquisition by vote of a majority of shares represented at the meeting and of a majority of disinterested shares represented at the meeting.

     The Sky Financial articles of incorporation provide that the relevant statutory control share acquisition provisions do not apply to Sky Financial.

     Three Rivers. Pennsylvania law contains control share acquisition provisions. Pennsylvania law defines control shares as:

     - voting shares the acquisition of which result in a control share acquisition;

     - beneficially owned shares acquired by a person within 180 days of the day the person makes a control-share acquisition; and

     - beneficially owned shares acquired by a person with the intention of making a control share acquisition.

  TRANSACTIONS INVOLVING INTERESTED SHAREHOLDERS

     Sky Financial. Under Ohio law, an issuing public corporation is prohibited from entering into a "Chapter 1704 transaction," defined below, with the direct or indirect beneficial owner of 10% or more of the corporation's shares for at least three years after the shareholder attains 10% ownership unless, before the shareholder attains 10% ownership, the board of directors approves either the Chapter 1704 transaction or the purchase of shares resulting in 10% ownership. A Chapter 1704 transaction is broadly defined to include, among other things:

     - a merger or consolidation involving the corporation and the 10% shareholder;

     - a sale or purchase of substantial assets between the corporation and the 10% shareholder;

     - a reclassification, recapitalization or other transaction proposed by the 10% shareholder that results in an increase in the proportion of shares beneficially owned by the 10% shareholder; and

     - the receipt by the 10% shareholder of a loan, guarantee, other financial assistance or tax benefit not received proportionately by all shareholders.

     Ohio law restricts these types of transactions between a corporation and a 10% shareholder even after the three-year period. At that time, such a transaction may proceed only if:

     - the board of directors had approved the purchase of shares that gave the shareholder his 10% ownership;

     - the transaction is approved by the holders of shares of the corporation with at least two-thirds of the voting power of the corporation, or such other percent as the articles of incorporation specify, and at least a majority of the disinterested shares; or

     - the transaction results in shareholders other than the 10% shareholder receiving a prescribed fair price plus interest for their shares.

Sky Financial is currently subject to this provision of Ohio law.

     Three Rivers. Pennsylvania law prohibits a registered corporation from engaging in a business combination with the beneficial owner of 20% or more of the corporation's shares, an "interested shareholder," for five years from the time the shareholder acquires the stock, unless certain conditions are met. A registered corporation that has not opted out of certain statutory provisions may engage in a business combination with an interested shareholder within the five-year period if:

     - the interested shareholder's stock purchase was approved by the corporation's board of directors before the share acquisition date;

     - the business combination itself was approved by the corporation's board of directors before the share acquisition date;

     - the business combination is approved by the affirmative vote of all of the holders of all of the outstanding common stock; or

     - the business combination is approved by the affirmative vote of the majority of disinterested shareholders no earlier than three months after the share acquisition date, provided the interested shareholder is the beneficial owner of 80% of the voting shares of the corporation and provided the price paid to all shareholders meets statutory criteria establishing a formula price.

     After the expiration of the five-year period, the business combination will be permitted if:

     - approved by a majority of disinterested directors; or

     - approved by the affirmative vote of the shareholders provided the price to be paid meets the formula price.

The formula price is the higher of the price paid by the interested shareholder any time within five years before the announcement date of the combination or the share acquisition date, whichever is higher, or the market value of the stock as of the announcement date or the share acquisition date, whichever is higher, plus interest on United States Treasury securities, less dividends paid on stock. This provision of Pennsylvania law applies to Three Rivers.

  ANTI-GREENMAIL PROVISIONS

     Sky Financial. Under the Ohio law, subject to certain exceptions, a corporation may recover any profit realized from the disposition of equity securities by a person who, within eighteen months before disposition, made a proposal or publicly disclosed the intention or possibility of making a proposal to acquire control of the corporation. Ohio law allows a corporation to opt out of this provision by specifically stating in its articles of incorporation or code of regulations that this provision does not apply. Sky Financial is currently subject to this provision of Ohio law.

     Three Rivers. Under Pennsylvania law, unless a registered corporation has opted out, certain profits realized by a person or group that acquires voting control over at least 20% of the corporation (a "controlling person,") from the disposition of equity securities of the registered corporation, belong to and are recoverable by the corporation. The corporation may recover any profits realized from the disposition of any equity security that:

     - was acquired by the controlling person within 24 months before or 18 months after the person became a controlling person; and

     - was disposed within 18 months after the person became a controlling person.

Three Rivers is currently subject to this provision of Pennsylvania law.

  SHAREHOLDER RIGHTS PLAN

     Sky Financial. Sky Financial has a shareholder rights plan that was adopted July 21, 1998. This plan may make it more difficult for a potential acquirer to effect a non-negotiated business combination with Sky Financial.

     Three Rivers.  Three Rivers does not have a shareholder rights plan.

          SKY FINANCIAL AND THREE RIVERS UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Sky Financial and Three Rivers and give effect to the merger to be accounted for under the purchase method of accounting.

     Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of Three Rivers will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

     The following unaudited pro forma condensed combined balance sheet as of March 31, 2002 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2002 and the year ended December 31, 2001 have been prepared to reflect Sky Financial's acquisition of Three Rivers as if the acquisition had occurred on March 31, 2002 with respect to the balance sheet and as of January 1 with respect to each of the income statements, in each case giving effect to the pro forma adjustments described in the accompanying notes.

     The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts of Sky Financial will be made based on the underlying historical financial data at the time of the transaction. Sky Financial's management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

     The pro forma condensed combined financial statements have been prepared based on the purchase method of accounting assuming 4,916,264 shares of Sky Financial common stock will be issued and $39.6 million cash will be paid. For a discussion of the purchase method of accounting, see "The Merger -- Accounting Treatment" on page 38.

     The unaudited pro forma condensed combined balance sheet as of March 31, 2002 is not necessarily indicative of the combined financial position had the merger been effective at that date. The unaudited pro forma condensed combined statements of income are not necessarily indicative of the results of operations that would have occurred had the merger been effective at the beginning of the periods indicated, or of the future results of operations of Sky Financial. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes incorporated elsewhere in this proxy statement/prospectus.

     These pro forma financial statements do not include the effects of any potential cost savings which management believes will result from operating the Three Rivers banking business as branches and combining certain operating procedures.

                           SKY FINANCIAL GROUP, INC.
                           THREE RIVERS BANCORP, INC.

            PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002
                                  (UNAUDITED)

                                               SKY FINANCIAL   THREE RIVERS    PRO FORMA     COMBINED
                                                HISTORICAL      HISTORICAL    ADJUSTMENTS     COMPANY
                                               -------------   ------------   -----------   -----------
                                                                (DOLLARS IN THOUSANDS)
                   ASSETS
Cash and due from banks......................   $  231,718      $   33,941      $     434   $   266,093
Interest-earning deposits with financial
  institutions...............................       29,121              --                       29,121
Federal funds sold...........................           --              --                           --
Loans held for sale..........................       30,857              --                       30,857
Securities available for sale................    2,199,226         377,852       (166,441)    2,410,637
Total loans..................................    6,596,370         567,167          5,388     7,168,925
  Less allowance for credit losses...........     (105,341)         (8,079)            --      (113,420)
                                                ----------      ----------      ---------   -----------
     Net loans...............................    6,491,029         559,088          5,388     7,055,505
Premises and equipment.......................      111,747           4,366          1,339       117,452
Goodwill, core deposit and other
  intangibles................................       77,622          12,520         93,024       183,166
Accrued interest receivable and other
  assets.....................................      289,326          22,683             --       312,009
                                                ----------      ----------      ---------   -----------
     Total Assets............................   $9,460,646      $1,010,450      $ (66,256)  $10,404,840
                                                ==========      ==========      =========   ===========

                 LIABILITIES
Deposits
  Non-interest-bearing deposits..............   $  801,975      $  111,794                  $   913,769
  Interest-bearing deposits..................    6,015,604         654,484      $   9,308     6,679,396
                                                ----------      ----------      ---------   -----------
Total deposits...............................    6,817,579         766,278          9,308     7,593,165
Securities sold under repurchase agreements
  and federal funds purchased................      727,653              --                      727,653
Debt and Federal Home Loan Bank advances.....    1,020,844         150,480       (110,000)    1,061,324
Obligated mandatorily redeemable capital of
  securities subsidiary trusts...............      107,744              --                      107,744
Accrued interest payable and other
  liabilities................................      115,655          10,878          6,230       132,763
                                                ----------      ----------      ---------   -----------
     Total Liabilities.......................    8,789,475         927,636        (94,462)    9,622,649

            SHAREHOLDERS' EQUITY
Common Stock.................................      597,742              85        113,723       711,550
Surplus......................................           --          38,959        (38,959)           --
Retained Earnings............................      101,649          45,620        (47,107)      100,162
Treasury Stock...............................      (29,187)             --                      (29,187)
Unearned ESOP................................         (123)             --                         (123)
Accumulated other comprehensive income.......        1,090          (1,850)           549          (211)
                                                ----------      ----------      ---------   -----------
     Total Shareholders' Equity..............      671,171          82,814         28,206       782,191
                                                ----------      ----------      ---------   -----------
     Total Liabilities and Equity............   $9,460,646      $1,010,450      $ (66,256)  $10,404,840
                                                ==========      ==========      =========   ===========

 The accompanying Notes to Pro Forma Condensed Combined Consolidated Financial
  Data (Unaudited) are an integral part of the pro forma financial statements

                           SKY FINANCIAL GROUP, INC.
                           THREE RIVERS BANCORP, INC.

         PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (UNAUDITED)

                                               SKY FINANCIAL   THREE RIVERS    PRO FORMA     COMBINED
                                                HISTORICAL      HISTORICAL    ADJUSTMENTS    COMPANY
                                               -------------   ------------   -----------   ----------
                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
Loans, including fees........................   $  120,810      $  10,396        $(262)     $  130,944
Securities
  Taxable....................................       29,276          5,065          358          34,699
  Nontaxable.................................          386                                         386
Federal funds sold and other.................        1,127             40           --           1,167
                                                ----------      ---------        -----      ----------

  TOTAL INTEREST INCOME......................      151,599         15,501           96         167,196

INTEREST EXPENSE
Deposits.....................................       46,351          5,400         (522)         51,229
Borrowed funds...............................       21,272          2,451          713          24,436
                                                ----------      ---------        -----      ----------
Total interest expense.......................       67,623          7,851          191          75,665
                                                ----------      ---------        -----      ----------
Net interest income..........................       83,976          7,650          (95)         91,531
Provision for credit losses..................        9,321            225           --           9,546
                                                ----------      ---------        -----      ----------
Net interest income after provision for
  credit losses..............................       74,655          7,425          (95)         81,985

NON-INTEREST INCOME
Trust services income........................        3,453             25                        3,478
Service charges and fees on deposit
  accounts...................................        7,610            456                        8,066
Mortgage banking income......................        5,453             --                        5,453
Brokerage and insurance commissions..........        8,732             --                        8,732
Net securities gains (losses)................          505            162                          667
Other income.................................        7,070            723                        7,793
                                                ----------      ---------        -----      ----------
  TOTAL NON-INTEREST INCOME..................       32,823          1,366                       34,189

NON-INTEREST EXPENSES
Salaries and employee benefits...............       34,747          2,808                       37,555
Occupancy and equipment expense..............        8,829          1,021            8           9,858
Other operating expense......................       16,955          1,763          359          19,077
                                                ----------      ---------        -----      ----------
  TOTAL NON-INTEREST EXPENSES................       60,531          5,592          367          66,490
                                                ----------      ---------        -----      ----------
Income before income taxes...................       46,947          3,199         (462)         49,684
Income taxes.................................       15,460            896         (162)         16,194
                                                ----------      ---------        -----      ----------
Net income...................................   $   31,487      $   2,303        $(300)     $   33,490
                                                ==========      =========        =====      ==========
Earnings per common share:
  Basic......................................   $     0.38      $    0.27                   $     0.38
  Diluted....................................         0.38           0.27                         0.38
Average shares outstanding:
  Basic......................................   82,326,000      8,531,216                   87,242,264
  Diluted....................................   83,051,000      8,576,444                   87,967,264

 The accompanying Notes to Pro Forma Condensed Combined Consolidated Financial
  Data (Unaudited) are an integral part of the pro forma financial statements.

                           SKY FINANCIAL GROUP, INC.
                           THREE RIVERS BANCORP, INC.

         PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)

                                             SKY FINANCIAL   THREE RIVERS    PRO FORMA     COMBINED
                                              HISTORICAL      HISTORICAL    ADJUSTMENTS     COMPANY
                                             -------------   ------------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS)
INTEREST INCOME
Loans, including fees......................  $     523,672   $     42,787   $    (1,025)  $   565,434
Securities.................................                                                        --
  Taxable..................................        114,947         23,601         1,430       139,978
  Nontaxable...............................          1,882             --                       1,882
Federal funds sold and other...............          1,875            607            --         2,482
                                             -------------   ------------   -----------   -----------
  TOTAL INTEREST INCOME....................        642,376         66,995           405       709,776

INTEREST EXPENSE
Deposits...................................        220,678         26,757        (2,564)      244,871
Borrowed funds.............................         96,101         13,903         2,850       112,854
                                             -------------   ------------   -----------   -----------
Total interest expense.....................        316,779         40,660           286       357,725
                                             -------------   ------------   -----------   -----------
Net interest income........................        325,597         26,335           119       352,051
Provision for credit losses................         34,635          1,050            --        35,685
                                             -------------   ------------   -----------   -----------
Net interest income after provision for
  credit losses............................        290,962         25,285           119       316,366

NON-INTEREST INCOME
Trust services income......................         14,398            120                      14,518
Service charges and fees on deposit
  accounts.................................         31,416          2,013                      33,429
Mortgage banking income....................         23,893             --                      23,893
Brokerage and insurance commissions........         24,598             --                      24,598
Collection agency fees.....................             --             --                          --
Net securities gains (losses)..............          2,475            297                       2,772
Net gains on sales of commercial financing
  loans....................................             --             --                          --
Other income...............................         29,460          2,656            --        32,116
                                             -------------   ------------   -----------   -----------
  TOTAL NON-INTEREST INCOME................        126,240          5,086            --       131,326

NON-INTEREST EXPENSES
Salaries and employee benefits.............        125,410         10,166                     135,576
Occupancy and equipment expense............         36,017          3,602            33        39,652
Merger, integration and restructuring
  expense..................................            799             --                         799
Other operating expense....................         74,994          7,576         1,436        84,006
                                             -------------   ------------   -----------   -----------
  TOTAL NON-INTEREST EXPENSES..............        237,220         21,344         1,469       260,033
                                             -------------   ------------   -----------   -----------

Income before income taxes.................        179,982          9,027        (1,350)      187,659
Income taxes...............................         59,319          1,858          (472)       60,705
                                             -------------   ------------   -----------   -----------
Net income.................................  $     120,663   $      7,169   $      (878)  $   126,954
                                             =============   ============   ===========   ===========
Earnings per common share:
  Basic....................................  $        1.46   $       0.94                 $      1.45
  Diluted..................................           1.45           0.94                        1.44
Average shares outstanding:
  Basic....................................     82,449,000      7,604,597                  87,365,264
  Diluted..................................     83,028,000      7,621,905                  87,944,264

 The accompanying Notes to Pro Forma Condensed Combined Consolidated Financial
  Data (Unaudited) are an integral part of the pro forma financial statements.

                           SKY FINANCIAL GROUP, INC.
                           THREE RIVERS BANCORP, INC.

       NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA
                                 MARCH 31, 2002
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

NOTE 1:  BASIS OF PRESENTATION

     The unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of Sky Financial and the historical consolidated financial statements of Three Rivers, which have been adjusted to reflect the historical cost of Three Rivers' assets at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the transaction and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statement of Income include amortization of core deposit intangible, depreciation and other adjustments based on the allocated purchase price of net assets acquired.

NOTE 2:  THREE RIVERS MERGER RELATED CHARGES

     In connection with the merger, Three Rivers expects to incur pre-tax merger related charges of approximately $4,187. These charges are expected to include $3,042 in change-of-control, severance and other employee related payments and $1,145 in investment banking, legal and accounting fees. An accrual for the merger related charges and the related tax effect of $1,273 has been reflected in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2002. Three Rivers also expects to prepay $150,000 of FHLB advances prior to the acquisition date, with prepayment penalties of approximately $11,585. For purposes of the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet, the prepayment of FHLB advances has been assumed to be funded by a reduction of securities available for sale. Since these charges are expected to occur prior to the acquisition date and are not expected to have a continuing impact on the operations of the combined company, they are not included in the unaudited Pro Forma Condensed Combined Consolidated Income Statement.

NOTE 3:  SKY FINANCIAL MERGER RELATED CHARGES

     In connection with the merger, Sky Financial expects to incur pre-tax merger related charges of approximately $4,118. These charges are expected to include $530 in investment banking, legal and accounting fees; $1,300 related to an underfunded defined benefit plan; $1,188 in direct merger related data processing and other equipment charges; $500 in retention bonuses and other employee related payments and $600 in miscellaneous charges. The investment banking, legal and accounting fees have been reflected net of tax of $102 as a $428 component of the purchase price of Three Rivers. For purposes of the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet, the remaining $3,588 of pre-tax merger related charges have been reflected as an accrued liability along with the related tax impact of $1,256. Sky Financial also expects to borrow $40,000 at a per annum cost of 7.125%. For purposes of the unaudited Pro Forma Condensed Combined Consolidated Financial Data, this anticipated borrowing of cash and related impact on interest expense has been reflected in the data.

NOTE 4:  PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

     Under purchase accounting, Three Rivers' assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Sky Financial based upon available information. Sky Financial cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the acquisition date.

                           SKY FINANCIAL GROUP, INC.
                           THREE RIVERS BANCORP, INC.

NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA -- (CONTINUED)

The following are the pro forma adjustments made to record the transaction and to adjust Three Rivers' assets and liabilities to their estimated fair values at March 31, 2002:

PURCHASE PRICE OF THREE RIVERS:
     Market value (as of market close on May 7, 2002) of Sky
      Financial common stock to be issued, net of issuance
      cost..................................................   $113,808
     Cash issued in exchange for Three Rivers common
      stock.................................................     37,425
     Cash issued in exchange for Three Rivers stock
      options...............................................      2,141
     Costs of acquisition incurred by Sky Financial, net of
      tax...................................................        428
     342,000 shares of Three Rivers stock previously owned
      by Sky Financial......................................      2,854
                                                               --------
                                                               $156,657
                                                               ========
Historical net assets of Three Rivers at March 31, 2002.....   $ 82,814
Accrual of Three Rivers after-tax merger related charges,
  FHLB advance prepayment penalty, and other adjustments....    (10,216)
Fair market value adjustments as of March 31, 2002:
     Loans..................................................      5,388
     Premises and equipment.................................      1,339
     Deposits...............................................     (9,308)
     Core deposit intangible and other identified intangible
      assets................................................     11,963
     Goodwill...............................................     81,061
Liability for underfunded defined benefit plan..............     (1,300)
Deferred taxes on purchase accounting adjustments...........     (5,085)
                                                               --------
                                                               $156,657
                                                               ========

     The pro forma adjustment to cash due from banks includes proceeds from the expected issuance of $40,000 of debt offset by $37,425 of cash issued in exchange for Three Rivers common stock and $2,141 of cash issued in exchange for Three Rivers stock options.

NOTE 5:  SHAREHOLDERS' EQUITY

     Pursuant to the definitive agreement, shareholders of Three Rivers will be entitled to elect to receive, in exchange for each share of the Three Rivers' common stock held, either $18.27 in cash or .80 shares of Sky Financial common stock, or a combination thereof. The election process, however, is subject to limitations that will cause the aggregate purchase price to be comprised of 75% of Sky Financial common stock and 25% of cash. Based on the outstanding number of shares of Three Rivers common stock at March 31, 2002, in the aggregate, the Three Rivers shareholders will receive $37,425 in cash ($18.27 per share -- the Cash Exchange Rate) and 4,916,264 shares of Sky Financial common stock (0.80 share of Sky Financial common stock per share of Three Rivers common stock -- the Stock Exchange Rate). The 4,916,264 shares of Sky Financial common stock will be substantially newly issued. Pro forma retained earnings reflect an adjustment for estimated merger related charges as described in Note 2 above. Approximately 87.3 million shares of Sky Financial common stock will be outstanding for the combined company after the merger.

                           SKY FINANCIAL GROUP, INC.
                           THREE RIVERS BANCORP, INC.

NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA -- (CONTINUED)

NOTE 6:  AVERAGE SHARES OUTSTANDING

     This pro forma weighted average shares outstanding is based on the historical Sky Financial weighted average shares outstanding plus 4,916,264 shares of Sky Financial common stock to be issued to Three Rivers shareholders.

NOTE 7:  PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

     For purposes of determining the pro forma effect of the Three Rivers acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred as of January 1 with respect to each of the periods:

                                                         QUARTER ENDED       YEAR ENDED
                                                         MARCH 31, 2002   DECEMBER 31, 2001
                                                         --------------   -----------------
Yield adjustment for interest income on securities
  available for sale...................................      $ 358             $ 1,430
Yield adjustment for interest income on loans..........       (262)             (1,025)
Amortization of core deposit and other intangible
  assets...............................................       (359)             (1,436)
Amortization of premises and equipment.................         (8)                (33)
Yield adjustment for interest expense on deposits......        522               2,564
Assumed interest expense on borrowed funds.............       (713)             (2,850)
                                                             -----             -------
                                                              (462)             (1,350)
Tax benefits of pro forma adjustments..................        162                 472
                                                             -----             -------
                                                             $(300)            $  (877)
                                                             =====             =======

     The following assumptions were utilized for purposes of determining the pro forma effect of the Three Rivers acquisition on the statement of income:

                                                    WEIGHTED AVERAGE          METHOD OF
                                                    REMAINING TERM/    AMORTIZATION, ACCRETION
                                                      USEFUL LIFE          OR DEPRECIATION
                                                    ----------------   -----------------------
Securities available for sale.....................     24 months           Interest Method
Loans.............................................      8 years            Interest Method
Core deposit and other intangible assets..........      10 years             Accelerated
Premises..........................................      40 years            Straight Line
Deposits..........................................     13 months           Interest Method

     In accordance with Financial Accounting Standards, No. 142, Goodwill and Other Intangible Assets goodwill will not be amortized, but will be reviewed for impairment at least annually.

                                    EXPERTS

     Crowe, Chizek and Company LLP has audited the consolidated financial statements of Sky Financial as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, incorporated by reference in this proxy statement/prospectus, as set forth in their report which is also incorporated by reference. We have incorporated by reference the financial statements audited by Crowe, Chizek and Company LLP based on their report given upon their authority as experts in accounting and auditing.

     Ernst & Young LLP has audited the consolidated financial statements of Three Rivers as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000, incorporated by reference in this proxy statement/prospectus, as set forth in their report thereon which is also incorporated by reference. We have incorporated by reference the financial statements audited by Ernst & Young LLP based on their report given on the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2002 and March 31, 2001, incorporated herein by reference, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Three Rivers' Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

     Arthur Andersen LLP has audited the consolidated financial statements of Three Rivers for the year ended December 31, 1999, incorporated by reference in this proxy statement/prospectus, as set forth in its report that is also incorporated by reference. Three Rivers generally is required to obtain a written consent from Arthur Andersen in order to include their audit report for the 1999 financial statements in this proxy statement/prospectus. After making all reasonable efforts, we have been unable to obtain Arthur Andersen's updated consent with respect to these financial statements because of the departure from Arthur Andersen of their engagement team leaders. In reliance on the temporary relief provided by the SEC under Securities Act Rule 437(a), we have not filed the written consent of Arthur Andersen as part of the registration statement that includes this proxy statement/prospectus. Since we have not been able to obtain Arthur Andersen's written consent, you will not be able to sue Arthur Andersen under Section 11 of the Securities Act of 1933 for material misstatements or omissions, if any, in the registration statement or this proxy statement/prospectus, including the 1999 financial statements covered by their report.

                                 LEGAL OPINIONS

     Squire, Sanders & Dempsey L.L.P. has rendered a legal opinion stating that Sky Financial has duly authorized the issuance of the shares of Sky Financial common stock offered hereby and that the common stock, when issued in accordance with the merger agreement, will be duly issued and outstanding, fully paid and non-assessable.

                                INDEMNIFICATION

     The code of regulations of Sky Financial provides that Sky Financial will indemnify any director or officer of Sky Financial or any person who is or has served at the request of Sky Financial as a director, officer or trustee of another corporation, joint venture, trust or other enterprise and his or her heirs, executors and administrators against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually or reasonably incurred because he or she is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. This indemnification is to the full extent and according to the procedures and requirements of Ohio law.

     In addition, Sky Financial has entered into indemnification agreements with each of its directors and executive officers which expand the indemnitees' rights in the event that Ohio law and Sky Financial's code of regulations are further changed. The indemnification rights available under the agreements are subject to certain exclusions, including a provision that no indemnification shall be made if a court determines by clear and convincing evidence that the indemnitee has acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Sky Financial and a provision that a corporation may not indemnify a person for any civil money penalty, judgment, liability or legal expense resulting from any proceeding instituted by the Office of the Comptroller of the Currency.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sky Financial pursuant to the foregoing provisions, Sky Financial has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                             SHAREHOLDER PROPOSALS

     The Sky Financial 2003 annual meeting of shareholders is expected to be held in April 2003. Any shareholder who intends to present a proposal at the 2003 annual meeting and who wishes to have the proposal included in Sky Financial's proxy statement and form of proxy for that meeting must deliver the proposal to Sky Financial's executive offices, 221 South Church Street, Bowling Green, Ohio 43402, by November 5, 2002. Sky Financial must receive notice of all other shareholder proposals for the 2003 annual meeting no less than 60 nor more than 90 days prior to the annual meeting; provided, however, on the 15th day following the earlier of the date on which such notice of the date of the meeting was mailed or such public disclosure was made. If notice is not received by Sky Financial within this time frame, Sky Financial will consider such notice untimely. Sky Financial reserves the right to vote in its discretion all of the shares of common stock for which it has received proxies for the 2003 annual meeting with respect to any untimely shareholder proposals.

     The date for the Three Rivers 2003 annual meeting of shareholders has not yet been scheduled pending the consideration by the Three Rivers shareholders of the merger at the Three Rivers special meeting as described in this proxy statement/prospectus. In the event that the Three Rivers 2003 annual meeting of shareholders is held, proposals of shareholders intended to be presented at that meeting must have been received by November 26, 2002, for inclusion in Three Rivers' proxy statement and form of proxy relating to the 2003 annual meeting of shareholders. In addition, Three Rivers' Bylaws provide that if a shareholder intends to present a proposal at the 2003 annual meeting other than through inclusion of such proposals in the proxy materials for that meeting, Three Rivers must receive notice of the proposals no earlier than October 27, 2002 and no later than December 26, 2002. If the notice is not received by Three Rivers by that date, the proposal may not be presented at the annual meeting.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                  MAY 7, 2002

                                 BY AND BETWEEN

                           THREE RIVERS BANCORP, INC.

                                      AND

                           SKY FINANCIAL GROUP, INC.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ARTICLE I Certain Definitions...............................
  1.01  Certain Definitions.................................
ARTICLE II The Merger.......................................
  2.01  The Parent Merger...................................
  2.02  The Subsidiary Merger...............................
  2.03  Effectiveness of the Parent Merger..................
  2.04  Effective Date and Effective Time...................
ARTICLE III Consideration; Exchange Procedures..............
  3.01  Merger Consideration................................
  3.02  Rights as Stockholders; Stock Transfers.............
  3.03  Fractional Shares...................................
  3.04  Exchange Procedures.................................
  3.05  Anti-Dilution Provisions............................
  3.06  Options.............................................
ARTICLE IV Actions Pending Acquisition......................
  4.01  Forbearances of Three Rivers........................
  4.02  Forbearances of Sky.................................
ARTICLE V Representations and Warranties....................
  5.01  Disclosure Schedules................................
  5.02  Standard............................................
  5.03  Representations and Warranties of Three Rivers......
  5.04  Representations and Warranties of Sky...............
ARTICLE VI Covenants........................................
  6.01  Reasonable Best Efforts.............................
  6.02  Stockholder Approval................................
  6.03  Registration Statement..............................
  6.04  Press Releases......................................
  6.05  Access; Information.................................
  6.06  Acquisition Proposals...............................
  6.07  Affiliate Agreements................................
  6.08  Takeover Laws.......................................
  6.09  Certain Policies....................................
  6.10  NASDAQ Listing......................................
  6.11  Regulatory Applications.............................
  6.12  Indemnification.....................................
  6.13  Opportunity of Employment; Employee Benefits;
     Executive Annual Incentive Plan........................
  6.14  Notification of Certain Matters.....................
  6.15  Dividend Coordination...............................
  6.16  Sky Board Representation; Advisory Boards; Severance
     for Three Rivers Directors.............................
  6.17  Tax Treatment.......................................
  6.18  No Breaches of Representations and Warranties.......
  6.19  Consents............................................
  6.20  Insurance Coverage..................................

                                                               PAGE
                                                               ----
  6.21  Correction of Information...........................
  6.22  Confidentiality.....................................
  6.23  Supplemental Assurances.............................
  6.24  Consulting Agreements...............................
  6.25  Supplemental IRS Ruling.............................
ARTICLE VII Conditions to Consummation of the Merger........
  7.01  Conditions to Each Party's Obligation to Effect the
     Merger.................................................
  7.02  Conditions to Obligation of Three Rivers............
  7.03  Conditions to Obligation of Sky.....................
ARTICLE VIII Termination....................................
  8.01  Termination.........................................
  8.02  Effect of Termination and Abandonment; Enforcement
     of Agreement...........................................
  8.03  Termination Fee.....................................
ARTICLE IX Miscellaneous....................................
  9.01  Survival............................................
  9.02  Waiver; Amendment...................................
  9.03  Counterparts........................................
  9.04  Governing Law.......................................
  9.05  Expenses............................................
  9.06  Notices.............................................
  9.07  Entire Understanding; No Third Party
     Beneficiaries..........................................
  9.08  Interpretation; Effect..............................
  9.09  Waiver of Jury Trial................................

Exhibit A  Form of Three Rivers Affiliate Agreement

Exhibit B  Peer Group Commercial Financial Institutions for Index pursuant to
           Section 8.01(e)

     This AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2002 (this "Agreement"), is by and between Three Rivers Bancorp, Inc. ("Three Rivers") and Sky Financial Group, Inc.("Sky").

                                    RECITALS

     A. Three Rivers. Three Rivers is a Pennsylvania corporation, having its principal place of business in Monroeville, Pennsylvania.

     B. Sky. Sky is a Ohio corporation, having its principal place of business in Bowling Green, Ohio.

     C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended.

     D. Board Action. The respective Boards of Directors of each of Sky and Three Rivers have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combinations provided for herein.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Three Rivers or any of its Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Three Rivers or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "All Cash Election" has the meaning set forth in Section 3.01(a)(ii).

     "All Stock Election" has the meaning set forth in Section 3.01(a)(i).

     "Agreement to Merge" has the meaning set forth in Section 2.02.

     "Bank" means Three Rivers Bank and Trust Company, a wholly-owned subsidiary of Three Rivers.

     "Cash Exchange Ratio" has the meaning set forth in Section 3.01.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

     "Consultants" has the meaning set forth in Section 5.03(m)(i).

     "Directors" has the meaning set forth in Section 5.03(m)(i).

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "DSCP" means the Department of State of the Commonwealth of Pennsylvania.

     "Effective Date" means the date on which the Effective Time occurs, as provided for in Section 2.04.

     "Effective Time" means the effective time of the Merger, as provided for in
Section 2.04.

     "Election" has the meaning set forth in Section 3.01(d).

     "Election Deadline" has the meaning set forth in Section 3.01(d).

     "Election Form" has the meaning set forth in Section 3.01(d).

     "Election Period" has the meaning set forth in Section 3.01(d).

     "Employees" has the meaning set forth in Section 5.03(m)(i). All references herein to "employees of Three Rivers" or "Three Rivers employees" shall be deemed to mean employees of Bank.

     "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

     "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m)(iii).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04.

     "Exchange Fund" has the meaning set forth in Section 3.04.

     "FDIA" has the meaning set forth in Section 5.03(dd).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Indemnified Party" has the meaning set forth in Section 6.12(a).

     "Information" has the meaning set forth in Section 6.22.

     "IRS" has the meaning set forth in Section 5.03(m)(ii).

     The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a senior vice president or that party's in-house counsel, if any.

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" means, with respect to Sky or Three Rivers, any effect that (i) is material and adverse to the financial position, results of operations or business of Sky and its Subsidiaries taken as a whole, or Three Rivers and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Sky or Three Rivers to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

     "Merger" collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.01 and Section 2.02, respectively.

     "Merger Consideration" has the meaning set forth in Section 3.01.

     "Mixed Election" has the meaning set forth in Section 3.01(a)(iii).

     "NASD" means The National Association of Securities Dealers.

     "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

     "New Certificates" has the meaning set forth in Section 3.04.

     "OGCL" means the Ohio General Corporation Law.

     "Old Certificates" has the meaning set forth in Section 3.04.

     "OSS" means the Office of the Secretary of State of the State of Ohio.

     "Parent Merger" has the meaning set forth in Section 2.01.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

     "PDB" means the Pennsylvania Department of Banking.

     "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

     "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule. Disclosure of any information, agreement, or other item in a party's Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that Section whether or not an explicit cross-reference appears in the Disclosure Schedule.

     "Proxy/Prospectus" has the meaning set forth in Section 6.03(a).

     "Proxy Statement" has the meaning set forth in Section 6.03(a).

     "Registration Statement" has the meaning set forth in Section 6.03(a).

     "Regulatory Authority" has the meaning set forth in Section 5.03(i)(i).

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Sky Articles" means the Articles of Incorporation of Sky, as amended.

     "Sky Bank" means the Sky Bank, an Ohio banking corporation which is a wholly-owned subsidiary of Sky.

     "Sky Board" means the Board of Directors of Sky.

     "Sky Code" means the Amended and Restated Code of Regulations of Sky.

     "Sky Common Stock" means the common stock, without par value, of Sky.

     "Sky's Financial Statements" has the meaning set forth in Section
5.04(l)(i).

     "Sky Off Balance Sheet Transaction" has the meaning set forth in Section 5.04(o).

     "Sky Preferred Stock" means the serial preferred stock, par value $10.00 per share, of Sky.

     "Sky SEC Documents" has the meaning set forth in Section 5.04(g)(i).

     "Sky Stock" means the Sky Common Stock and Sky Preferred Stock.

     "Stock Exchange Ratio" has the meaning set forth in Section 3.01.

     "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Subsidiary Merger" has the meaning set forth in Section 2.02.

     "Surviving Corporation" has the meaning set forth in Section 2.01.

     "Takeover Laws" has the meaning set forth in Section 5.03(o).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "Three Rivers" has the meaning set forth in the preamble to this Agreement.

     "Three Rivers Affiliate" has the meaning set forth in Section 6.07.

     "Three Rivers Articles" means the Articles of Incorporation of Three
Rivers.

     "Three Rivers Board" means the Board of Directors of Three Rivers.

     "Three Rivers By-Laws" means the By-Laws of Three Rivers.

     "Three Rivers Common Stock" means the common stock, par value $0.01 per share, of Three Rivers.

     "Three Rivers Financial Statements" has the meaning set forth in Section 5.03(q)(i).

     "Three Rivers Meeting" has the meaning set forth in Section 6.02.

     "Three Rivers Off Balance Sheet Transaction" has the meaning set forth in
Section 5.03(u).

     "Three Rivers Preferred Stock" means the preferred stock, without par value, of Three Rivers.

     "Three Rivers SEC Documents" has the meaning set forth in Section 5.03(g).

     "Three Rivers Stock" means Three Rivers Common Stock and Three Rivers Preferred Stock.

     "Three Rivers Stock Option" has the meaning set forth in Section 3.06.

     "Three Rivers Stock Plans" means the option plans and agreements of Three Rivers and its Subsidiaries pursuant to which rights to purchase Three Rivers Common Stock are outstanding immediately prior to the Effective Time pursuant to the Three Rivers Stock Option Plan, the Three Rivers Long-Term Incentive Plan, and the Three Rivers Executive Annual Incentive Plan.

     "Treasury Stock" shall mean shares of Three Rivers Stock held by Three Rivers or any of its Subsidiaries or by Sky or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

     2.01 The Parent Merger. At the Effective Time, (i) Three Rivers shall be merged with and into Sky (the "Parent Merger"), and (ii) the separate corporate existence of Three Rivers shall cease and Sky shall survive and continue to exist as an Ohio corporation (Sky, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the "Surviving Corporation"). The Sky Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Amended and Restated Code of Regulations of Sky, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. Sky may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Three Rivers Stock as provided for in Article III of this Agreement (subject to adjustment as provided in Sections 3.05 and 8.01(e)), (ii) adversely affect the tax treatment of Three Rivers' stockholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     2.02 The Subsidiary Merger. At the time specified by Sky Bank in its Certificate of Merger filed with the OSS (which shall not be earlier than the Effective Time), Bank shall merge with and into Sky Bank (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Bank and Sky Bank and filed with the OSS and the PDB, as required. Upon consummation of the Subsidiary Merger, the separate corporate existence of Bank shall cease and Sky Bank shall survive and continue to exist as a state banking corporation. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to as the "Merger".)

     2.03 Effectiveness of the Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filings in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL and in the office of the DSCP of Articles of Merger in accordance with Section 1928 of the PBCL, or such later date and time as may be set forth in such filings.

     2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the third business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Sky, on the last business day of the month in which such third business day occurs or, if such third business day occurs within the last three business days of such month, on the last business day of the succeeding month; provided, however, that no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person, each share (excluding Treasury Stock and shares of Three Rivers Common Stock held by Sky) of Three Rivers

Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and on the Effective Date, be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.01(a), (d), (g), and (h)) into either (i) shares of Sky Common Stock based upon a fixed exchange ratio of 0.80 shares of Sky Common Stock for each share of Three Rivers Common Stock (subject to adjustment as set forth in Sections 3.05 and 8.01(e), the "Stock Exchange Ratio"); (ii) cash, at the rate of $18.27 for each share of Three Rivers Common Stock (subject to adjustment as set forth in Section 3.05, the "Cash Exchange Ratio"); or (iii) a combination of such shares of Sky Common Stock and cash, as more fully set forth in Section 3.01(a)(iii). Subject to adjustment for the shares of Three Rivers common stock held by Sky, shares of Three Rivers common stock issued upon exercise of options between the date hereof and the Effective Date, and for cash paid in lieu of fractional shares in accordance with Section 3.03, it is agreed and understood that the total consideration payable by Sky to Three Rivers stockholders in connection with the Merger shall consist of 5,121,464 shares of Sky Common Stock and cash in the amount of $38,987,143 (collectively, the "Merger Consideration").

          (a) Election as to Outstanding Three Rivers Common Stock. The Three Rivers stockholders will have the following options in connection with the exchange of their Three Rivers Common Stock in connection with the Merger:

             (i) AT THE OPTION OF THE HOLDER, all of such holder's Three Rivers Common Stock shall be converted into and become Sky Common Stock at the Stock Exchange Ratio (such election, the "All Stock Election"), provided that:

                (A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; and

                (B) Giving effect to Section 3.01(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than seventy-five percent (75%) of Three Rivers Common Stock issued and outstanding on the Effective Date be converted into and become shares of Sky Common Stock; or

             (ii) AT THE OPTION OF THE HOLDER, all of such holder's Three Rivers Common Stock deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the Cash Exchange Ratio (such election, the "All Cash Election"), provided that:

                (A) Giving effect to Section 3.01(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than twenty-five percent (25%) of such Three Rivers Common Stock issued and outstanding on the Effective Date be converted into and become cash; or

             (iii) AT THE OPTION OF THE HOLDER, seventy-five percent (75%) of such holder's aggregate number of shares of Three Rivers Common Stock shall be converted into and become shares of Sky Common Stock at the rate of the Stock Exchange Ratio and twenty-five percent (25%) of such holder's aggregate number of shares of Three Rivers Common Stock deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the rate of the Cash Exchange Ratio (such election, the "Mixed Election"), provided that:

                (A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; and

                (B) Giving effect to Section 3.01(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than seventy-five percent (75%) of such Three Rivers Common Stock issued and outstanding on the Effective Date be converted into and become shares of Sky Common Stock; and

                (C) Giving effect to Section 3.01(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than twenty-five percent (25%) of such Three Rivers Common Stock issued and outstanding on the Effective Date be converted into and become cash; or

             (iv) IF NO ELECTION (AS DEFINED IN SECTION 3.01(d)) IS MADE BY THE HOLDER BY THE ELECTION DEADLINE (AS DEFINED IN SECTION 3.01(d)), all of such holder's shares of Three Rivers Common Stock shall be converted into the right to receive Sky Common Stock as set forth in Section 3.01(a)(i), cash as set forth in Section 3.01(a)(ii), or any combination of Sky Common Stock and cash as determined by Sky, at the Stock Exchange Ratio and the Cash Exchange Ratio, as applicable; provided, however, that fractional shares shall not be issued and cash will be paid in lieu thereof as provided in Section 3.03. Such shares of Three Rivers Common Stock shall be allocated by Sky pro rata among non-electing holders based upon the number of shares of Three Rivers Common Stock for which an election has not been received by the Election Deadline in order to achieve the overall ratio of seventy-five percent (75%) of Three Rivers Common Stock to be converted into Sky Common Stock and twenty-five percent (25%) of Three Rivers Common Stock to be converted into cash. Notice of such allocation shall be provided promptly to each stockholder whose shares of Three Rivers Common Stock are allocated pursuant to this
        Section 3.01(a)(iv).

          (b) Treasury Shares and Shares Held by Sky. Each share of Three Rivers Common Stock held as Treasury Stock or held by Sky immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (c) Outstanding Sky Common Stock. Each share of Sky Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (d) Procedures for Election. An election form and other appropriate transmittal materials in such form as Three Rivers and Sky shall mutually agree (the "Election Form") shall be mailed to stockholders of Three Rivers prior to the Election Period (defined below). The "Election Period" shall be such period of time as Three Rivers and Sky shall mutually agree, within which Three Rivers stockholders may validly elect the form of Merger Consideration set forth in Section 3.01(a) (the "Election") that they will receive, occurring between (i) the date of the mailing by Three Rivers of the Proxy Statement for the special meeting of stockholders of Three Rivers at which this Agreement is presented for approval and (ii) the Effective Date. The "Election Deadline" shall be the time, specified by Sky after consultation with Three Rivers, on the last day of the Election Period.

          (e) Perfection of the Election. An Election shall be considered to have been validly made by a Three Rivers stockholder only if (i) the Exchange Agent (as defined in Section 3.04) shall have received an Election Form properly completed and executed by such stockholder, accompanied by a certificate or certificates representing the shares of Three Rivers Common Stock as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Three Rivers, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the NASD or a commercial bank or trust company in the United States and (ii) such Election Form and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

          (f) Withdrawal of Shares. Any Three Rivers stockholder may at any time prior to the Election Deadline revoke its election and either (i) submit a new Election Form in accordance with the procedures in Section 3.01(e), or (ii) withdraw the certificate(s) for Three Rivers Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections may be similarly revoked if the Effective Date does not occur by January 31, 2003. In the event of the termination of this Agreement, the Exchange Agent shall return any certificates deposited by the holder of Three Rivers Common Stock to such holder at the address and to the person set forth in the Election Form.

          (g) Reduction of Shares Deposited for Cash. If more than twenty-five percent (25%) of the total number of shares of Three Rivers Common Stock issued and outstanding have, at the Election

     Deadline, been deposited for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 3.01(f), Sky will promptly eliminate, or cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election (subject to the limitations described in Section 3.01(g)(iv)), a sufficient number of such shares so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election does not exceed twenty-five percent (25%) of the shares of Three Rivers Common Stock issued and outstanding on the Effective Date. The holders of Three Rivers Common Stock who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than seventy-five percent (75%) of their shares of Three Rivers Common Stock converted into Sky Common Stock. After giving effect to Section 3.01(a)(iv), such elimination will be effected as follows:

             (i) Subject to the limitations described in Section 3.01(g)(iv), Sky will eliminate or cause to be eliminated from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for Sky Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election minus the number of shares so deposited by the holders described in Section 3.01(g)(iv)(A) and the number of shares so deposited by the administrators of Three Rivers' defined benefit pension plan and 401(k) plan, such number of whole shares of Three Rivers Common Stock on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to All Cash Election or the Mixed Election is equal, as nearly as practicable, to twenty-five percent (25%) of the shares of Three Rivers Common Stock issued and outstanding on the Effective Date;

             (ii) All shares of Three Rivers Common Stock that are eliminated pursuant to Section 3.01(g)(i) from the shares deposited for cash shall be converted into Sky Common Stock as provided by Section 3.01(a)(i);

             (iii) Notice of such allocation shall be provided promptly to each stockholder whose shares of Three Rivers Common Stock are eliminated from the shares on deposit for cash pursuant to Section 3.01(g)(i); and

             (iv) Notwithstanding the foregoing:

                (A) the holders of one hundred (100) or fewer shares of Three Rivers Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of Three Rivers Common Stock converted into Sky Common Stock;

                (B) the administrators of the Three Rivers' defined benefit pension plan and 401(k) plan shall not be required to have any of the shares of Three Rivers Common Stock held in such plans converted into Sky Common Stock if the appropriate administrator has elected the All Cash Election, and shall not be required to have more than seventy-five percent (75%) of the shares of Three Rivers Common Stock held in such plans converted into Sky Common Stock if the appropriate administrator has elected the Mixed Election.

          (h) Increase of Shares Deposited for Cash. If fewer than twenty-five percent (25%) of the total number of shares of Three Rivers Common Stock issued and outstanding have, at the Election Deadline, been deposited for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 3.01(f), Sky will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of shares of Three Rivers Common Stock deposited for shares of Sky Common Stock pursuant to the All Stock Election (subject to the limitation described in Section 3.01(h)(iv)) so that the total number of shares of Three Rivers Common Stock on deposit for cash pursuant to the All Cash Election or the Mixed Election on the Effective Date is not less than twenty-five percent (25%) of the shares of Three Rivers Common Stock issued and outstanding on the Effective Date. The holders of Three Rivers Common Stock who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than twenty-five percent (25%) of their shares of Three Rivers Common Stock converted into cash. After giving effect to Section 3.01(a)(iv), such addition will be effected as follows:

             (i) Subject to the limitation described in Section 3.01(h)(iv), Sky will add or cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election, and will eliminate or cause to be eliminated from the shares deposited for Sky Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares of Three Rivers Common Stock deposited for shares of Sky Common Stock pursuant to the All Stock Election minus the number of shares so deposited by the administrators of Three Rivers' defined benefit pension plan and 401(k) plan, such number of whole shares of Three Rivers Common Stock not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for cash is equal, as nearly as practicable, to twenty-five percent (25%) of the shares of Three Rivers Common Stock issued and outstanding on the Effective Date;

             (ii) All shares of Three Rivers Common Stock that are added pursuant to Section 3.01(h)(i) to the shares deposited for cash shall be converted into cash as provided by Section 3.01(a)(ii);

             (iii) Notice of such allocation shall be provided promptly to each stockholder whose shares of Three Rivers Common Stock are added to the shares on deposit for cash pursuant to Section 3.01(h)(i); and

             (iv) Notwithstanding the foregoing, the administrators of the Three Rivers' defined benefit pension plan and 401(k) plan shall not be required to have any of the shares of Three Rivers Common Stock held in such plans converted into cash if the appropriate administrator has elected the All Stock Election, and shall not be required to have more than twenty-five percent (25%) of the shares of Three Rivers Common Stock held in such plans converted into cash if the administrator has elected the Mixed Election.

     3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Three Rivers Common Stock shall cease to be, and shall have no rights as, stockholders of Three Rivers, other than to receive any dividend or other distribution with respect to such Three Rivers Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Three Rivers or the Surviving Corporation of any shares of Three Rivers Stock.

     3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Sky Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Sky shall pay to each holder of Three Rivers Common Stock who would otherwise be entitled to a fractional share of Sky Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of Sky Common Stock to which the holder would be entitled by the last sale price of Sky Common Stock (as reported by the NASDAQ, as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the average of 20 NASDAQ trading days immediately preceding the Effective Date.

     3.04 Exchange Procedures. (a) At or prior to the Effective Time, Sky shall deposit, or shall cause to be deposited, with The Bank of New York (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Three Rivers Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Sky Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
Article III in exchange for outstanding shares of Three Rivers Common Stock.

          (b) As promptly as practicable after the Effective Date, Sky shall cause the New Certificates into which shares of a stockholder's Three Rivers Common Stock are converted on the Effective Date and/or any check in respect of cash to be paid as part of the Merger Consideration and in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Three Rivers Common Stock (or an indemnity affidavit reasonably satisfactory to Sky and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

          (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Three Rivers Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends or other distributions with respect to Sky Common Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of Three Rivers Common Stock converted in the Merger into the right to receive shares of such Sky Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofor had become payable with respect to shares of Sky Common Stock such holder had the right to receive upon surrender of the Old Certificates.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Three Rivers for nine months after the Effective Time shall be paid to Sky. Any stockholders of Three Rivers who have not theretofor complied with this Article III shall thereafter look only to Sky for payment of the shares of Sky Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Sky Common Stock deliverable in respect of each share of Three Rivers Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.05 Anti-Dilution Provisions. In the event Sky changes (or establishes a record date for changing) the number of shares of Sky Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Sky Common Stock and the record date therefor shall be prior to the Effective Date, the Stock Exchange Ratio and the Cash Exchange Ratio shall be proportionately adjusted.

     3.06 Options. On the Effective Date, each outstanding option to purchase shares of Three Rivers Common Stock under the Three Rivers Stock Plans (each, a "Three Rivers Stock Option"), shall be terminated in exchange for a cash payment by Sky to each holder of a Three Rivers Stock Option in an amount equal to the Cash Exchange Ratio minus the applicable exercise price per share for Three Rivers Common Stock covered by any such Three Rivers Stock Option, multiplied by the number of shares of Three Rivers Common Stock covered by such Three Rivers Stock Option. At or prior to the Effective Time, Three Rivers shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the Three Rivers Stock Plans to permit the termination of the outstanding Three Rivers Stock Options by Sky pursuant to this Section 3.06.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01 Forbearances of Three Rivers. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Sky, Three Rivers will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Three Rivers and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Three Rivers' ability to perform any of its material obligations under this Agreement.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Three Rivers Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Three Rivers Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on Three Rivers Stock in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates as indicated in Section 6.15 hereof, and (B) dividends from wholly-owned Subsidiaries to Three Rivers, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Three Rivers or its Subsidiaries (other than the normal extension of the four existing change of control agreements with senior management), or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice,
     (ii) for other changes that are required by applicable law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof. Three Rivers shall have available, to facilitate retention of Three Rivers employees, a bonus pool for key employees of Three Rivers for use or commitment prior to the Effective Date, it being understood and agreed that the designation of such employees and the amount of the bonus payable to each of them shall be subject to the prior reasonable approval of Sky.

          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Three Rivers or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

          (h) Governing Documents. Amend the Three Rivers Articles, Three Rivers By-Laws or the Articles of Incorporation or By-laws (or similar governing documents) of any of Three Rivers' Subsidiaries, except for immaterial By-law amendments Previously Disclosed to Sky.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Three Rivers and its Subsidiaries, taken as a whole.

          (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) Risk Management.  Except pursuant to applicable law or regulation,
     (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices;
     (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o) Commitments.  Agree or commit to do any of the foregoing.

     4.02 Forbearances of Sky. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Three Rivers, Sky will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Sky and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets (other than as previously discussed with Three Rivers) and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Sky's ability to perform any of its material obligations under this Agreement.

          (b) Preservation. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (d) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (e) Risk Management.  Except pursuant to applicable law or regulation,
     (i) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (f) Commitments.  Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, Sky has delivered to Three Rivers a schedule and Three Rivers has delivered to Sky a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its respective covenants contained in
Article IV and Article VI; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Three Rivers' representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Three Rivers arising solely from actions taken in compliance with a written request of Sky.

     5.02 Standard. No representation or warranty of Three Rivers or Sky contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

     5.03 Representations and Warranties of Three Rivers.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Three Rivers hereby represents and warrants to Sky:

          (a) Organization, Standing and Authority. Three Rivers is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Three Rivers is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bank is a Pennsylvania state bank chartered under the Pennsylvania Banking Code of 1965, as amended, and is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Three Rivers is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Capital Structure of Three Rivers. The authorized capital stock of Three Rivers consists solely of 25,000,000 shares, of which (A) 20,000,000 shares are Three Rivers Common Stock, par value $0.01 per share, of which 8,541,099 shares were outstanding as of May 3, 2002, and (B) 5,000,000 shares are Three Rivers Preferred Stock, without par value, of which no shares were outstanding as of May 3, 2002. The outstanding shares of Three Rivers Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of May 3, 2002, (i) there were no shares of Three Rivers Common Stock authorized and reserved for issuance, (ii) Three Rivers did not have any Rights issued or outstanding with respect to Three Rivers Common Stock, and (iii) Three Rivers did not have any commitment to authorize, issue or sell any Three Rivers Common Stock or Rights, except pursuant to this Agreement. The number of shares of Three Rivers Common Stock which were issuable and reserved for issuance upon exercise of Three Rivers Stock Options as of April 30, 2002 was Previously Disclosed in Three Rivers' Disclosure Schedule.

          (c) Subsidiaries.

             (i) (A) Three Rivers has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries),
        (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Three Rivers or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Three Rivers or its Subsidiaries free and clear of any Liens.

             (ii) Three Rivers does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

             (iii) Each of Three Rivers' Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power; Authorized and Effective Agreement. Each of Three Rivers and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Three Rivers has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

          (e) Corporate Authority. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of Three Rivers Common Stock entitled to vote thereon (which is the only stockholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Three Rivers and the Three Rivers Board prior to the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the Board of Directors of Bank and by the Three Rivers Board, as the sole stockholder of Bank. This Agreement is a valid and legally binding obligation of Three Rivers, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Three Rivers Board has received the written opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the consideration to be received by the holders of Three Rivers Common Stock in the Merger is fair to the holders of Three Rivers Common Stock from a financial point of view.

          (f) Regulatory Filings; No Defaults.

             (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Three Rivers or any of its Subsidiaries in connection with the execution, delivery or performance by Three Rivers of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filings of the certificate of merger with the OSS pursuant to the OGCL and the Articles of Merger with the DSCP pursuant to the PBCL. As of the date hereof, Three Rivers is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt of the regulatory and stockholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not
        (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Three Rivers or of any of its Subsidiaries or to which Three Rivers or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Three Rivers Articles or the Three Rivers By-Laws, or (C) require any consent or approval under any such law; rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) Three Rivers' Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2000 under the Securities Act, or under Section 13, 14, or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Three Rivers SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Three Rivers and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in stockholders' equity, and cash flows in such Three Rivers SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and cash flows, as the case may be, of Three Rivers and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

             (ii) Since December 31, 2000, Three Rivers and its Subsidiaries have not incurred any material liability not disclosed in Three Rivers SEC Documents.

             (iii) Since December 31, 2000, except as disclosed in the Three Rivers SEC Documents, (A) Three Rivers and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Three Rivers.

          (h) Litigation. Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Three Rivers or any of its Subsidiaries and, to Three Rivers' knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters.

             (i) Neither Three Rivers nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PDB, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

             (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j) Compliance with Laws. Except as Previously Disclosed, each of Three Rivers and its Subsidiaries:

             (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Three Rivers' knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Three Rivers or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Three Rivers' knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts; Defaults. Except for this Agreement and those agreements and other documents filed as exhibits to the Three Rivers SEC Documents or Previously Disclosed, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) No Brokers. No action has been taken by Three Rivers that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to Sandler O'Neill & Partners, L.P.

          (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of Three Rivers' Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to by Three Rivers or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of Three Rivers or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither Three Rivers nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

             (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and Three Rivers is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Three Rivers, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Three Rivers nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Three Rivers or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

             (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Three Rivers or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with Three Rivers under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of Three Rivers, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
        Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Three

        Rivers' knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Three Rivers, there is no pending investigation or enforcement action by the PBGC, the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Except as previously disclosed, under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate
        Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

             (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made in cash or have been reflected on Three Rivers' Financial Statements (as defined in Section 5.03(q)(i) below) as of December 31, 2001. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Three Rivers, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
        Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

             (v) Neither Three Rivers nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Three Rivers or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

             (vi) Three Rivers and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

             (vii) With respect to each Compensation and Benefit Plan, if applicable, Three Rivers has provided or made available to Sky, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts;
        (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

             (viii) Except as disclosed on Section 5.03(m)(viii) of Three Rivers' Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

             (ix) Neither Three Rivers nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

             (x) Except as disclosed on Section 5.03(m)(x) of Three Rivers' Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Sky, Three Rivers or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of Three Rivers on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) Labor Matters. Neither Three Rivers nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Three Rivers or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations
     Act) or seeking to compel Three Rivers or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Three Rivers' knowledge, threatened, nor is Three Rivers aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Takeover Laws. Three Rivers has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium"; "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, the Commonwealth of Pennsylvania, and including, without limitation, Subchapters D (Section 2538), E, F, G, H, I and J of Chapter 25 of the PBCL.

          (p) Environmental Matters. Except as Previously Disclosed, no Three Rivers' knowledge, neither the conduct nor operation of Three Rivers or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Three Rivers' knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Three Rivers' knowledge, neither Three Rivers nor any of its Subsidiaries has received any notice from any person or entity that Three Rivers or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Three Rivers and its Subsidiaries have been duly filed,
     (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) except as Previously Disclosed, the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Three Rivers or its Subsidiaries. Three Rivers has made or will make available to Sky true and correct copies of the United States federal income Tax Returns filed by Three Rivers and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2000. Neither Three Rivers nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Three Rivers' SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Three Rivers' SEC Documents filed on or prior to the date hereof ("Three Rivers' Financial Statements"). As of the date hereof, neither Three Rivers nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Three Rivers' own account, or for the account of one or more of Three Rivers' Subsidiaries or their customers (all of which are listed on Three Rivers' Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Three Rivers or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Three Rivers nor its Subsidiaries, nor to Three Rivers' knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) Books and Records. The books and records of Three Rivers and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

          (t) Insurance. Three Rivers' Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Three Rivers or its Subsidiaries. Three Rivers and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Three Rivers reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Three Rivers and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) Three Rivers Off Balance Sheet Transactions. Section 5.03(u) of Three Rivers' Disclosure Schedule sets forth a true and complete list of all affiliated Three Rivers entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Three Rivers or any of its Subsidiaries or any officer or director of Three Rivers or any of its Subsidiaries has an economic or management interest. Section 5.03(u) of Three Rivers' Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Three Rivers affiliated entity, Three Rivers, any of its Subsidiaries, and any officer or director of Three Rivers or any of its Subsidiaries which are not reflected in the consolidated financial statements of Three Rivers (each, a "Three Rivers Off Balance Sheet Transaction"), along with the following information with respect to each such Three Rivers Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Three Rivers or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Three Rivers or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Three Rivers or any of its Subsidiaries.

          (v) Disclosure.  The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

          (w) Material Adverse Change. Except as Previously Disclosed, Three Rivers has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2000, except as disclosed in the Three Rivers SEC Documents, that has had a Material Adverse Effect on Three Rivers.

          (x) Absence of Undisclosed Liabilities. Except as Previously Disclosed, neither Three Rivers nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to Three Rivers on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Three Rivers on a consolidated basis, except as disclosed in Three Rivers' Financial Statements.

          (y) Properties. Three Rivers and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on Three Rivers' Financial Statements as being owned by Three Rivers as of December 31, 2000 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Three Rivers or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Three Rivers or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Three Rivers' knowledge, the lessor.

          (aa) Loans. Each loan reflected as an asset in Three Rivers' Financial Statements and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $500,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 2001, Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% stockholder of Three Rivers or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, comply therewith.

          (bb) Allowance for Loan Losses. The allowance for loan losses reflected on Three Rivers' Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

          (cc) Repurchase Agreements. With respect to all agreements pursuant to which Three Rivers or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Three Rivers or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (dd) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

     5.04 Representations and Warranties of Sky.  Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Sky hereby represents and warrants to Three Rivers as follows:

          (a) Organization, Standing and Authority. Sky is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Sky is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Sky is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Sky Bank is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. Sky Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Sky Stock

             (i) The authorized capital stock of Sky consists of 160,000,000 shares, of which (A) 150,000,000 shares are Sky Common Stock, without par value, of which 82,673,918 shares were outstanding as of May 1, 2002, and (B) 10,000,000 shares are Sky Preferred Stock, par value $10.00 per share, of which no shares were outstanding as of May 1, 2002. As of May 1, 2002, except as set forth in its Disclosure Schedule, Sky does not have any Rights issued or outstanding with respect to Sky Common Stock and Sky does not have any commitment to authorize, issue or sell any Sky Common Stock or Rights, except pursuant to this Agreement. The outstanding shares of Sky Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

             (ii) The shares of Sky Common Stock to be issued in exchange for shares of Three Rivers Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (c) Subsidiaries. Sky has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of Sky's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and, except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

          (d) Corporate Power. Each of Sky and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Sky has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority; Authorized and Effective Agreement. Subject in the case of this Agreement to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of Sky Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Sky and the Sky Board prior to the date hereof and no stockholder approval is required on the part of Sky. The Agreement to Merge, when executed by Sky Bank, shall have been approved by the Board of Directors of Sky Bank and by the Sky Board, as the sole stockholder of Sky Bank. This Agreement is a valid and legally binding agreement of Sky, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults.

             (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Sky or any of its Subsidiaries in connection with the execution, delivery or performance by Sky of this Agreement or to consummate the Merger except for (A) the filing of applications, notices or the Agreement to Merge, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filings of the certificate of merger with the OSS pursuant to the OGCL and the Articles of Merger with the DSCP pursuant to the PBCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Sky Common Stock in the Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Sky is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not
        (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Sky or of any of its Subsidiaries or to which Sky or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Code of Regulations (or similar governing documents) of Sky or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect.

             (i) Sky's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2001 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Sky SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and
        (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Sky SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Sky and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such Sky SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Sky and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

             (ii) Since December 31, 2001, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Sky, except as disclosed in the Sky SEC Documents.

          (h) Litigation; Regulatory Action.

             (i) Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Sky or any of its Subsidiaries and, to the best of Sky's knowledge, no such litigation, claim or other proceeding has been threatened.

             (ii) Except as Previously Disclosed, neither Sky nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Sky or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (i) Compliance with Laws.  Each of Sky and its Subsidiaries:

             (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

             (ii) has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Sky or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Sky's knowledge, do any grounds for any of the foregoing exist).

          (j) Brokerage and Finder's Fees. Except for fees payable to its financial advisor, Lehman Brothers, Sky has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

          (k) Takeover Laws. Sky has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Sky.

          (l) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Sky and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (iii) except as Previously Disclosed, the Tax

     Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired (iv) except as Previously Disclosed, all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) except as Previously Disclosed, no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Sky or its Subsidiaries. Neither Sky nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Sky's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Sky's SEC Documents filed on or prior to the date hereof ("Sky's Financial Statements"). As of the date hereof, Sky has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

          (m) Books and Records. The books and records of Sky and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

          (n) Insurance. Sky's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Sky or its Subsidiaries. Sky and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Sky reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Sky and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (o) Sky Off Balance Sheet Transactions. Section 5.04(o) of Sky's Disclosure Schedule sets forth a true and complete list of all affiliated Sky entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Sky or any of its Subsidiaries or any officer or director of Sky or any of its Subsidiaries has an economic or management interest. Section 5.04(o) of Sky's Disclosure Schedule also sets forth a true and complete list of all material transactions, arrangements, and other relationships between or among any such Sky affiliated entity, Sky, any of its Subsidiaries, and any officer or director of Sky or any of its Subsidiaries which are not reflected in the consolidated financial statements of Sky (each, a "Sky Off Balance Sheet Transaction"), along with the following information with respect to each such Sky Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential material risk to Sky or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Sky or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Sky or any of its Subsidiaries.

          (p) Contracts. Neither Sky nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (q) Disclosure.  The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

          (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Sky's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Sky or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Sky nor its Subsidiaries, nor to Sky's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

          (s) Material Adverse Change. Sky has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2001 that has had a Material Adverse Effect on Sky, except as described in the Sky SEC Documents.

          (t) Allowance for Loan Losses. The allowance for loan losses reflected on Sky's Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

          (u) Repurchase Agreements. With respect to all agreements pursuant to which Sky or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Sky or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (v) Deposit Insurance. The deposits of Sky Bank are insured by the FDIC in accordance with the FDIA, and Sky Bank has paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                   COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Three Rivers and Sky agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02 Stockholder Approval. Three Rivers agrees to take, in accordance with applicable law and the Three Rivers Articles and Three Rivers By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Three Rivers' stockholders for consummation of the Merger (including any adjournment or postponement, the "Three Rivers Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Three Rivers Board shall recommend that its stockholders adopt this Agreement at the Three Rivers Meeting unless the Three Rivers Board, after consultation with independent legal counsel, determines in good faith that it is probable that such recommendation would be a breach of its fiduciary duties under applicable Pennsylvania law and Three Rivers' Articles.

     6.03 Registration Statement. (a) Sky agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by Sky with the SEC in connection with the issuance of Sky Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Three Rivers constituting a part thereof (the "Proxy Statement") and all related documents). Three Rivers agrees to cooperate, and to cause its Subsidiaries to cooperate, with Sky, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Three Rivers and its Subsidiaries have cooperated as required above, Sky agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of Three Rivers and Sky agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Sky also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Three Rivers agrees to furnish to Sky all information concerning Three Rivers, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Three Rivers and Sky agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Three Rivers stockholders and at the time of the Three Rivers Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Three Rivers and Sky further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) Sky agrees to advise Three Rivers, promptly after Sky receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Sky Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Press Releases. Each of Three Rivers and Sky agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

     6.05 Access; Information. (a) Each of Three Rivers and Sky agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

          (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

     6.06 Acquisition Proposals. Three Rivers agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent that the Three Rivers Board, after consultation with independent legal counsel, determines in good faith that it is probable that the failure to take such action would be a breach of its fiduciary duties under applicable Pennsylvania law and Three Rivers' Articles. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Sky with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Three Rivers shall promptly advise Sky following the receipt by Three Rivers of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Sky of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

     6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, Three Rivers shall deliver to Sky a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Three Rivers Meeting, deemed to be an "affiliate" of Three Rivers (each, a "Three Rivers Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. Three Rivers shall cause each person who may be deemed to be a Three Rivers Affiliate to execute and deliver to Three Rivers on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

     6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 Certain Policies. Prior to the Effective Date, Three Rivers shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Sky, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Sky; provided, however, that Three

Rivers shall not be obligated to take any such action pursuant to this Section
6.09 unless and until Sky acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Three Rivers that Sky's representations and warranties, subject to Section 5.02, are true and correct as of such date and that Sky is otherwise material in compliance with this Agreement. Three Rivers' representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

     6.10 NASDAQ Listing. Sky shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of Sky Common Stock to be issued to the holders of Three Rivers Common Stock in the Merger.

     6.11 Regulatory Applications. (a) Sky and Three Rivers and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Sky and Three Rivers shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.12 Indemnification. (a) Following the Effective Date, Sky shall indemnify, defend and hold harmless the present directors, officers and employees of Three Rivers and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Three Rivers is permitted to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the Commonwealth of Pennsylvania, the Three Rivers Articles and the Three Rivers By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Pennsylvania law, the Three Rivers Articles and the Three Rivers By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Sky) selected by Sky and reasonably acceptable to such officer, director or employee.

          (b) For a period of three years from the Effective Time, Sky shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Three Rivers or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Three Rivers) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Sky may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided, further, that officers and directors of Three Rivers or any Subsidiary may be required to make application and provide customary representations and warranties to Sky's insurance carrier for the purpose of obtaining such insurance.

          (c) Any Indemnified Party wishing to claim indemnification under
     Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Sky thereof; provided that the failure so to notify shall not affect the obligations of Sky under
     Section 6.12(a) unless and to the extent that Sky is actually prejudiced as a result of such failure.

          (d) If Sky or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Sky shall assume the obligations set forth in this Section 6.12.

     6.13 Opportunity of Employment; Employee Benefits; Executive Annual Incentive Plan. (a) The existing employees of Three Rivers shall have the opportunity to continue as employees of Sky or one of its Subsidiaries, on the Effective Date; subject, however, to the right of Sky and its Subsidiaries to terminate any such employees either (i) for "cause" or (ii) pursuant to the procedures set forth in the Sky Workforce Redesign Process previously disclosed to Three Rivers. It is understood and agreed that nothing in this Section 6.13 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. Each existing Three Rivers employee (except Terry K. Dunkle, W. Harrison Vail, Vincent Locher, and Anthony M.V. Eramo) who is not employed with Sky or one of its Subsidiaries for at least the first whole year following the Effective Date shall be paid by Sky in accordance with Sky's standard severance policy for employees, with credit for years of Three Rivers service (including years of service with Three Rivers' predecessors, including any entities merged into Three Rivers or Bank), reduced by the amount of any severance payment previously received by such Three Rivers employee from USBANCORP, Inc. Sky also shall pay each such employee for all unused vacation time as of the Effective Date, up to a maximum of one year. Terry K. Dunkle, W. Harrison Vail, and Vincent Locher shall be provided with the automobiles that Three Rivers provided to them.

          (b) From and after the Effective Time, Three Rivers employees shall continue to participate in the Three Rivers employee benefit plans in effect at the Effective Time unless and until Sky, in its sole discretion, shall determine that Three Rivers employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Sky and that all or some of the Three Rivers plans shall be terminated or merged into certain employee benefit plans of Sky. Notwithstanding the foregoing,
     (i) Three Rivers' defined benefit pension plan and any supplemental executive retirement plan shall not be terminated or merged into any plan of Sky; and (ii) each Three Rivers employee shall be credited with years of Three Rivers service (including years of service with Three Rivers' predecessors, to the same extent that Three Rivers credited such service, including any entities merged into Three Rivers or Bank) for purposes of eligibility and vesting in the employee benefit plans of Sky, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Three Rivers' welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage. If, after the Effective Date, Sky adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, Sky shall credit similarly-situated employees and executives of Three Rivers with equivalent credit for service with Three Rivers or its predecessors (including any entities merged into Three Rivers or Bank), to the same extent that Three Rivers credited service with its predecessors. The foregoing covenants shall survive the Merger, and Sky shall, before the Effective Time, adopt resolutions that amend its tax-qualified retirement plans to provide for Three Rivers service credits referenced herein.

          (c) The annual corporate performance measures which trigger payment under Three Rivers' Executive Annual Incentive Plan shall be prorated based on the Effective Date (exclusive of any special charges related to the transactions contemplated hereby), and all quarterly and annual payments due under the Executive Annual Incentive Plan for the remainder of the year in which the Effective Date occurs shall be calculated and paid based on such prorated measures.

     6.14 Notification of Certain Matters. Each of Three Rivers and Sky shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.15 Dividend Coordination. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Merger, during any applicable period, there shall not be a payment of both a Sky and a Three Rivers dividend. The parties further agree that if the Effective Date is at the end of a fiscal quarter, then they will cooperate to assure that the Three Rivers stockholders receive the dividend declared by Sky, if any, rather than the dividend for that period, if any, declared by Three Rivers. In no event will the selection of the Effective Date cause the stockholders of Three Rivers to lose a quarterly or a portion of a quarterly dividend.

     6.16 Sky Board Representation; Advisory Boards; Severance for Three Rivers Directors. Sky shall cause its Executive Committee to nominate for election one director to the Sky Board, who shall also be nominated for Sky's Executive Committee, which nominee shall be recommended by Three Rivers and selected by Sky in its discretion. Sky shall establish a regional advisory board for the region served by Three Rivers, which shall include five members who shall be recommended by Three Rivers and selected by Sky in its discretion. Any member of the Three Rivers Board as of the Effective Date who is not appointed to the Sky Board or such regional advisory board shall be paid a severance payment of $6,000 promptly after the Effective Date.

     6.17 Tax Treatment. Each of Sky and Three Rivers agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Three Rivers and its stockholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of Sky and Three Rivers agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

     6.18 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Sky and Three Rivers will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

     6.19 Consents. Each of Sky and Three Rivers shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

     6.20 Insurance Coverage. Three Rivers shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

     6.21 Correction of Information. Each of Sky and Three Rivers shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

     6.22 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 7.1 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of Three Rivers and Sky, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.22 shall not apply to information included in the Registration Statement or to be included in the official proxy/prospectus to be sent to the stockholders of Three Rivers and Sky under Section 6.03.

Three Rivers and Sky agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Three Rivers and Sky agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Three Rivers or Sky to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or
(iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of Three Rivers and Sky contained in this Section 6.22 shall survive the Closing. In the event the transactions contemplated by this Agreement are not consummated, Three Rivers and Sky agree to return all copies of the Information provided to the other promptly.

     6.23 Supplemental Assurances. (a) On the date the Registration Statement becomes effective and on the Effective Date, Three Rivers shall deliver to Sky a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Three Rivers, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (b) On the date the Registration Statement becomes effective and on the Effective Date, Sky shall deliver to Three Rivers a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Three Rivers) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     6.24 Consulting Agreements. Immediately after the Merger, Sky shall enter into consulting agreements with Terry K. Dunkle and W. Harrison Vail to memorialize the terms set forth in the letters from Sky to each of Terry K. Dunkle and W. Harrison Vail dated May 7, 2002, all on terms and conditions mutually satisfactory to the parties thereto.

     6.25 Supplemental IRS Ruling. If Three Rivers and Sky determine after further investigation that it is necessary, proper, or desirable, or advisable under applicable laws, to obtain a supplemental ruling from the IRS to the private letter ruling issued February 4, 2000, as previously supplemented, each of Three Rivers and Sky agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to obtain such a ruling on or before September 30, 2002.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Sky and Three Rivers to consummate the Merger is subject to the fulfillment or written waiver by Sky and Three Rivers prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote of Three Rivers' stockholders.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain
     (i) any conditions, restrictions or requirements which the Sky Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Sky and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the

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

     Sky Board reasonably determines would either before or after the Effective Date be unduly burdensome.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Sky Common Stock to be issued in the Merger shall have been received and be in full force and effect.

     7.02 Conditions to Obligation of Three Rivers. The obligation of Three Rivers to consummate the Merger is also subject to the fulfillment or written waiver by Three Rivers prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Sky set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Three Rivers shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

          (b) Performance of Obligations of Sky. Sky shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Three Rivers shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

          (c) Tax Opinion. Three Rivers shall have received an opinion of Kirkpatrick & Lockhart LLP, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of Three Rivers who receive shares of Sky Common Stock in exchange for shares of Three Rivers Common Stock, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests and cash received in exchange for shares of Three Rivers Common Stock. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Three Rivers and Sky.

          (d) Opinion of Sky's Counsel. Three Rivers shall have received an opinion of Squire, Sanders & Dempsey L.L.P., counsel to Sky, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Sky is a corporation duly organized and in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by Sky and constitutes the binding obligation of Sky, enforceable in accordance with its terms against Sky, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, (iii) that the Sky Common Stock to be issued as part of the Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, and (iv) that, assuming approval of Three Rivers' stockholders, upon the filing of the Articles of Merger with the DSCP, the Merger shall become effective.

          (e) Fairness Opinion. Three Rivers shall have received a fairness opinion from Sandler O'Neill & Partners, L.P., financial advisor to Three Rivers, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration to be paid to Three Rivers' stockholders is fair to the stockholders of Three Rivers from a financial point of view.

     7.03 Conditions to Obligation of Sky. The obligation of Sky to consummate the Merger is also subject to the fulfillment or written waiver by Sky prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Three Rivers set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Sky shall have received a certificate, dated the Effective Date, signed on behalf of Three Rivers by the Chief Executive Officer and the Chief Financial Officer of Three Rivers to such effect.

          (b) Performance of Obligations of Three Rivers. Three Rivers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Sky shall have received a certificate, dated the Effective Date, signed on behalf of Three Rivers by the Chief Executive Officer and the Chief Financial Officer of Three Rivers to such effect.

          (c) Opinion of Three Rivers' Counsel. Sky shall have received an opinion of Kirkpatrick & Lockhart LLP, counsel to Three Rivers, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Three Rivers is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania, (ii) this Agreement has been duly executed by Three Rivers and constitutes a binding obligation on Three Rivers, enforceable in accordance with its terms against Three Rivers, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming approval of Three Rivers' stockholders, upon the filing of the Articles of Merger with the DSCP, the Merger shall become effective.

          (d) Affiliate Agreements. Sky shall have received the agreements referred to in Section 6.07 from each affiliate of Three Rivers.

          (e) Tax Opinion. Sky shall have received an opinion of Squire, Sanders & Dempsey L.L.P., dated the Effective Date, in form and in substance reasonably acceptable to it, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) the distribution by USBANCORP, Inc. of Three Rivers on or about April 1, 2000 was not a distribution to which Section 355(e) of the Code applies. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Three Rivers and Sky.

          (f) Compliance with Section 407 of ERISA. Sky shall have received documentation reasonably acceptable to Sky that the Three Rivers Common Stock held by the Three Rivers Bank and Trust Company Pension Trust does not exceed the limitations of ERISA Section 407.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Sky and Three Rivers, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by Sky or Three Rivers, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) Delay. At any time prior to the Effective Time, by Sky or Three Rivers, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by January 31, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c).

          (d) No Approval. By Three Rivers or Sky, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the Three Rivers stockholders fail to adopt this Agreement at the Three Rivers Meeting; or (iii) any of the closing conditions have not been met as required by Article VII hereof.

          (e) Sky Common Stock.  By Three Rivers, in the event that:

             (i) the Average NMS Closing Price (as defined below) of Sky Common Stock is less than $20.56; and

             (ii) (A) the number obtained by dividing the Average NMS Closing Price of Sky Common Stock by $22.84 is less than (B) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause (ii)(B) by 0.85.

          For purposes of this Section 8.01(e), the following terms have the meanings indicated below:

          "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the ten trading days immediately preceding the fifth trading day prior to the receipt of final federal regulatory approval of the Merger.

          "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the appropriate weight.

          "Final Price," with respect to any company belonging to the Index Group, means the arithmetic mean of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same ten trading days used in calculating the Average NMS Closing Price of Sky Common Stock (i.e., the valuation date).

          "Index Group" means the 24 financial institutions holding companies listed on Exhibit B attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the date of the Agreement and ending on the valuation date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the valuation date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 24 financial institution holding companies and the weights attributed to them are listed on Exhibit B.

          "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of the Agreement.

          "NMS Closing Price" shall mean the price per share of the last sale of Sky Common Stock reported on the NASDAQ National Market System at the close of the trading day by the NASD.

          Prior to Three Rivers exercising its right of termination under this
     Section 8.01(e), in the event that both of the conditions specified in Sections 8.01(e)(i) and (ii) are met, Sky may, at its option (the "Fill Option"), for a period of ten business days commencing on the date the parties determine the conditions have been met, offer to distribute to Three Rivers' stockholders, in connection with the Merger Consideration, the number of shares of Sky Common Stock or cash necessary for the Stock Exchange Ratio to equal $16.45 divided by the Average NMS Closing Price of Sky Common Stock (the "Fill Offer"). Thereafter, for a period of ten business days, Three Rivers shall have the opportunity to accept or reject the Fill Offer. If Three Rivers elects to accept the Fill Offer, Three Rivers shall provide written notice of its acceptance to Sky, whereupon no termination shall have occurred pursuant to this Section 8.01(e) and this Agreement shall remain in effect in accordance with its terms, except that the Merger Consideration shall have been so increased and any references in this Agreement to "Merger Consideration" and "Stock Exchange Ratio" shall thereafter be deemed to refer to the Merger Consideration and Stock Exchange Ratio after giving effect to any adjustment made pursuant to this
     Section 8.01(e). If Three Rivers rejects the Fill Offer, Three Rivers may terminate this Agreement in accordance with the provisions hereof. In the event Sky determines not to exercise the Fill Option, it will so advise Three Rivers in writing, and thereafter, for a period of three business days Three Rivers may exercise its right to terminate this Agreement pursuant to this Section 8.01(e).

          If Sky or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

     8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01; and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

     8.03 Termination Fee. Three Rivers shall pay to Sky a termination fee in the amount of $4,500,000 if:

          (i) this Agreement is terminated by Sky pursuant to Section 8.01(b)(ii) or by Sky or Three Rivers pursuant to Section 8.01(d)(ii); and prior to such termination, an Acquisition Proposal with respect to Three Rivers was commenced, publicly proposed or publicly disclosed; and within 18 months after such termination, Three Rivers shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated; or

          (ii) after receiving an Acquisition Proposal, the Three Rivers Board does not take action to convene the Three Rivers Meeting and recommend that Three Rivers stockholders adopt this Agreement; and within 18 months after such receipt, Three Rivers shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated.

          Upon payment of the fee described in this Section 8.03, Three Rivers shall have no further liability to Sky at law or in equity with respect to such termination under Section 8.01(b)(ii) or 8.01(d)(ii), or with respect to the Three Rivers Board's failure to take action to convene the Three Rivers Meeting and recommend that Three Rivers stockholders adopt this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13, 6.16, and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 8.02, and this Article IX which shall survive such termination).

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Three Rivers Meeting, this Agreement may not be amended if it would violate the PBCL or the federal securities laws.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between Three Rivers and Sky. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Sky.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Three Rivers, to:

        Three Rivers Bancorp, Inc.
        2681 Mosside Boulevard
        Monroeville, PA 15146
        Attn: Terry K. Dunkle
        Facsimile: (412) 666-8066

        With a copy to:

        Kirkpatrick & Lockhart LLP
        Henry W. Oliver Building
        535 Smithfield Street
        Pittsburgh, PA 15222
        Attn: J. Robert Van Kirk, Esq.
        Facsimile: (412) 355-6501

        If to Sky, to:

        Sky Financial Group, Inc.
        221 South Church Street
        Bowling Green, OH 43402
        Attn: W. Granger Souder, Esq.
        Facsimile: (419) 254-6345

        with a copy to:

        Squire, Sanders & Dempsey L.L.P.
        4900 Key Tower
        127 Public Square
        Cleveland, OH 44114-1304
        Attn: M. Patricia Oliver, Esq.
        Facsimile: (216) 479-8776

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          THREE RIVERS BANCORP, INC.

                                          By: /s/ TERRY K. DUNKLE
                                            ------------------------------------
                                              Name: Terry K. Dunkle
                                              Title: Chairman and CEO

                                          SKY FINANCIAL GROUP, INC.

                                          By: /s/ MARTY E. ADAMS
                                            ------------------------------------
                                              Name: Marty E. Adams
                                              Title: Chairman, President and CEO

                                   EXHIBIT A

                    FORM OF THREE RIVERS AFFILIATE AGREEMENT

               , 2002

Sky Financial Group, Inc.
221 South Church Street
Bowling Green, Ohio 43402

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Three Rivers Bancorp, Inc. ("Three Rivers"), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Act").

     Pursuant to the terms of the Agreement and Plan of Merger by and between Sky Financial Group, Inc. ("Sky Financial") and Three Rivers dated as of May
          , 2002 (the "Merger Agreement"), providing for the merger of Three Rivers with and into Sky Financial (the "Merger"), and as a result of the Merger, I may receive shares of Sky Financial common stock ("Sky Financial Common Shares") in exchange for Three Rivers common shares ("Three Rivers Stock") owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement. I represent and warrant to Sky Financial that in such event:

          A. I will not sell, assign or transfer the Sky Financial Common Shares which I receive as aforesaid in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Sky Financial Common Shares, to the extent I feel necessary, with my counsel or counsel for Three Rivers. I understand that Sky Financial is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify Sky Financial and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys' fees), or liabilities ("Losses") to which Sky Financial or any officer or director of Sky Financial may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations.

          C. I have been advised that the issuance of the Sky Financial Common Shares issued to me pursuant to the Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate under the Rules and Regulations at the time the Merger was submitted for a vote of the shareholders of Three Rivers, that the Sky Financial Common Shares must be held by me indefinitely unless (i) my subsequent distribution of Sky Financial Common Shares has been registered under the Act; (ii) a sale of the Sky Financial Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which Sky Financial has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. (or other counsel reasonably acceptable to Sky Financial) or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Sky Financial Common Shares.

          D. I also understand that stop transfer instructions will be given to Sky Financial's transfer agent with respect to any Sky Financial Common Shares which I receive in the Merger and that there will be placed on the certificates for such Sky Financial Common Shares, a legend stating in substance:

             "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to
        (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to the issuer or in accordance with a "no action" letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act."

     It is understood and agreed that the legend set forth in Paragraph D above shall be removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to Sky Financial that such actions are appropriate under the then-existing circumstances.

                                                    Very truly yours,

Date: ---------------------, 2002                   ---------------------------------------------------
                                                    (Name of Affiliate)

                                                    Please print your name here:

                                                    ---------------------------------------------------

Accepted this      day of
          , 2002

Sky Financial Group, Inc.

By
   ----------------------------------------------
   Marty E. Adams, Chairman,
   President and CEO

                                   EXHIBIT B

                PEER GROUP COMMERCIAL FINANCIAL INSTITUTIONS FOR
                       INDEX PURSUANT TO SECTION 8.01(e)

HOLDING COMPANY                                                WEIGHTING
---------------                                                ---------
AMCORE Financial, Inc. .....................................     1.4570%
Associated Bank-Corp. ......................................     4.4838%
Charter One Financial, Inc. ................................    13.0065%
Citizens Banking Corporation................................     2.6619%
Commerce Bancshares, Inc. ..................................     3.8703%
Community First Bankshares, Inc. ...........................     2.3573%
First Commonwealth Financial Corporation....................     3.4661%
First Midwest Bancorp, Inc. ................................     2.8691%
FirstMerit Corporation......................................     5.0220%
Fulton Financial Corporation................................     4.8779%
Huntington Bancshares Incorporated..........................    14.7784%
M&T Bank Corporation........................................     5.5019%
NBT Bancorp, Inc. ..........................................     1.9627%
North Fork Bancorporation...................................     9.6840%
Old National Bancorp........................................     3.6156%
Park National Corporation...................................     0.8236%
Provident Financial Group, Inc. ............................     2.9119%
Republic Bancorp Inc. ......................................     3.1409%
S&T Bancorp, Inc. ..........................................     1.5678%
Susquehanna Bancshares, Inc. ...............................     2.3274%
TCF Financial Corporation...................................     4.5208%
UMB Financial Corporation...................................     1.3043%
United Bankshares, Inc. ....................................     2.5309%
WesBanco, Inc. .............................................     1.2582%
                                                                -------
Total.......................................................     100.00%
                                                                =======

                                                                         ANNEX B

       , 2002

Board of Directors
Three Rivers Bancorp, Inc.
2681 Mosside Boulevard
Monroeville, PA 15146

Ladies and Gentlemen:

     Three Rivers Bancorp, Inc. ("Three Rivers") and Sky Financial Group, Inc. ("Sky Financial") have entered into an Agreement and Plan of Merger, dated as of May 7, 2002 (the "Agreement"), pursuant to which Three Rivers will be merged with and into Sky Financial (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Three Rivers common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Three Rivers Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 0.8 of a share of the common stock, par value .01 per share, of Sky Financial or (b) $18.27 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 75% of the total number of Three Rivers Shares shall be converted into Sky Financial common stock and 25% shall be converted into cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Three Rivers Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits and schedules thereto;
(ii) certain publicly available financial statements and other historical financial information of Three Rivers that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Sky Financial that we deemed relevant; (iv) the internal operating budget for Three Rivers for the year ending December 31, 2002 prepared by and reviewed with management of Three Rivers and the views of senior management of Three Rivers, based on discussions with members of senior management, regarding Three Rivers' business, financial condition, results of operations and future prospects; (v) earnings per share estimates for Sky Financial for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Sky Financial, based on limited discussions with members of senior management, regarding Sky Financial's business, financial condition, results of operations and future prospects; (vi) the pro forma financial impact of the Merger on Sky Financial, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Three Rivers and Sky Financial; (vii) the publicly reported historical price and trading activity for Three Rivers' and Sky Financial's common stock, including a comparison of certain financial and stock market information for Three Rivers and Sky Financial with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Three Rivers or Sky Financial or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Three Rivers and Sky Financial that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Three Rivers or Sky Financial or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Three Rivers or Sky Financial nor have we reviewed any individual credit files relating to Three Rivers or Sky Financial. We have assumed, with your consent, that the respective allowances for loan losses for both Three Rivers and Sky Financial are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections and earnings estimates for Three Rivers and Sky Financial and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of Three Rivers and Sky Financial and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Three Rivers and Sky Financial and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Three Rivers' or Sky Financial's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Three Rivers and Sky Financial will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sky Financial's common stock will be when issued to Three Rivers' shareholders pursuant to the Agreement or the prices at which Three Rivers' or Sky Financial's common stock may trade at any time.

     We have acted as Three Rivers' financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. As we have previously advised you, we have in the past provided certain investment banking services to Sky Financial and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Three Rivers and Sky Financial and their affiliates. We may also actively trade the debt and/or equity securities of Three Rivers and Sky Financial and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Three Rivers in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Three Rivers as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Three Rivers shareholders from a financial point of view and does not address the underlying business decision of Three Rivers to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Three Rivers or the effect of any other transaction in which Three Rivers might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/Prospectus of Three Rivers and Sky Financial dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Three Rivers Shares is fair to such shareholders from a financial point of view.

Very truly yours,

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

     (E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

     (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of Liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

     (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or master therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

     (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

     (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

     (c) By the shareholders;

     (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

     (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

          (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

          (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

     (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions
(E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

     (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Section 31 of the code of regulations of Sky Financial Group, Inc. states as follows:

     Section 31. Indemnification. The corporation shall indemnify any director or officer and any former director or officer of the corporation and any such director or officer who is serving or has served at the request of the corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney's fees, judgment fines, and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the power of the corporation (i) to indemnify employees, agents and others to the extent not prohibited by law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer or employee of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

     In addition, Sky Financial has entered into indemnification agreements with each of its directors and executive officers which expand the indemnitees' rights in the event that Ohio law and Sky Financial's code of regulations are further changed. Pursuant to the agreements, indemnitees receive the highest available of the following: (i) the benefits provided by Sky Financial's code of regulations as of the date of the agreement; (ii) the benefits provided by Sky Financial's code of regulations in effect at the time that indemnification expenses are incurred; (iii) the benefits allowable under Ohio law which is in effect on the date of the agreement; (iv) the benefits allowable under the law of the jurisdiction under which Sky Financial exists at the time indemnifiable expenses are incurred; (v) the benefits available under liability insurance obtained by Sky Financial; (vi) the benefits which would have been available to the indemnitee under a Sky Financial insurance policy which was in effect prior to and expired on May 8, 1986; or (vii) such other benefits that are or may be otherwise available to the indemnitee. The indemnification rights available under the agreements are subject to certain exclusions, including a provision that no indemnification shall be made if a court determines by clear and convincing evidence that the indemnitee has acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Sky Financial.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT NO.                             EXHIBIT
-----------                             -------
     2        Agreement and Plan of Merger, dated as of May 7, 2002 by and among Sky Financial Group, Inc. and Three Rivers Bancorp,
              Inc. (included as Annex A to the Proxy Statement/Prospectus)
     3.1      Registrant's Sixth Amended and Restated Articles of
              Incorporation (incorporated by reference to Exhibit 3.1 of the Form 10-K of Sky Financial for the year ended December
              31, 1999 filed as of March 23, 2000)
     3.2      Registrant's Amended and Restated Code of Regulations
              (incorporated by reference to Exhibit 3.2 of the Form 10-K of Sky Financial for the year ended December 31, 2001 filed as of March 29, 2002)
     5        Opinion of Squire, Sanders & Dempsey L.L.P. regarding
              legality
    *8        Form of Opinion of Squire, Sanders & Dempsey L.L.P.
              regarding tax matters
    12        Fairness Opinion of Sandler O'Neill & Partners, L.P.
              (included as Annex B to the Joint Proxy
              Statement/Prospectus)
    15        Letter re: unaudited interim financial information
    23.1      Consent of Squire, Sanders & Dempsey L.L.P. (included in
              Exhibit 5)
    23.2      Form of Consent of Sandler O'Neill & Partners, L.P.
    23.3      Consent of Crowe, Chizek and Company LLP
    23.4      Consent of Ernst & Young LLP
    24        Power of Attorney (included as part of the Signature Page to the Form S-4 Registration Statement)
   *99        Proxy Card of Three Rivers Bancorp, Inc.

---------------

   * To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned Registrant hereby undertakes that every prospectus
     (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bowling Green, Ohio on June 21, 2002.

                                          SKY FINANCIAL GROUP, INC.

                                          By:      /s/ MARTY E. ADAMS
                                            ------------------------------------
                                                       Marty E. Adams
                                              Chairman, President and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

                /s/ MARTY E. ADAMS                      Chairman, President and Chief      June 21, 2002
 ------------------------------------------------             Executive Officer
                  Marty E. Adams


              /s/ KEVIN T. THOMPSON                      Chief Financial Officer and       June 21, 2002
 ------------------------------------------------         Executive Vice President
                Kevin T. Thompson


               /s/ EDWARD J. REITER                     Senior Chairman and Director       June 21, 2002
 ------------------------------------------------
                 Edward J. Reiter


               /s/ JAMES C. MCBANE                                Director                 June 21, 2002
 ------------------------------------------------
                 James C. McBane


               /s/ FRED H. JOHNSON                                Director                 June 21, 2002
 ------------------------------------------------
                 Fred H. Johnson


            /s/ GEORGE N. CHANDLER, II                            Director                 June 21, 2002
 ------------------------------------------------
              George N. Chandler, II


               /s/ ROBERT C. DUVALL                               Director                 June 21, 2002
 ------------------------------------------------
                 Robert C. Duvall


          /s/ RICHARD R. HOLLINGTON, JR.                          Director                 June 21, 2002
 ------------------------------------------------
            Richard R. Hollington, Jr.


               /s/ JONATHAN A. LEVY                               Director                 June 21, 2002
 ------------------------------------------------
                 Jonathan A. Levy


            /s/ GERARD P. MASTROIANNI                             Director                 June 21, 2002
 ------------------------------------------------
              Gerard P. Mastroianni


              /s/ THOMAS J. O'SHANE                               Director                 June 21, 2002
 ------------------------------------------------
                Thomas J. O'Shane

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----


              /s/ JOSEPH W. TOSH, II                              Director                 June 21, 2002
 ------------------------------------------------
                Joseph W. Tosh, II


              /s/ GREGORY L. RIDLER                               Director                 June 21, 2002
 ------------------------------------------------
                Gregory L. Ridler


              /s/ ROBERT E. SPITLER                               Director                 June 21, 2002
 ------------------------------------------------
                Robert E. Spitler


              /s/ D. JAMES HILLIKER                               Director                 June 21, 2002
 ------------------------------------------------
                D. James Hilliker


             /s/ EMERSON J. ROSS, JR.                             Director                 June 21, 2002
 ------------------------------------------------
               Emerson J. Ross, Jr.


             /s/ C. GREGORY SPANGLER                              Director                 June 21, 2002
 ------------------------------------------------
               C. Gregory Spangler

     The undersigned attorney-in-fact, by signing his name below, does hereby sign this registration statement on Form S-4 on behalf of the above-named officers and directors pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously herewith.

                                              /s/ W. GRANGER SOUDER, JR.
                                          --------------------------------------
                                                  W. Granger Souder, Jr.
                                                     Attorney-In-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.                             EXHIBIT
-----------                             -------
     2        Agreement and Plan of Merger, dated as of May 7, 2002,
              between Sky Financial Group, Inc. and Three Rivers Bancorp,
              Inc. (included as Annex A to the Proxy Statement/Prospectus)
     3.1      Registrant's Sixth Amended and Restated Articles of
              Incorporation (incorporated by reference to Exhibit 3.1 of the Form 10-K of Sky Financial for the year ended December
              31, 1999 filed as of March 23, 2000)
     3.2      Registrant's Amended and Restated Code of Regulations
              (incorporated by reference to Exhibit 3.2 of the Form 10-K of Sky Financial for the year ended December 31, 2001 filed as of March 29, 2002)
     5        Opinion of Squire, Sanders & Dempsey L.L.P. regarding
              legality
   * 8        Form of Opinion of Squire, Sanders & Dempsey L.L.P.
              regarding tax matters
    12        Fairness Opinion of Sandler O'Neill & Partners, L.P.
              (included as Annex B to the Proxy Statement/Prospectus)
    15        Letter re: unaudited interim financial information
    23.1      Consent of Squire, Sanders & Dempsey L.L.P. (included in
              Exhibit 5)
    23.2      Form of Consent of Sandler O'Neill & Partners, L.P.
    23.3      Consent of Crowe, Chizek and Company LLP
    23.4      Consent of Ernst & Young LLP
    24        Power of Attorney (included as part of the Signature Page to the Form S-4 Registration Statement)
   *99        Proxy Card of Three Rivers Bancorp, Inc.

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* To be filed by amendment.